UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule14a-12

LIONS GATE ENTERTAINMENT CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual General and Special Meeting

of Shareholders and Proxy Statement

LIONS GATE ENTERTAINMENT CORP.

Tuesday, September 15, 2015 at 10:00 a.m. local time

Shangri-La Hotel, 188 University Avenue, Toronto, Ontario, M5H 0A3, Canada

LIONS GATE ENTERTAINMENT CORP.

250 Howe Street, 20th Floor

Vancouver, British Columbia V6C 3R8

2700 Colorado Avenue

Santa Monica, California 90404

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

To Be Held September 15, 2015

To Our Shareholders:

You are invited to attend the Annual General and Special Meeting of Shareholders (the “Annual Meeting”) of Lions Gate Entertainment Corp. (“Lionsgate” or the “Company”), which will be held on Tuesday, September 15, 2015, beginning at 10:00 a.m., local time, at the Shangri-La Hotel, 188 University Avenue, Toronto, Ontario, M5H 0A3, Canada. At the Annual Meeting, shareholders will act on the following matters:

1.	Elect 12 directors, each for a term of one year or until their successors are duly elected and qualified;

2.	Re-appoint Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2016;

3.	Conduct an advisory vote to approve executive compensation; and

4.	Transact such further and other business as may properly come before the meeting and any continuations, adjournments or postponements thereof.

Shareholders will also receive the audited consolidated financial statements of the Company for the fiscal year ended March 31, 2015, together with the auditor’s report thereon. Shareholders of record at 5:00 p.m. (Eastern Standard Time) on July 20, 2015 are entitled to vote at the meeting or any continuations, adjournments or postponements thereof. It is expected that these materials will be mailed to shareholders on or about July 30, 2015.

Registered shareholders unable to attend the Annual Meeting in person are requested to read the enclosed proxy statement and the proxy card that accompany this notice and to complete, sign, date and deliver the proxy card, together with the power of attorney or other authority, if any, under which it was signed (or a notarized certified copy thereof) to IVS Associates, Inc. (“IVS Associates”), Attn: Lionsgate Proxy Tabulation, 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, via facsimile at 302-295-3811, or at www.ivselection.com/lionsgate2015. To be effective, proxies must be received by IVS Associates by or at the Annual Meeting prior to the closing of the polls.

If you are not a registered shareholder, please refer to the accompanying proxy statement for information on how to vote your shares.

By Order of the Board of Directors,

Jon Feltheimer

Chief Executive Officer

Santa Monica, California

Vancouver, British Columbia

July 29, 2015

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

In accordance with our security procedures, all persons attending the Annual Meeting will be required to present picture identification.

EXECUTIVE SUMMARY

This summary highlights information contained elsewhere in this proxy statement. We hope this summary will be helpful to our shareholders in reviewing the proposals. This summary does not contain all of the information you should consider in making a voting decision, and you should read the entire proxy statement carefully before voting. These proxy materials are first being sent to shareholders of Lions Gate Entertainment Corp. commencing on or about July 30, 2015. For information on the details of the voting process and how to attend the Annual Meeting, please see About the Annual Meeting on page 1.

Voting Matters and Vote Recommendation

Proposal		Board Vote Recommendation	For More Information, see:
1.	Election of 12 directors	FOR EACH DIRECTOR NOMINEE	Proposal 1—Election of Directors, page 8
2.	Re-appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2016	FOR	Proposal 2—Re-appointment of Independent Registered Public Accounting Firm, page 18
3.	Advisory vote to approve executive compensation	FOR	Proposal 3—Advisory Vote to Approve Executive Compensation, page 19

i

2015 ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS OF

LIONS GATE ENTERTAINMENT CORP.

PROXY STATEMENT

This proxy statement is part of a solicitation of proxies by the Board of Directors (the “Board”) and management of Lions Gate Entertainment Corp. (“Lionsgate,” the “Company,” “we,” “us” or “our”) and contains information relating to our annual general and special meeting of shareholders (the “Annual Meeting”) to be held on Tuesday, September 15, 2015, beginning at 10:00 a.m., local time, at the Shangri-La Hotel, 188 University Avenue, Toronto, Ontario, M5H 0A3, Canada, and to any continuations, adjournments or postponements thereof. All dollar figures contained in this proxy statement are in U.S. dollars, unless otherwise indicated. The notice of the Annual Meeting, this proxy statement and the enclosed proxy card will be mailed to shareholders on or about July 30, 2015.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2016, and conducting an advisory vote on executive compensation. In addition, after the formal portion of the meeting, the Company’s management will report on the Company’s performance during fiscal 2015 and respond to appropriate questions from shareholders.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record of the Company’s common shares (NYSE: LGF) at 5:00 p.m. (Eastern Standard Time) on July 20, 2015 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote the common shares that they held on that date at the Annual Meeting, or any continuations, adjournments or postponements of the Annual Meeting. Each outstanding common share entitles its holder to cast one vote on each matter to be voted upon. As of the Record Date, 148,296,913 common shares were outstanding and entitled to vote and held by approximately 604 shareholders of record.

Each shareholder has the right to appoint a person or company to represent the shareholder other than the persons designated in the form of proxy.

Who can attend and vote at the Annual Meeting?

Only registered shareholders of the Company or the persons they appoint as their proxies are permitted to attend and vote at the Annual Meeting. Most shareholders of the Company are “non-registered” shareholders (“Non-Registered Shareholders”) because the shares they own are not registered in their names but are, instead, registered in the name of the brokerage firm, bank or trust company through which they purchased the shares. Shares beneficially owned by a Non-Registered Shareholder are registered either: (i) in the name of an intermediary (an “Intermediary”) that the Non-Registered Shareholder deals with in respect of the common shares of the Company (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered Registered Retirement Savings Plans, Registered Retirement Income Funds, Registered Education Savings Plans and similar plans); or (ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited or The Depository Trust & Clearing Corporation) of which the Intermediary is a participant. In accordance with applicable securities law requirements, the Company will have distributed copies of the notice of Annual Meeting, this proxy statement and the proxy card (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for distribution to Non-Registered Shareholders.

Lions Gate 2015 Proxy Statement    1

Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders unless a Non-Registered Shareholder has waived the right to receive them. Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Shareholders. Generally, Non-Registered Shareholders who have not waived the right to receive Meeting Materials will either:

(i)	be given a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “voting instruction form”) which the Intermediary must follow. Typically, the voting instruction form will consist of a one-page printed form. Sometimes, instead of the one-page pre-printed form, the voting instruction form will consist of a regular printed proxy form accompanied by a page of instructions which contains a removable label with a bar code and other information. In order for the form of proxy to validly constitute a voting instruction form, the Non-Registered Shareholder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and submit it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company; or

(ii)	be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted to the number of shares beneficially owned by the Non-Registered Shareholder but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Shareholder when submitting the proxy. In this case, the Non-Registered Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with the Company, c/o IVS Associates, Inc., Attn: Lionsgate Proxy Tabulation, 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, via facsimile at 302-295-3811.

In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the common shares of the Company they beneficially own. Should a Non-Registered Shareholder who receives one of the above forms wish to vote at the Annual Meeting in person (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should request a legal proxy from their Intermediary. Instructions for obtaining legal proxies may be found on the voting instruction form. If you have any questions about voting your shares, please call MacKenzie Partners, Inc. at 1-800-322-2885 or 212-929-5500 or e-mail lionsgate@mackenziepartners.com.

A Non-Registered Shareholder may revoke a voting instruction form or a waiver of the right to receive Meeting Materials and to vote which has been given to an Intermediary at any time by written notice to the Intermediary, provided that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive Meeting Materials and to vote which is not received by the Intermediary in a timely manner in advance of the Annual Meeting.

What constitutes a quorum?

A quorum is necessary to hold a valid meeting of shareholders. The presence at the Annual Meeting, in person or by proxy, of two holders of the Company’s common shares outstanding on the Record Date who, in the aggregate, hold at least 10% of the issued common shares of the Company entitled to vote at the Annual Meeting, will constitute a quorum. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

How do I vote at the Annual Meeting?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. Registered shareholders that are unable to attend the Annual Meeting in person are requested to read this proxy statement and accompanying proxy card and to complete, sign and date the proxy card, and to return it, together with the power of attorney or other authority, if any, under which it was signed or a notarized certified copy thereof, to IVS Associates, Inc., Attn: Lionsgate Proxy Tabulation, 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, via facsimile at 302-295-3811, or at www.ivselection.com/lionsgate2015. To be effective, proxies must be received by IVS Associates by or at the Annual Meeting prior to the closing of the polls.

“Non-Registered Shareholders” who wish to vote at the Annual Meeting will need to obtain a proxy or voting instruction form from the institution that holds their shares. See Who can attend and vote at the Annual Meeting? above.

2    Lions Gate 2015 Proxy Statement

At the Annual Meeting, a representative from IVS Associates, Inc., an independent, third-party company, shall be appointed to act as scrutineer. The scrutineer will determine the number of common shares represented at the Annual Meeting, the existence of a quorum and the validity of proxies, will count the votes and ballots, if required, and will determine and report the results to the Company.

If you are a registered shareholder but do not wish to, or cannot, attend the Annual Meeting in person, you can appoint someone who will attend the Annual Meeting and act as your proxy holder to vote in accordance with your instructions by striking out the printed names of the proposed management nominees on the accompanying proxy card and inserting the name of such other person in the blank space provided therein for that purpose. To vote your shares, your proxy must attend the Annual Meeting. If you do not fill a name in the blank space in the enclosed form of proxy, the persons named in the form of proxy are appointed to act as your proxy holder. Those persons are directors and/or officers of the Company.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote by depositing a duly executed proxy bearing a later date in the manner and within the time described above. See How do I vote at the Annual Meeting? above if you are a Non-Registered Shareholder. If you are a shareholder of record, you may also revoke a previously deposited proxy (i) by an instrument in writing that is received by or at the Annual Meeting prior to the closing of the polls, (ii) by an instrument in writing provided to the Chairman of the Annual Meeting at the Annual Meeting or any adjournment thereof, or (iii) in any other manner permitted by law. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board.

What are the Board of Directors’ recommendations?

The enclosed proxy is solicited on behalf of the Board and the Company’s management. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board set forth with the description of each item in this proxy statement.

The Board recommends a vote:

•	“FOR” the election of each of the nominated directors (see page 8);

•	“FOR” the re-appointment of Ernst & Young LLP as our independent registered public accounting firm (see page 16); and

•	“FOR” the proposal regarding an advisory vote to approve executive compensation (see page 17).

Other than the proposals described in this document, the Board does not know of any other matters that may be brought before the Annual Meeting. If any other matter should properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

For the election of each of the 12 nominated directors (Proposal 1), a plurality of the common shares voting in person or by proxy is required to elect each of the 12 nominees for director. A plurality means that the 12 nominees receiving the largest number of votes cast (votes “FOR”) will be elected. Shareholders are not permitted to cumulate their shares for purposes of electing directors.

Lions Gate 2015 Proxy Statement    3

For the re-appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2) and the advisory vote to approve executive compensation (Proposal 3) — each requires the affirmative vote of a majority of the votes cast by holders of the Company’s common shares present or represented by proxy at the Annual Meeting. Notwithstanding the vote required, please be advised that Proposal 3 (an advisory vote on executive compensation) is advisory only and is not binding on us. The Board will consider the outcome of the vote of this proposal in considering what action, if any, should be taken in response to the advisory vote by shareholders.

Note that if your shares are held by a broker or nominee, such broker or nominee may exercise his or her discretion to vote your shares for Proposal 2 (re-appointment of independent registered public accounting firm) but such broker or nominee will not have authority to vote your shares on Proposal 1 (election of directors) or Proposal 3 (an advisory vote on executive compensation) unless you provide instructions to him or her regarding how you would like your shares to be voted. If such broker or nominee does not receive such instructions, and as a result is unable to vote your shares on Proposal 1 or Proposal 3, this will result in a “broker non-vote.”

For purposes of determining the number of votes cast, only shares voting “FOR,” “WITHHOLD” or “AGAINST” are counted. Abstentions and broker non-votes are not treated as votes cast and have no effect on the outcome of Proposals 1, 2 or 3, although they are counted for purposes of determining whether a quorum is present at the Annual Meeting.

Who pays for the preparation of this proxy statement?

The Company will pay the cost of proxy solicitation, including the cost of preparing, assembling and mailing this proxy statement, notice of the Annual Meeting and enclosed proxy card. In addition to the use of mail, the Company’s employees and advisors may solicit proxies personally and by telephone, facsimile, courier service, telegraph, the Internet, e-mail, newspapers and other publications of general distribution. The Company’s employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies, and the Company will reimburse those persons for their reasonable out-of-pocket expenses incurred in connection with these activities. The Company will compensate only independent third-party agents that are not affiliated with the Company but who solicit proxies. We have retained MacKenzie Partners, Inc., a third-party solicitation firm, to assist in the distribution of proxy materials and solicitation of proxies on our behalf for an estimated fee of $20,000 plus reimbursement of certain out-of-pocket expenses.

May I propose actions or recommend director nominees for consideration at next year’s annual general meeting of shareholders?

Yes. Under U.S. laws, for your proposal or recommendation for director nominees to be considered for inclusion in the proxy statement for next year’s annual meeting, we must receive your written proposal no later than April 1, 2016. You should also be aware that your proposal must comply with U.S. Securities and Exchange Commission (the “SEC”) regulations regarding inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals or recommendation for director nominees submitted as per the Business Corporations Act (British Columbia) (the “BC Act”) to be presented at the next annual general meeting of shareholders must be received by our Corporate Secretary at our registered office no later than June 15, 2016, and must comply with the requirements of the BC Act. If you wish to recommend a director nominee you should also provide the information set forth under Information Regarding the Board of Directors and Committees of the Board of Directors — Shareholder Communications.

If the date of the 2016 annual meeting is advanced or delayed by more than 30 days from the date of the 2015 annual meeting, under U.S. laws, shareholder proposals intended to be included in the proxy statement for the 2016 annual meeting must be received by us within a reasonable time before we begin to print and mail the proxy statement for the 2016 annual meeting.

SEC rules also govern a company’s ability to use discretionary proxy authority with respect to shareholder proposals that were not submitted by the shareholders in time to be included in the proxy statement. In the event a shareholder proposal is not submitted to us prior to June 15, 2016, the proxies solicited by the Board for the 2016 annual meeting of shareholders will confer authority on the proxyholders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2016 annual meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting. If the date of the 2016 annual

4    Lions Gate 2015 Proxy Statement

meeting is advanced or delayed more than 30 days from the date of the 2015 annual meeting, then the shareholder proposal must have been submitted to us within a reasonable time before we mail the proxy statement for the 2016 annual meeting.

Who can I contact if I have questions?

Shareholders who have questions about deciding how to vote should contact their financial, legal or professional advisors. For any queries referencing information in this proxy statement or in respect of voting your shares, please call MacKenzie Partners, Inc. at 1-800-322-2885 or 212-929-5500 or e-mail lionsgate@mackenziepartners.com.

Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and disclose final voting results in a Current Report on Form 8-K to be filed with the SEC within four (4) business days following the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on September 15, 2015

The notice of the Annual Meeting, this proxy statement and the enclosed proxy card will be mailed to shareholders on or about July 30, 2015. Our proxy statement and fiscal 2015 Annual Report to Shareholders will also be available in the Corporate/Reports section on our website at www.lionsgate.com.

NO PERSON IS AUTHORIZED ON BEHALF OF THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED, AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

Our registered and head office is located at 250 Howe Street, 20th Floor, Vancouver, British Columbia V6C 3R8. Our principal executive offices and our corporate head office is located at 2700 Colorado Avenue, Santa Monica, California 90404, and our telephone number is (310) 449-9200. Our website is located at www.lionsgate.com. Website addresses referred to in this proxy statement are not intended to function as hyperlinks, and the information contained on our website is not a part of this proxy statement. As used in this proxy statement, unless the context requires otherwise, the terms “Lionsgate,” “we,” “us,” “our” and the “Company” refer to Lions Gate Entertainment Corp. and its subsidiaries.

The date of this proxy statement is July 29, 2015

Lions Gate 2015 Proxy Statement    5

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents certain information about beneficial ownership of our common shares as of July 20, 2015 by each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common shares. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all common shares shown as beneficially owned by them, subject to community property laws, where applicable.

Name of Beneficial Owner(1)	Number of Shares	Percent of Total(2)
Mark H. Rachesky, M.D.(3)	40,267,183	27.2%
Capital World Investors(4)	8,545,393	5.8%
Capital Research Global Investors(5)	8,019,500	5.4%

(1)	The addresses for the listed beneficial owners are as follows: Mark H. Rachesky, M.D. c/o MHR Fund Management LLC, 1345 Avenue of the Americas, New York, NY 10105; Capital World Investors, 333 South Hope Street, Los Angeles, California 90071; and Capital Research Global Investors, 333 South Hope Street, Los Angeles, California 90071.

(2)	The percentage of total common shares owned by each person (or group of affiliated persons) is calculated by dividing: (1) the number of common shares deemed to be beneficially held by such person (or group of affiliated persons) as of July 20, 2015, as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by (2) the sum of (A) 148,296,913 which is the number of common shares outstanding as of July 20, 2015; plus (B) the number of common shares issuable upon the exercise of options and other derivative securities, if any, exercisable as of July 20, 2015 or within 60 days thereafter, held by such person (or group of affiliated persons) (i.e., September 18, 2015).

(3)	The information is based solely on the information in a Schedule 13D/A filed with the SEC on April 30, 2015 by Dr. Rachesky. Includes 2,027 restricted share units that will vest on or before September 18, 2015. According to the information in the Schedule 13D/A: MHR Institutional Advisors III LLC and MHR Institutional Partners III LP each have sole voting and dispositive power over 31,609,961 shares; MHR Fund Management LLC and MHR Holdings LLC each have sole voting and dispositive power over 40,211,049 shares; and Dr. Rachesky has sole voting and dispositive power over 40,267,183 shares.

(4)	The information is based solely on a Schedule 13F-HR filed on May 15, 2015 with the SEC by Capital World Investors, which shows Capital World Investors as having sole voting authority over such shares.

(5)	The information is based solely on a Schedule 13F-HR filed on May 15, 2015 with the SEC by Capital Research Global Investors, which shows Capital Research Global Investors as having sole voting authority over such shares.

6    Lions Gate 2015 Proxy Statement

SECURITY OWNERSHIP OF MANAGEMENT

The following table presents certain information about beneficial ownership of our common shares as of July 20, 2015 by (i) each current director, nominee for director and current named executive officer, and (ii) all current directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all common shares shown as beneficially owned by them, subject to community property laws, where applicable. Except for common shares in brokerage accounts, which may, from time to time together with other securities in the account, serve as collateral for margin loans made in such accounts (other than a $150,000 minimum value of shares required to be held in the Company by directors), no shares reported as beneficially owned have been pledged as security for any loan or indebtedness.

Name of Beneficial Owner	Number of Shares(1)	Percent of Total(2)
James W. Barge(3)	196,461	*
Steven Beeks(4)	383,525	*
Michael Burns(5)	3,572,063	2.4%
Gordon Crawford(6)	240,332	*
Arthur Evrensel(7)	35,808	*
Jon Feltheimer(8)	3,935,832	2.6%
Frank Giustra(7)	108,733	*
Brian Goldsmith(9)	224,450	*
Wayne Levin(10)	318,157	*
Harald Ludwig(7)	131,945	*
Dr. John C. Malone	4,411,195	3.0%
G. Scott Paterson(7)	272,631	*
Mark H. Rachesky, M.D.(11)	40,267,183	27.2%
Daryl Simm(7)	66,617	*
Hardwick Simmons(7)	82,625	*
Phyllis Yaffe(7)	30,598	*
All current executive officers and directors as a group (16 persons)	54,278,155	35.3%

*	Less than 1%

(1)	Pursuant to Rule 13d-3(d)(1) of the Exchange Act, amount includes vested restricted share units and restricted share units vesting and options exercisable within 60 days of July 20, 2015 (i.e., September 18, 2015).

(2)	The percentage of total common shares owned by each person (or group of affiliated persons) is calculated by dividing: (1) the number of common shares deemed to be beneficially held by such person (or group of affiliated persons) as of July 20, 2015, as determined in accordance with Rule 13d-3 under the Exchange Act by (2) the sum of (A) 148,296,913 which is the number of common shares outstanding as of July 20, 2015; plus (B) the number of common shares issuable upon the exercise of options and other derivative securities, if any, exercisable as of July 20, 2015 or within 60 days thereafter, held by such person (or group of affiliated persons) (i.e., September 18, 2015).

(3)	Includes 12,500 restricted share units and 87,500 common shares subject to options that are exercisable on or before September 18, 2015 and 87,500 common shares subject to options that are currently exercisable.

(4)	Includes 327,474 common shares subject to options that are currently exercisable.

(5)	Includes 1,978,572 common shares subject to options that are currently exercisable.

(6)	Includes 952 restricted share units that will vest on or before September 18, 2015.

(7)	Includes 2,028 restricted share units that will vest on or before September 18, 2015.

(8)	Includes 2,675,000 common shares subject to options that are currently exercisable.

(9)	Includes 166,667 common shares subject to options that are currently exercisable.

(10)	Includes 233,334 common shares subject to options that are currently exercisable.

(11)	The information is based solely on the information in a Schedule 13D/A filed with the SEC on April 30, 2015 by Dr. Rachesky. Includes 2,027 restricted share units that will vest on or before September 18, 2015. According to the information in the Schedule 13D/A: MHR Institutional Advisors III LLC and MHR Institutional Partners III LP each have sole voting and dispositive power over 31,609,961 shares; MHR Fund Management LLC and MHR Holdings LLC each have sole voting and dispositive power over 40,211,049 shares; and Dr. Rachesky has sole voting and dispositive power over 40,267,183 shares.

Lions Gate 2015 Proxy Statement    7

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Directors

Upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the 12 persons named below have been nominated for election as directors. Each nominee, if elected at the Annual Meeting, will serve until our 2016 Annual General Meeting of Shareholders, or until his or her successor is duly elected or appointed, unless his or her office is earlier vacated in accordance with our Articles or applicable law. Proxies cannot be voted for a greater number of persons than the nominees named.

The nominees have consented to serve on the Board and the Board has no reason to believe that they will not serve if elected. However, if any of them should become unavailable to serve as a director, and if the Board has designated a substitute nominee, the persons named as proxies will vote for this substitute nominee. There are no family relationships among the nominees for directors or executive officers of the Company. Ages are as of July 20, 2015.

Michael Burns
Age: 56 Director Since: August 1999 Position with the Company: Vice Chairman since March 2000 Residence: Santa Monica, California

Business Experience

Mr. Burns served as Managing Director and Head of the Office at Prudential Securities Inc.’s Los Angeles Investment Banking Office from 1991 to March 2000.

Other Directorships

Mr. Burns is a director, member of the Audit Committee and member of the Finance Committee of Hasbro, Inc. (HAS: NASDAQ). Mr. Burns is also the Chairman and a co-founder of Novica.com, a private company, and a member of the Board of Visitors of the John E. Anderson Graduate School of Management at the University of California Los Angeles.

Qualifications

Mr. Burns joined Mr. Feltheimer in building the Company into a premier next generation global entertainment company with annual revenue of approximately $2.4 billion in fiscal 2015. Through an accomplished career specialized in raising equity within the media and entertainment industry, Mr. Burns brings important business and financial expertise to the Board in its deliberations on complex transactions and other financial matters. Additionally, Mr. Burns’ extensive knowledge of, and history with, the Company, his financial and investment banking expertise, his in-depth understanding of our industry, his connections in the business community and relationships with our shareholders, makes Mr. Burns an invaluable advisor to the Board.

Gordon Crawford
Age: 68 Director Since: February 2013 Position with the Company: A member of the Strategic Advisory Committee Residence: La Cañada, California

Business Experience

Since June 1971, Mr. Crawford served in various positions at Capital Research and Management, a privately held investment management company. In December 2012, Mr. Crawford retired as its Senior Vice President. Currently, Mr. Crawford serves as Chairman of the Board of Trustees of the U.S. Olympic and Paralympic Foundation, and is a Life Trustee on the Board of Trustees of Southern California Public Radio. Mr. Crawford formerly served as Vice Chairman at The Nature Conservancy and Vice Chairman of the Paley Center for Media.

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Qualifications

Mr. Crawford has been one of the most influential and successful investors in the media and entertainment industry since 1971. This professional experience and deep understanding of the media and entertainment sector makes Mr. Crawford a valuable member of our Board.

Arthur Evrensel
Age: 57 Director Since: September 2001 Position with the Company: Chairman of the Compensation Committee Residence: North Vancouver, British Columbia

Business Experience

Mr. Evrensel is a founding partner of the law firm of Michael, Evrensel & Pawar LLP, which was formed in February 2014. Prior to that, Mr. Evrensel was a partner with the law firm of Heenan Blaikie LLP from 1992 until February 2014.

Qualifications

Mr. Evrensel is a leading counsel in entertainment law relating to television and motion picture development, production, financing and distribution, as well as in the areas of new media and video game law. Mr. Evrensel is recognized as one of Canada’s leading entertainment lawyers, including his recognition in the Guide to the Leading 500 Lawyers in Canada published by Lexpert/American Lawyer (since 2002), the Euromoney Legal Media Group’s Guide to the World’s Leading Technology, Media & Telecommunications Lawyers (since 2002) and The Best Lawyers in Canada (Woodward/White). In 2012, Mr. Evrensel was named Vancouver Best Lawyer of the Year in Entertainment Law. Mr. Evrensel has also been recognized since 2002 in the annual Canadian Legal Lexpert Directory in entertainment law as Most Frequently Recommended. Mr. Evrensel has also published numerous articles on international co-productions and bank financing in the filmed entertainment industry, has lectured at McGill University, University of British Columbia and the University of Victoria, and has chaired numerous seminars and conferences on the film and television industry in Canada, the United States, China and England. This expertise, along with his in-depth understanding of our industry and his network in the business and entertainment community provide meaningful leadership for the Board.

Jon Feltheimer
Age: 63 Director Since: January 2000 Position with the Company: Chief Executive Officer since March 2000 and Co-Chairman of the Board from June 2005 to February 2012 Residence: Los Angeles, California

Business Experience

Mr. Feltheimer worked for Sony Pictures Entertainment from 1991 to 1999, serving as Founder and President of TriStar Television from 1991 to 1993, as President of Columbia TriStar Television from 1993 to 1995, and, from 1995 to 1999, as President of Columbia TriStar Television Group and Executive Vice President of Sony Pictures Entertainment.

Other Directorships

Mr. Feltheimer is a director of the Board of Directors of Grupo Televisa, S.A.B. (NYSE:TV; BMV:TLEVISA CPO).

Qualifications

During Mr. Feltheimer’s tenure, the Company has grown from its independent studio roots into a premier next generation global content leader with a reputation for innovation. As our Chief Executive Officer, Mr. Feltheimer provides a critical link to management’s perspective in Board discussions regarding the businesses and strategic direction of

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the Company. With over 30 years of experience in the entertainment industry, Mr. Feltheimer brings an unparalleled level of strategic and operational experience to the Board, as well as an in-depth understanding of our industry and invaluable relationships in the business and entertainment community.

Frank Giustra
Age: 57 Director Since: December 2010 Position with the Company: Founded Lionsgate in 1997 and Chairman from 1997 to 2003 Residence: Vancouver, British Columbia

Business Experience

Mr. Giustra is Chief Executive Officer of Fiore Financial Corporation, a private firm managing a broad portfolio of private equity investments and companies, specializing in food and lifestyle, art and entertainment, while having a proven track-record in financing and creating public natural resource companies.

Other Directorships

Mr. Giustra is a director and member of the Corporate Governance Committee, the Compensation Committee and the Health and Safety Committee of Petromanas Energy Inc. (PMI: TSVX), a director of Endeavour Mining Corp. (EDV: TSX) and a director of Catalyst Copper Corp. (CCY:TSXV). From July 2010 to June 2013, Mr. Giustra was a member of the Board of Directors of Eacom Timber Corporation (ETR: TSXV); from July 2008 to March 2011, a member of the Board of Directors of Gold Wheaton Gold Corp. (a former public company then listed on the Toronto Stock Exchange); from February 2010 to September 2010, a member of the Board of Directors of Crew Gold Corporation (CRU: TSX); and from October 2009 to September 2010, a member of the Board of Directors of Etruscan Resources Inc. (a former public company then listed on the Toronto Stock Exchange). Mr. Giustra is also a member of the Board of Trustees of the Bill, Hillary, Chelsea Clinton Foundation and International Crisis Group, the founder and President of the Radcliffe Foundation, a director of Streetohome Foundation and is a trustee of the Boston’s Museum of Fine Arts. In 2007, Mr. Giustra and Former President Bill Clinton launched the Clinton Giustra Enterprise Partnership, with the focus of creating social and economic development programs through impact investing, in parts of the world where poverty is widespread.

Qualifications

Mr. Giustra’s reputation and relationships with the investment community, which includes investment banks, commercial banks, and large institutional equity investors, and his prior experience in the entertainment industry as the founder of the Company, provide the requisite qualifications, skills, perspectives and experience that make him well qualified to serve on the Board.

Harald Ludwig
Age: 60 Director Since: November 1997 to December 2004, reappointed in June 2005 Residence: West Vancouver, British Columbia

Business Experience

Since 1985, Mr. Ludwig has served as President and Chief Executive Officer of Macluan Capital Corporation, a private equity firm.

Other Directorships

Mr. Ludwig is a director, a member of the Governance and Nominating Committee and Chairman of the Compensation Committee of West Fraser Timber Co. Limited (WFT: TSX); a director, Chairman of the Corporate Governance and Nominating Committee, and member of the Audit and Compensation Committees of Canadian Overseas Petroleum

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Limited (XOP: TSXV); and a director and member of the Conflict Committee of Seaspan Corporation (SSW: NYSE). From 2010 to 2012, Mr. Ludwig was a director of Prima Columbia Hardwood Inc. (PCT: TSXV); from 2011 to 2013, a director of West African Iron Ore Corp. (WAI: TSXV); and from 2011 to 2013, a director of Zattikka plc (ZATT: LON).

Qualifications

With over 30 years of business and investment experience, and as a founding partner or private equity investor in a number of North American and international private equity firms, hedge funds, mezzanine lenders, growth capital providers, distressed investment firms and real estate investment vehicles, Mr. Ludwig provides unique insight and valuable advice on business practices. Moreover, Mr. Ludwig’s practical business experience, financial and business acumen and his connections in the business community provide the Board with critical perspective on the business issues the Company faces and make him uniquely qualified to serve on the Board.

Dr. John C. Malone
Age: 74 Director Since: March 2015 Residence: Englewood, Colorado

Business Experience and Directorships

Dr. Malone has served as the Chairman of the Board and a director of Liberty Interactive Corporation (QVCA, QVCB, LVNTA, LVNTB: NASDAQ) (including its predecessors) since 1994, as Chairman of the Board of Liberty Media Corporation (LMCA, LMCB, LMCK: NASDAQ) (including its predecessors) since August 2011 and as a director since December 2010; as a director of Charter Communications (CHTR: NASDAQ) since May 2013; as Chairman of the Board of Liberty Global plc (LBTYA, LBTYB, LBTYK: NASDAQ) since June 2013; as Chairman of the Board of Liberty TripAdvisor Holdings (LTRPA, LTRPB: NASDAQ) since August 2014; and as Chairman of the Board of Liberty Broadband Corporation (LBRDA, LBRDK: NASDAQ) since November 2014. Dr. Malone served as Liberty Interactive’s Chief Executive Officer from August 2005 through February 2006. Dr. Malone has served as the Chairman of the Board of Liberty Global since June 2013, having previously served as Chairman of the Board of Liberty Global’s predecessor, Liberty Global, Inc. from June 2005 to June 2013. Dr. Malone has also been a director of Discovery Communications, Inc. (DISCA, DISCB, DISCK: NASDAQ) since September 2008. Dr. Malone served as a director of Discovery Holding Company (“DHC”) from May 2005 to September 2008 when it merged with Discovery Communications, Inc., creating a new public company. Dr. Malone served as Chief Executive Officer and Chairman of the Board of DHC from March 2005 to September 2008 and a director of DHC from May 2005 to September 2008. Dr. Malone has also served as a director of Expedia, Inc. (EXPE: NASDAQ) since December 2012, having previously served as director from August 2005 to November 2012. Dr. Malone previously served as: (i) a director of Ascent Capital Group, Inc. from January 2010 to September 2012, (ii) a director of Live Nation Entertainment, Inc. from January 2010 to February 2011, (iii) the Chairman of the Board of DIRECTV from November 2009 to June 2010, and DIRECTV’s predecessor, The DIRECTV Group, Inc. from February 2008 to November 2009, (iv) a director of IAC/InterActiveCorp from May 2006 to June 2010, and (v) a director of Sirius XM Radio Inc. from April 2009 to May 2013. Dr. Malone holds a Bachelor’s Degree in electrical

Lions Gate 2015 Proxy Statement    11

engineering and economics from Yale University and a Master’s Degree in industrial management and a Ph.D. in operations research from Johns Hopkins University.

Qualifications

Dr. Malone has played a pivotal role in the cable television industry since its inception and is considered one of the preeminent figures in the media and telecommunications industry. Dr. Malone’s industry knowledge and unique perspective on our business make him an invaluable member of the Board.

Exchange Agreement

On March 27, 2015, pursuant to the terms of a stock exchange agreement entered into on February 10, 2015 (the “Exchange Agreement”), the Company exchanged 4,967,695 of its newly issued common shares for 2,118,038 shares of Series A common stock of Starz and 2,590,597 shares of Series B common stock of Starz held by certain affiliates of Dr. Malone (the “Exchange”). After the closing of the Exchange, on March 27, 2015, the Company appointed Dr. Malone to its Board. Pursuant to the Exchange Agreement, the Company has agreed to nominate Dr. Malone for election to its Board at each annual meeting of the Company’s stockholders that occurs prior to the earlier of (x) the date that is two years from the closing of the Exchange and (y) such time as both of the following occur: (i) the affiliates of Dr. Malone collectively hold less than 75% of the 4,967,695 newly issued common shares of the Company and (ii) Dr. Malone and his affiliates collectively hold less than 2.7% of the Company’s outstanding common shares

G. Scott Paterson
Age: 51 Director Since: November 1997 Position with the Company: Chairman of the Audit & Risk Committee Residence: Toronto, Ontario

Business Experience

Mr. Paterson is a media/technology venture capitalist. Mr. Paterson previously served as Chairman & Chief Executive Officer of Yorkton Securities Inc. which, during his tenure, was Canada’s leading technology and entertainment-focused investment bank. Mr. Paterson has also served as Chairman of the Canadian Venture Stock Exchange and Vice Chairman of the Toronto Stock Exchange. In 2009, Mr. Paterson obtained an ICD.D designation by graduating from the Rotman Institute of Corporate Directors at the University of Toronto. In 2014, Mr. Paterson obtained a Certificate in Entertainment Law from Osgoode Hall Law School.

Other Directorships

Mr. Paterson is a member of the Nominating & Governance Committee and Chairman of Symbility Solutions Inc. (SY: TSXV); Chairman of Engagement Labs Inc. (EL: TSXV); Chairman of Apogee Silver Ltd. (APE: TSXV); and Chairman of QYOU Media Inc., a private company. In addition, Mr. Paterson was instrumental in the evolution of NeuLion Inc. (TSX:NLN), having led the company’s predecessor company JumpTV as Chairman and Chief Executive Officer through a successful August 2006 $65 million initial public offering and a subsequent February 2007 $100 million secondary financing. In 2008, Mr. Paterson negotiated JumpTV’s takeover of NeuLion, becoming vice chairman of the Board, which role he held until June 2015. In addition, Mr. Paterson is Chairman of the Merry Go Round Children’s Foundation and a Governor of Ridley College.

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Qualifications

Mr. Paterson’s investment banking background and experience with the Canadian securities industry, together with his management experience at media/entertainment/technology-related companies provide the Board with significant operational and financial expertise with specific application to these industries. His varied service as a director and chairman of other public companies brings him a wide range of knowledge surrounding strategic transactions, board of director oversight, corporate responsibility and securities regulations that is valuable to the Board when considering recommendations and decisions for the Company.

Mark H. Rachesky, M.D.

Age: 56

Director Since: September 2009

Position with the Company: Chairman of the Board, a member of the Strategic Advisory Committee and a member of the Compensation Committee

Residence: New York,

                        New York

Business Experience

Dr. Rachesky is the founder and President of MHR Fund Management LLC, a New York based investment firm that manages approximately $6 billion of capital and has holdings in public and private companies in a variety of industries. Dr. Rachesky holds an M.B.A. from the Stanford University School of Business, an M.D. from the Stanford University School of Medicine, and a B.A. from the University of Pennsylvania.

Other Directorships

Dr. Rachesky is the Non-Executive Chairman of the Board of Directors, member of the Executive Committee and Chairman of the Compensation Committee of Loral Space & Communications Inc. (LORL: NASDAQ); non-executive Chairman of the Board and member of the Compensation & Corporate Governance Committee of Telesat Canada; a non-executive director and member of the Nominating and Governance Committee and the Compensation Committee of Emisphere Technologies, Inc. (EMIS: OTCBB); a non-executive director and member of the Nominating and Governance Committee and Compensation Committee of Titan International, Inc. (TWI: NYSE); and a non-executive director and member of the Nominating and Governance Committee, Co-Chairman of the Finance Committee and a member of the Compensation Committee of Navistar International Corporation (NAV: NYSE). Dr. Rachesky formerly served on the Board of Directors of Neose Technologies, Inc. (NASDAQ: NTEC) and NationsHealth, Inc. (formerly quoted on OTCBB: NHRX), and was a director of Leap Wireless International, Inc. (NASDAQ: LEAP) until its merger with AT&T in March 2014.

Qualifications

Dr. Rachesky has demonstrated leadership skills as well as extensive financial expertise and broad-based business knowledge and relationships. In addition, as the President of MHR Fund Management LLC, with a demonstrated investment record in companies engaged in a wide range of businesses over the last 15 years, together with his experience as chairman and director of other public and private companies, Dr. Rachesky brings to the Board broad and insightful perspectives relating to economic, financial and business conditions affecting the Company and its strategic direction.

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Daryl Simm

Age: 54

Director Since: September 2004

Position with the Company: A member of the Nominating and Corporate Governance Committee and a member of the Compensation Committee

Residence: Old Greenwich,

                     Connecticut

Business Experience

Since 1998, Mr. Simm has been Chairman and Chief Executive Officer of Omnicom Media Group, a division of Omnicom Group, Inc. (OMC:NYSE), of which he is an officer.

Qualifications

Mr. Simm leads one of the industry’s largest media planning and buying groups representing blue-chip global advertisers that connect their brands to consumers through entertainment content. The agencies he leads routinely receive accolades as the most effective and creative in their field and he has been recognized as one of the “100 most influential leaders in marketing, media and tech.” Earlier in his career, Mr. Simm ran P&G Productions, a prolific producer of television programming, where he was involved in large co-production ventures and international content distribution. Mr. Simm was also the top media executive at Procter & Gamble, the world’s largest advertiser and a pioneer in the use of branded entertainment content. His broad experience across the media and content space makes Mr. Simm well qualified to serve on the Board.

Hardwick Simmons
Age: 75 Director Since: June 2005 Position with the Company: Chairman of the Strategic Advisory Committee and a member of the Audit & Risk Committee Residence: Marion, Massachusetts

Business Experience

Mr. Simmons currently serves as a director of various privately held companies. From February 2001 to June 2003, Mr. Simmons served first as Chief Executive Officer and then as Chairman and Chief Executive Officer at The NASDAQ Stock Market Inc. From May 1991 to December 2000, Mr. Simmons served as President and Chief Executive Officer of Prudential Securities Incorporated.

Other Directorships

Mr. Simmons is currently the Lead Director and Chairman of the Audit and Risk Committee of Raymond James Financial (RJF: NYSE). Additionally, from 2007 to 2009, Mr. Simmons was a director of Geneva Acquisition Corp., a company listed on the American Stock Exchange.

Qualifications

Mr. Simmons, through an accomplished career overseeing one of the largest equity securities trading markets in the world and other large complex financial institutions, brings important business and financial expertise to the Board in its deliberations on complex transactions and other financial matters. In addition, his broad business knowledge, connections in the business community, and valuable insight regarding investment banking and regulation are relevant to the Board’s oversight of the Company’s business.

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Phyllis Yaffe
Age: 66 Director Since: September 2009 Position with the Company: A member of the Audit & Risk Committee and a member of the Nominating and Corporate Governance Committee Residence: Toronto, Ontario

Business Experience

From June 2005 to December 2007, Ms. Yaffe was Chief Executive Officer and a member of the Board of Directors of Alliance Atlantis Communications, a media company for whom she has worked in several capacities since 1998. Alliance Atlantis Communications was acquired in 2007 by CanWest Global Communications.

Other Directorships

Ms. Yaffe is Lead Director, the Chair of the Nominating and Governance Committee and a member of the Salary and Organization Committee of Torstar Corporation (TS.B: TSX), and the Chair of the Board of Cineplex Entertainment LP. Cineplex Inc. owns approximately 99.6% of Cineplex Entertainment LP (CGX: TSX). Additionally, from 2010 to July 2013, Ms. Yaffe was a director of Astral Media, Inc. (ACM: TSX). Ms. Yaffe is also a member (former Chair) of the Board of Governors of Ryerson University, the Chair of Women Against Multiple Sclerosis (Canada) and a member of the Board of Directors of Blue Ant Media, an independent Canadian broadcasting and media company specializing in the operation of multi-platform broadcast and video-on-demand channels and content production.

Qualifications

Ms. Yaffe has extensive experience in the entertainment industry. At Alliance Atlantis, Ms. Yaffe was responsible for overseeing worldwide operations, including all of its Canadian specialty television channels, its international television distribution business and the hit CSI franchise. In 1999, Ms. Yaffe was selected as the Canadian Women in Communications Woman of the Year, and received the Lifetime Achievement Award from Women in Film and Television in April 2000. In 2006, Ms. Yaffe was included in the Women’s Executive Network’s list of Canada’s 100 Most Powerful Women and in November 2007, she was inducted into the Canadian Association of Broadcasters’ Broadcast Hall of Fame. Ms. Yaffe brings to the Board new broadcast expertise as the Company continues its successful diversification into television production and broadcasting.

Vote Required and Board Recommendation

A plurality of the common shares voting in person or by proxy is required to elect each of the 12 nominees for director. A plurality means that the 12 nominees receiving the largest number of votes cast (votes “FOR”) will be elected. Shareholders are not permitted to cumulate their shares for purposes of electing directors.

For purposes of this proposal, abstentions and broker non-votes will not be counted as votes cast in determining the number of votes necessary for the election of each of the nominated directors.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR. THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

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PROPOSAL 2

RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the request of the Audit & Risk Committee, Ernst & Young LLP will be nominated at the Annual Meeting for re-appointment as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2016 at remuneration to be fixed by the Audit & Risk Committee. Ernst & Young LLP has been our independent registered public accounting firm since August 2001.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions from shareholders.

Vote Required and Board Recommendation

The affirmative vote of a majority of votes cast by holders of the Company’s common shares present or represented by proxy at the Annual Meeting is required for the re-appointment of Ernst & Young LLP as our independent registered public accounting firm. For purposes of this proposal, abstentions will not be counted as votes cast in determining the number of votes necessary for the re-appointment of Ernst & Young LLP as our independent registered public accounting firm.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2016, AT A REMUNERATION TO BE DETERMINED BY THE AUDIT & RISK COMMITTEE. THE BOARD RECOMMENDS THEIR RE-APPOINTMENT.

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PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers (as defined below) as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Board will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers.

The Company’s current policy is to provide shareholders with an opportunity to approve the compensation of the Named Executive Officers each year at the Annual Meeting of Shareholders. It is expected that the next such vote will occur at the 2016 Annual Meeting.

Vote Required and Board Recommendation

Approval of this Proposal No. 3 requires the affirmative vote of the holders of a majority of the votes cast by holders of the Company’s common shares present in person or by proxy at the Annual Meeting. For purposes of this proposal, abstentions and broker non-votes will not be counted as votes cast in determining the number of votes necessary for the advisory vote to approve executive compensation.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 3.

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INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Leadership Structure

The Board is currently comprised of the following members:

•	an independent, non-executive Chairman;

•	an executive Chief Executive Officer;

•	an executive Vice Chairman; and

•	nine other independent directors (see Director Independence below).

Mr. Feltheimer is the Chief Executive Officer of the Company, and together with Mr. Burns, the Company’s Vice Chairman, have led the Company’s development over the past 15 years. The Board believes it is appropriate for Messrs. Feltheimer and Burns to be on the Board in an executive capacity, as they are responsible for the day-to-day supervision, management and control of the business and affairs of the Company, develop its strategic direction, and serve as a bridge between management and the Board to support the alignment of the goals of both.

Dr. Rachesky is the Chairman of the Board. Dr. Rachesky provides leadership as a non-executive Chairman and helps ensure independent oversight of the Company. Dr. Rachesky also presides over the regularly scheduled executive sessions of the members of the Board who are not employees of the Company or any of its subsidiaries (the “Non-Employee Directors”). In furtherance of the independent oversight of management, the Non-Employee Directors routinely meet and hold discussions without management present.

In keeping with good corporate governance practices and as required by the corporate governance standards of The New York Stock Exchange (“NYSE”), we maintain a majority of independent directors, as defined under the NYSE rules. The Board currently has 10 independent members. A number of our independent Board members are currently serving or have served as directors or as members of senior management of other public companies. All of the committees of the Board are comprised solely of independent directors, each with a different independent director serving as chairperson of the committee. We believe that the number of independent experienced directors that make up the Board, along with the independent oversight of the Board by the non-executive Chairman, benefits the Company and our shareholders.

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the shareholders of the Company for the Board to make that determination based on the position and direction of the Company and the membership of the Board, from time to time. The Board in its discretion may elect a Chairman from among its members. The Board has determined that having an independent director serve as Chairman of the Board is in the best interest of the shareholders of the Company at this time.

Board Role in Risk Oversight

The Company’s management is responsible for communicating material risks to the Board and its committees, who provide oversight over the risk management practices implemented by management. Even when the oversight of a specific area of risk has been delegated to a committee, the full Board may maintain oversight over such risks through the receipt of reports from the committee to the full Board. In addition, if a particular risk is material or where otherwise appropriate, the full Board may assume oversight over a particular risk, even if the risk was initially overseen by a committee. The Board and committee reviews occur principally through the receipt of reports from Company management on these areas of risk and discussions with management regarding risk assessment and risk management.

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Full Board.    At its regularly scheduled meetings, the Board generally receives reports from management which include information relating to specific risks faced by the Company. As appropriate, the Company’s Chief Executive Officer or other members of senior management provide strategic and operational reports, which include risks relating to the Company’s core theatrical film, home entertainment and television business, as well as the Company’s joint venture and channels businesses. The Company’s Vice Chairman reports on the Company’s various investments, including analysis of prospective capital sources and uses. The Company’s Chief Financial Officer reports on credit and liquidity risks, the integrity of internal controls over financial reporting and on internal audit activities. The Company’s General Counsel reports on legal risks and reviews material litigation with the Board. Additionally, at each regularly scheduled Board meeting, the full Board may receive reports from individual committee chairpersons, which may include a discussion of risks initially overseen by the committees for discussion and input from the full Board. As noted above, in addition to these regular reports, the Board receives reports on specific areas of risk from time to time, such as cyclical or other risks that are not covered in the regular reports given to the Board and described above. Outside of formal meetings, Board members also have regular access to senior executives, including the Chief Executive Officer, Chief Financial Officer, Chief Operating Officers, Chief Accounting Officer, General Counsel and Chief Strategic Officer and other division heads. The committee and management reports and real-time management access collectively provide the Board with integrated insight on the Company’s management of its risks.

Committees.    The Board also carries out its oversight responsibility through the delegation to its committees of responsibilities related to the oversight of certain risks, as follows:

•	The Audit & Risk Committee is generally responsible for reviewing the Company’s risk assessment and enterprise risk management. Specifically, among other responsibilities set forth in the Audit & Risk Committee’s charter, the committee: (i) discusses guidelines and policies, as they arise, with respect to financial risk exposure, financial statement risk assessment and risk management periodically with the Company’s management, internal auditor, and independent auditor, and the Company’s plans or processes to monitor, control and minimize such risks and exposures; (ii) reviews and evaluates management’s identification of all major risks to the business and their relative weight; (iii) when necessary, reviews the steps the Company’s management has taken to address failures, if any, in compliance with established risk management policies and procedures; (iv) reviews the Company’s various insurance policies, including directors’ and officers’ liability insurance; (v) reviews the significant reports to the Company’s management prepared by the internal audit department and management’s responses; and (vi) reviews the Company’s disclosure of risks in all filings with the SEC.

•	The Compensation Committee monitors risks related to the Company’s compensation practices, including practices related to equity programs, other executive or Company-wide incentive programs.

•	The Nominating and Corporate Governance Committee oversees risk as it relates to monitoring developments in law and practice with respect to the Company’s corporate governance processes, independence of the Board and director and management succession and transition.

Policy on Hedging

The Board recognizes that hedging against losses in the Company’s securities may disturb the alignment between the interests of our officers and directors and those of our other shareholders in our performance and prospects. For this reason, officers, directors and employees are prohibited from entering into short sales of our securities, trading in “puts” and “calls” or other derivative securities that relate to our common shares, and hedging or monetization transactions (such as zero-cost collars and forward sale contracts) that are designated to hedge or offset any decrease in the market value of our securities. The Company’s Corporate Governance Guidelines provide that directors are prohibited from pledging as collateral for a loan or holding in a margin account in which the shares are subject to margin their minimum number of shares held in the Company (currently, such number of shares equal to $150,000) but if they have shares above such minimum number, they are able to pledge such shares as collateral for a loan or holding in a margin account.

Lions Gate 2015 Proxy Statement    19

Role of the Board

The Board reviews and regularly monitors the effectiveness of the Company’s fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives, and seeks to enhance shareholder value over the long term. The key practices and procedures of the Board are outlined in our Corporate Governance Guidelines available on the Corporate/Governance/Governance Documents section of our website at www.lionsgate.com.

The Board held a total of six meetings in fiscal 2015 (including regularly scheduled and special meetings of the Board, which were held in person or via teleconference) and took action via unanimous written consent ten times. Each director attended at least 75% of the aggregate number of meetings of the Board and, meetings of committees on which he or she served in fiscal 2015. All directors are invited, but not required, to attend the Annual Meeting. All of our then current directors attended our 2014 Annual General Meeting of Shareholders in person.

Board Committees and Responsibilities

The Board has a standing Audit & Risk Committee, Compensation Committee, Nominating and Corporate Governance Committee and Strategic Advisory Committee. The table below provides current membership information for our standing committees, as well as meeting information for such committees.

Name	Audit & Risk Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategic Advisory Committee
Michael Burns
Gordon Crawford*
Arthur Evrensel*
Jon Feltheimer
Frank Giustra*
Harald Ludwig*
Dr. John C. Malone*
G. Scott Paterson*
Mark H. Rachesky, M.D.*
Daryl Simm*
Hardwick Simmons*
Phyllis Yaffe*
Meetings held in fiscal 2015 (in person or via teleconference)	6	5	4	5

* Independent Director	Chairman	Member	Financial Expert

Audit & Risk Committee

Number of Members	3
Current Members	G. Scott Paterson, Chairman Hardwick Simmons Phyllis Yaffe
Meetings held in fiscal 2015	6

20    Lions Gate 2015 Proxy Statement

Messrs. Paterson (Chairman), Simmons and Ms. Yaffe are the current members of the Audit & Risk Committee. Mr. Koffman, a former member of the Board and a member of the committee in fiscal 2015, passed away in June 2015. The Audit & Risk Committee held six meetings during fiscal 2015 (in person or via teleconference) and did not take action via unanimous written consent. The Audit & Risk Committee is governed by a written charter adopted by the Board, which is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

Pursuant to its charter, the duties and responsibilities of the Audit & Risk Committee include, among other things, the following:

•	overseeing the integrity of the Company’s financial statements;

•	overseeing the Company’s exposure to risk and compliance with legal and regulatory requirements;

•	overseeing the independent auditor’s qualifications and independence;

•	overseeing the performance of the Company’s internal audit function and independent auditor;

•	overseeing the development, application and execution of all the Company’s risk management and risk assessment policies and programs, and the discussion of such as they are reviewed in the Company’s financial statements; and

•	preparing the reports required by applicable SEC and Canadian securities commissions’ disclosure rules.

The Board has determined that each member of the Audit & Risk Committee qualifies as an “independent” director under the NYSE listing standards and the enhanced independence standards applicable to audit committees pursuant to Rule 10A-3(b)(1) under the Exchange Act and that each member of the Audit & Risk Committee is “independent” and “financially literate” as prescribed by Canadian securities laws, regulations, policies and instruments. Additionally, the Board has determined that Mr. Paterson is an “audit committee financial expert” under applicable SEC rules and has “accounting or related financial management expertise” under the NYSE listing standards.

Compensation Committee

Number of Members	3
Current Members	Arthur Evrensel, Chairman Mark H. Rachesky, M.D. Darryl Simm
Meetings held in fiscal 2015	5

Messrs. Evrensel (Chairman), Rachesky and Simm are the current members of the Compensation Committee. The Compensation Committee held five meetings during fiscal 2015 (in person or via teleconference) and took action via unanimous written consent three times. The Compensation Committee is governed by a written charter adopted by the Board, which is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

Pursuant to its charter, the duties and responsibilities of the Compensation Committee include, among other things, the following:

•	reviewing, evaluating and making recommendations to the Board with respect to management’s proposals regarding the Company’s overall compensation policies and practices and overseeing the development and implementation of such policies and practices;

•	evaluating the performance of and reviewing and approving the level of compensation for our Chief Executive Officer and Vice Chairman;

•

in consultation with our Chief Executive Officer, considering and approving the selection, retention and compensation arrangements for other executive officers and employees of the Company with compensation arrangements that meet the requirements for Compensation Committee review, and

Lions Gate 2015 Proxy Statement    21

establishing, reviewing and approving compensation plans in which such executive officers and employees are eligible to participate;

•	reviewing and recommending for adoption by the Board and, when required, the Company’s shareholders, incentive compensation plans and equity compensation plans and administering such plans and approving award grants thereunder to eligible persons; and

•	reviewing and recommending to the Board compensation for the Board and committee members.

The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate, but no subcommittee will have final decision-making authority on behalf of the Board unless so authorized. The Compensation Committee has no current intention to delegate any of its authority to any subcommittee. Our executive officers, including the Named Executive Officers, do not have any role in determining the form or amount of compensation paid to the Named Executive Officers and our other senior executive officers. However, our Chief Executive Officer and Chief Operating Officers make recommendations to the Compensation Committee with respect to compensation paid to the other executive officers. Pursuant to its charter, the Compensation Committee is also authorized, after considering such independence factors as may be required by the NYSE rules or applicable SEC rules, to retain independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. See Compensation Discussion and Analysis for additional discussion of the Compensation Committee’s role and responsibilities.

The Board has determined that each member of the Compensation Committee qualifies as an “independent” director under the NYSE listing standards.

Nominating and Corporate Governance Committee

Number of Members	2
Current Members	Daryl Simm Phyllis Yaffe
Meetings held in fiscal 2015	4

Mr. Simm and Ms. Yaffe are the current members of the Nominating and Corporate Governance Committee. Mr. Koffman, a former member of the Board and the former Chairman of the committee, passed away in June 2015. The Nominating and Corporate Governance Committee held four meetings during fiscal 2015 (in person or via teleconference) and did not take any action via unanimous written consent. The Nominating and Corporate Governance Committee is governed by a written charter adopted by the Board which is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

Pursuant to its charter, the duties and responsibilities of the Nominating and Corporate Governance Committee include, among other things, the following:

•	identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board, including those recommended by our shareholders;

•	considering and recommending to the Board the director nominees for each annual meeting of shareholders, the Board committees and the Chairpersons thereof;

•	developing and recommending to the Board a set of corporate governance guidelines applicable to the Company; and

•	overseeing the evaluation of the Board and management.

The Board nominates directors for election at each annual meeting of shareholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election. In considering candidates for the Board, the Nominating and Corporate Governance Committee reviews the entirety of each candidate’s credentials. In particular, the committee’s assessment of potential candidates for election includes, but is not limited to, consideration of: (i) relevant knowledge and diversity of background and

22    Lions Gate 2015 Proxy Statement

experience; (ii) understanding of the Company’s business; (iii) roles and contributions valuable to the business community; (iv) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (v) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings; (vi) compatibility with our Chief Executive Officer, senior management and the culture of the Board; and (vii) other factors deemed relevant. With regard to diversity, the Company is committed to considering candidates for the Board regardless of gender, ethnicity and national origin.

The Nominating and Corporate Governance Committee assesses the Board’s current and anticipated strengths and needs based upon the Board’s then-current profile and the Company’s current and future needs, and screens the slate of candidates to identify the individuals who best fit the criteria listed above. During the selection process, the Nominating and Corporate Governance Committee seeks inclusion and diversity within the Board. Although we do not currently have a policy with regard to the consideration of diversity in identifying candidates for election to the board, the Nominating and Corporate Governance Committee recognizes the benefits associated with a diverse board, and takes diversity considerations into account when identifying candidates. The Nominating and Corporate Governance Committee utilizes a broad concept of diversity, including diversity of professional experience, employment history, prior experience on other boards of directors, and more familiar diversity concepts such as race, gender and national origin. These factors, and others considered useful by the Nominating and Corporate Governance Committee, will be reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. Prior to the nomination of a new director, the Nominating and Corporate Governance Committee follows prudent practices, such as interviews of the potential nominee conducted by members of the Board and senior management.

For instructions on how shareholders may submit recommendations for director nominees to the Nominating and Corporate Governance Committee, see Shareholder Communications below.

The Board has determined that each member of the Nominating and Corporate Governance Committee qualifies as an “independent” director under the NYSE listing standards.

Strategic Advisory Committee

Number of Members	3
Current Members	Hardwick Simmons, Chairman Gordon Crawford Mark H. Rachesky, M.D.
Meetings held in fiscal 2015	5

Messrs. Simmons (Chairman), Crawford and Rachesky are the current members of the Strategic Advisory Committee. The Strategic Advisory Committee held five meetings during fiscal 2015 (in person or via teleconference) and did not take action via unanimous written consent. The Strategic Advisory Committee is responsible for reviewing the Company’s strategic plan, meeting with management on a periodic basis to review operations against the plan, as well as overseeing preliminary negotiations regarding strategic transactions and, when applicable, acting as a pricing and approval committee on certain transactions.

Each member of the Strategic Advisory Committee qualifies as an “independent” director under the NYSE listing standards.

Shareholder Communications

The Board recognizes the importance of providing our shareholders and interested parties with a means of direct communication with the members of the Board. Shareholders and interested parties who would like to communicate with the Chairman of the Board or our Non-Employee Directors as a group may do so by writing to the Board or our Non-Employee Directors as a group, care of our Corporate Secretary, at either of our principal executive offices. The complete text of our Policy on Shareholder Communications is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com. Our Corporate Secretary will log in all shareholder and interested party correspondence and forward to the director addressee(s) all communications that, in his or her judgment, are appropriate for consideration by the directors. Any director may

Lions Gate 2015 Proxy Statement    23

review the correspondence log and request copies of any correspondence. Examples of communications that would be considered inappropriate for consideration by the directors include, but are not limited to, commercial solicitations, trivial, obscene, or profane items, administrative matters, ordinary business matters, or personal grievances. Correspondence that is not appropriate for board of director review will be handled by our Corporate Secretary. All appropriate matters pertaining to accounting or internal controls will be brought promptly to the attention of the Chairman of the Audit & Risk Committee.

Shareholder recommendations for director nominees are welcome and should be sent to our General Counsel and Chief Strategic Officer at 2700 Colorado Avenue, Santa Monica, California 90404, who will forward such recommendations to the Chairman of the Nominating and Corporate Governance Committee. At the time a shareholder makes a recommendation the shareholder must provide:

•	the name and address of the shareholder who makes the recommendation and of the candidate(s);

•	all information about the candidate(s) that we would be required to disclose in a proxy statement in accordance with the Exchange Act;

•	certification of whether the candidate meets the requirements to be

–	independent under the NYSE listing standards and as prescribed by Canadian securities laws,

–	unrelated under the BC Act,

–	a non-management director under Rule 16b-3 of the Exchange Act, and

–	an outside director under §162(m) of the Internal Revenue Code;

•	proof of the candidate’s consent to serve on the Board if nominated and elected;

•	proof of the candidate’s agreement to complete, upon request, any questionnaire(s) customary for the Company’s directors; and

•	if a shareholder recommending a candidate is not a record holder the shareholder must provide evidence of eligibility as set forth in Exchange Act Rule 14a-8(b)(2).

The Nominating and Corporate Governance Committee will evaluate candidates recommended by shareholders in the same manner as candidates recommended by other sources, including evaluating the candidate against any standards and qualifications set out in the committee’s guidelines and criteria approved by the Board from time to time.

Our policy on shareholder and interested party communications may be amended at any time with the consent of the Nominating and Corporate Governance Committee.

Codes of Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to all our directors, officers and employees, and a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Each of these codes is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices. We will disclose on our website waivers of, or amendments to, either code that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or persons performing similar functions.

Annual Director Evaluations

Pursuant to our Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee oversees an annual evaluation of the performance of the Board, each of its committees and each director in order to assess the overall effectiveness of the Board and its committees, director performance and Board dynamics. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures. The effectiveness of

24    Lions Gate 2015 Proxy Statement

individual directors is considered each year when the directors stand for re-nomination. Members of senior management who regularly interact with the Board and/or its committees are also surveyed to solicit their input and perspective on the operation of the Board and its committees, as applicable, and how each might improve its effectiveness.

Director Independence

It is the policy of the Board that, as required by the requirements of the NYSE listing standards, a majority of directors be “independent” of the Company and of the Company’s management. For a director to be deemed “independent,” the Board will affirmatively determine that the director has no material relationship with the Company or its affiliates or any member of the senior management of the Company or his or her affiliates. In making this determination, the Board will apply, at a minimum and in addition to any other standards for independence established under applicable statutes and regulations, the following standards, which are available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com and which may be amended or supplemented, from time to time:

•	A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years an executive officer of the Company will not be deemed independent. Employment as an interim Chairman or Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following that employment.

•	A director who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), will not be deemed independent. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer, and compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company will not be considered in determining independence under this test.

•	(A) A director who is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) a director who has an immediate family member who is a current partner of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) a director who was, or whose immediate family member was, within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time will not be deemed independent.

•	A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the time serves or served on that company’s compensation committee will not be deemed independent.

•	A director who is a current employee, or whose immediate family member is a current executive officer, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, will not be deemed independent. In applying this test, both the payments and the consolidated gross revenues shall be those reported in the last completed fiscal year. Contributions to tax exempt organizations shall not be considered payments for purposes of this test, provided, however, that the Company shall disclose either on or through its website or in its annual proxy statement that any such contributions made by the Company to any tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from the Company to the organization exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues. If this disclosure is made on or through the Company’s website, the Company must disclose that fact in its annual proxy statement, and provide the website address. The Board considers the materiality of any such relationship in determining director independence.

Lions Gate 2015 Proxy Statement    25

Pursuant to our Corporate Governance Guidelines, the Board undertook its annual review of director independence in June 2015. During the annual review, the Board considered transactions and relationships between each director or any member of his/her immediate family and the Company and its subsidiaries and affiliates, including those reported under the heading Certain Relationships and Related Transactions below. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. As provided in our Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is “independent.” The Nominating and Corporate Governance Committee, with assistance from counsel, regularly reviews our Corporate Governance Guidelines to ensure their compliance with Canadian law and SEC and NYSE regulations. The full text of our Corporate Governance Guidelines is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

As a result of this review, the Board affirmatively determined that each of Messrs. Crawford, Evrensel, Giustra, Ludwig, Dr. Malone, Paterson, Dr. Rachesky, Simm and Simmons and Ms. Yaffe are “independent” under our Standards for Director Independence, Canadian standards, SEC rules and regulations (for Audit & Risk Committee members) and the NYSE listing standards. Mr. Koffman, a former director who passed away in June 2015, was also determined to be independent. Each of these directors meets the independence requirements adopted by the Board as set forth above and has no other material relationships with the Company that the Board, after considering all relevant facts and circumstances, believes would interfere with the exercise of independent judgment in carrying out such director’s responsibilities.

Director Compensation

Compensation.    The Compensation Committee reviews and makes recommendations to the Board with respect to compensation of the Board and committee members. The Non-Employee Directors receive an annual retainer of $50,000, an award of restricted share units with a grant date value of $50,000 granted annually on the date of the Company’s Annual General Meeting of Shareholders (with the value based on the closing price of the Company’s common shares on the date prior to the grant date and the number of units rounded to the nearest whole unit) and a fee of $1,400 for each meeting of a committee on which a Non-Employee Director is a member and attends, in person or via teleconference or videoconference. The restricted share units vest in annual installments over three years following the date of grant and are paid upon vesting in an equivalent number of the Company’s common shares. The non-employee Chairman of the Board receives an additional annual retainer of $52,000, the Chairman of the Audit & Risk Committee receives an additional annual retainer of $15,000, and the Chairman of the Compensation Committee, the Chairman of the Nominating and Corporate Governance Committee, and the Chairman of the Strategic Advisory Committee each receive an additional annual retainer of $10,000. Pursuant to the Company’s policies, directors are also reimbursed for reasonable expenses incurred in the performance of their duties.

The retainers and fees for the Non-Employee Directors are paid, at the director’s election, either 50% in cash and 50% in the form of the Company’s common shares or 100% in the form of the Company’s common shares. However, the Board retains discretion to provide for the retainers for one or more directors to be paid in a different mix of cash and the Company’s common shares (including payment of the entire retainer in cash) as it determines appropriate. Retainers are paid in two installments each year, with the number of the Company’s common shares to be delivered in payment of any retainer to be determined by dividing the dollar amount of the retainer to be paid in the form of the Company’s common shares by the average closing price of the Company’s common shares for the previous five business days prior to payment.

26    Lions Gate 2015 Proxy Statement

The following table presents information regarding compensation paid to each of our Non-Employee Directors for services rendered during fiscal 2015. Compensation paid to Messrs. Feltheimer and Burns, each of whom is also employed by us, is presented in the Summary Compensation table and the related explanatory tables.

DIRECTOR COMPENSATION — FISCAL 2015

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Gordon Crawford	$57,000	$50,008	$—	$—	$—	$—	$107,008
Arthur Evrensel	$67,000	$50,008	$—	$—	$—	$—	$117,008
Frank Giustra	$50,000	$50,008	$—	$—	$—	$—	$100,008
Morley Koffman (4)	$74,000	$50,008	$—	$—	$—	$—	$124,008
Harald Ludwig	$50,000	$50,008	$—	$—	$—	$—	$100,008
Dr. John C. Malone (5)	$—	$—	$—	$—	$—	$—	$—
G. Scott Paterson	$73,400	$50,008	$—	$—	$—	$—	$123,408
Mark H. Rachesky, M.D.	$116,000	$50,008	$—	$—	$—	$—	$166,008
Daryl Simm	$61,200	$50,008	$—	$—	$—	$—	$111,208
Hardwick Simmons	$75,400	$50,008	$—	$—	$—	$—	$125,408
Phyllis Yaffe	$64,000	$50,008	$—	$—	$—	$—	$114,008

(1)	The amounts reported in column (b) represent director annual retainer, chairman fees and meeting fees for fiscal 2015, paid, at the director’s election, either 50% in cash and 50% in the form of our common shares, or 100% in the form of our common shares, as described above. The value of the common shares is calculated using the average closing price of our common shares for the last five business days prior to payment. Payments of common shares are made twice a year in April and October of each year. During fiscal 2015, our Non-Employee Directors who elected to receive 50% of their retainers and fees in the form of common shares received the following number of shares: Mr. Evrensel, 1,027 shares, Mr. Giustra, 766 shares, Mr. Koffman, 1,132 shares, Mr. Ludwig, 766 shares, Mr. Simm, 938 shares and Mr. Simmons, 1,153 shares. During fiscal 2015, our Non-Employee Directors who elected to receive 100% of their retainers and fees in the form of common shares received the following number of shares: Mr. Crawford, 1,742 shares, Mr. Paterson, 2,247 shares, Dr. Rachesky, 3,585 shares and Ms. Yaffe, 1,958 shares.

(2)	The amounts reported in column (c) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, see the discussion of stock awards contained in Note 11 to the Company’s Audited Consolidated Financial Statements, included as part of the Company’s 2015 Annual Report filed on Form 10-K filed with the SEC on May 21, 2015.

(3)	The following table presents the number of unvested stock awards held by each of our Non-Employee Directors as of March 31, 2015. No Non-Employee Directors held any outstanding option awards as of that date.

Director	Number of Unvested Restricted Share Units as of March 31, 2015
Gordon Crawford	2,410
Arthur Evrensel	3,486
Frank Giustra	3,486
Morley Koffman	3,486
Harald Ludwig	3,486
Dr. John C. Malone	0
G. Scott Paterson	3,486
Mark H. Rachesky, M.D.	3,486
Daryl Simm	3,486
Hardwick Simmons	3,486
Phyllis Yaffe	3,486

(4)	Mr. Koffman, a former member of the Board, passed away in June 2015.

(5)	Dr. Malone joined the Board on March 27, 2015.

Lions Gate 2015 Proxy Statement    27

Education.    The Company encourages the participation of all directors in continuing education programs, at the Company’s expense, that are relevant to the business and affairs of the Company and the fulfillment of the directors’ responsibilities as members of the Board and any of its committees.

Stock Ownership Policy.    The Company requires that Non-Employee Directors maintain an ownership position in the Company of at least $150,000 of the Company’s common shares. New directors have three years from their initial election to the Board to reach this ownership threshold.

28    Lions Gate 2015 Proxy Statement

MANAGEMENT

Biographical Information

The following is a list of our executive officers followed by their biographical information (other than for Messrs. Feltheimer and Burns, whose biographical information appears above). Ages are as of July 20, 2015.

Name	Age	Position
Jon Feltheimer	63	Chief Executive Officer and Director
Michael Burns	56	Vice Chairman and Director
James W. Barge	59	Chief Financial Officer
Steven Beeks	58	Co-Chief Operating Officer and Co-President, Motion Picture Group
Brian Goldsmith	43	Co-Chief Operating Officer
Wayne Levin	52	General Counsel and Chief Strategic Officer

James W. Barge.    Mr. Barge has been our Chief Financial Officer since October 1, 2013. From October 2010 to November 2012. Mr. Barge served as the Executive Vice President, Chief Financial Officer of Viacom, Inc. (having served as its Executive Vice President, Controller, Tax and Treasury since January 2008), where he was responsible for overseeing all aspects of the company’s global finances and capital structure, as well as information technology, risk management and internal audit activities. Prior to joining Viacom, Mr. Barge served as Senior Vice President, Controller and Chief Accounting Officer (from October 2002 to December 2007) and Vice President and Controller (from February 2000 to October 2002) of Time Warner Inc., where he was responsible for the company’s overall financial planning, reporting and analysis, including budgeting and long range planning, and led several shared service and global process improvement initiatives. Mr. Barge joined Time Warner in March 1995 as Assistant Controller. Prior to joining Time Warner, Mr. Barge held several positions at Ernst & Young, including Area Industry Leader of the Consumer Products Group and National Office Partner, where he was responsible for the resolution of SEC accounting and reporting issues.

Steven Beeks.    Mr. Beeks has been our President, Motion Picture Group, since March 2012, our Co-President, Motion Picture Group, since February 2015, our Chief Operating Officer since April 2007, our Co-Chief Operating Officer since September 2007, and the President of Lions Gate Entertainment Inc., our wholly owned subsidiary, since December 2003. From July 2006 to March 2012, Mr. Beeks served as our President, and from January 1998 to December 2003, as the President of Artisan Home Entertainment Inc., our wholly owned subsidiary.

Brian Goldsmith.    Mr. Goldsmith has been our co-Chief Operating Officer since October 2012, and served as our Executive Vice President, Corporate Development and Strategy, from September 2008 to October 2012. Prior to that, Mr. Goldsmith served as the Chief Operating Officer and Chief Financial Officer of Mandate Pictures, LLC, a wholly-owned subsidiary of the Company since September 2007.

Wayne Levin.    Mr. Levin has been our Chief Strategic Officer since February 2013 and our General Counsel since November 2000. Previously, Mr. Levin had been our Executive Vice President, Corporate Operations since February 2004. Mr. Levin had been our Executive Vice President, Legal and Business Affairs since November 2000. Mr. Levin worked for Trimark Holdings, Inc. from September 1996 to November 2000, first as Director of Legal and Business Affairs from 1996 to 1998 and then as General Counsel and Vice President from 1998 to 2000.

Appointment of Executive Officers

Our officers are appointed and serve at the discretion of the Board. The employment agreements for the Named Executive Officers (as defined under Executive Compensation below) are described in Executive Compensation Information — Description of Employment Agreements below.

Lions Gate 2015 Proxy Statement    29

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) is designed to provide stockholders with an understanding of the Company’s executive compensation philosophy and objectives, as well as the analysis that the Compensation Committee performs in setting executive compensation. In doing so, it describes the material elements of compensation awarded to, earned by or paid to the individuals who served as our principal executive officer or our principal financial officer during fiscal 2015, and our three other most highly compensated executive officers for fiscal 2015 (the “Named Executive Officers”). The Named Executive Officers for fiscal 2015 include the following:

Name	Position
Jon Feltheimer	Chief Executive Officer and Director
Michael Burns	Vice Chairman and Director
James W. Barge	Chief Financial Officer
Steve Beeks	Co-Chief Operating Officer and Co-President, Motion Picture Group
Wayne Levin	General Counsel and Chief Strategic Officer

Executive Summary

The Company is a premier next generation global content leader with a strong and diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, digital distribution, channel platforms and international distribution and sales. The Company believes that the design of its executive compensation program as described in this CD&A plays an important role in attracting and retaining top executive talent and providing appropriate incentives for those executives to achieve continued growth of the Company and the creation of value for our shareholders.

The Company reported very strong fiscal results in fiscal 2015. Specifically, the Company reported revenue of $2.40 billion, adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) of $384.9 million, adjusted net income of $257.5 million or $1.85 adjusted basic net income per share and net income of $181.8 million or $1.31 basic net income per share for fiscal 2015 (fiscal year ended March 31, 2015). The $384.9 million of adjusted EBITDA in the fiscal year compared to adjusted EBITDA of $370.8 million in the prior year. Adjusted net income of $257.5 million or $1.85 adjusted basic net income per share in the fiscal year increased 18% from adjusted net income of $217.9 million or $1.58 adjusted basic net income per share in the prior year.

30    Lions Gate 2015 Proxy Statement

Net income of $181.8 million or $1.31 basic net income per share on 139.0 million weighted average number of common shares outstanding increased 20% from $152.0 million or $1.11 basic net income per share on 137.5 million weighted average number of common shares outstanding in the prior year. Free cash flow of $261.6 million in the fiscal year increased from $258.3 million in the prior year, marking the third straight year in which the Company delivered over $250 million in free cash flow.1

As shown in the graph below, the Company’s total shareholder return has outpaced the returns for the NYSE Composite Index and the S&P Movies & Entertainment Index for the period commencing March 31, 2010 and ending March 31, 2015.

1	See Exhibit A to this proxy statement for definitions of the non-GAAP financial measures discussed in this summary and a reconciliation of each such non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

Lions Gate 2015 Proxy Statement    31

Additionally, during fiscal 2015, the Company paid cash dividends of $33.4 million. The amount of dividends, if any, that we pay to our shareholders is determined by our Board, at its discretion, and is dependent on a number of factors, including our financial position, results of operations, cash flows, capital requirements and restrictions under our credit agreements, as well as any legal requirements. We cannot guarantee the amount of dividends paid in the future, if any.

	Dividends Paid Per Common Share	Total Amount	Payment Date
		(in thousands)
Fiscal Year 2015
Third quarter ended December 31, 2014	$0.07	$9,817	February 6, 2015
Second quarter ended September 30, 2014	$0.07	$9,590	November 7, 2014
First quarter ended June 30, 2014	$0.05	$6,880	August 8, 2014
Fourth quarter ended March 31, 2014	$0.05	$7,066	May 30, 2014

Total cash paid in fiscal year 2015	$0.34	$33,353

As described below in this CD&A, a substantial portion of our Named Executive Officers’ compensation is performance-based and/or linked to the value of our share price. Annual incentives are awarded based on the Compensation Committee’s assessment of a broad range of Company and individual performance criteria and are contingent on achievement of a threshold level of adjusted EBITDA for the fiscal year. Our equity incentive awards are primarily in the form of stock options that have value only if our share price increases after the date of grant of the option and/or awards that are subject to performance-based vesting requirements. The Compensation Committee believes that the compensation awarded to our executive officers for fiscal 2015 described below is appropriate in light of our Company’s strong performance during the fiscal year.

Key Features of Our Executive Compensation Program

The Compensation Committee believes that our executive compensation program includes key features that align the interests of the Named Executive Officers and the Company’s long-term strategic direction with the interests of our shareholders. Our program’s key features include:

•	Align pay with short-term and long-term performance:

•	Executives’ pay reflects performance achieved in financial and operational results (through the annual bonus plan and performance-based equity awards) and shareholder value creation (through equity awards generally).

•	Competitive, market based pay using peer group data as background information for compensation decisions.

•	Significant pay is at risk:

•	The Company provides both annual incentive opportunities and long-term equity awards to motivate performance and constitute a substantial majority of each executive’s total compensation opportunity.

•	Annual incentives and performance-based equity awards are each subject to achievement of a threshold level of adjusted EBITDA for the applicable fiscal year. No benefits are paid under these awards if the threshold goal is not achieved.

•	The Compensation Committee retains discretion in assessing performance and awarding payouts under the annual incentive plan and performance-based equity grants.

•	Compensation is balanced:

•	The compensation program provides a mix of fixed compensation and short- and long-term variable compensation to mitigate excessive risk taking behavior.

•	Bonuses and equity incentives are capped at maximum payout amounts.

•	Limited benefits and perquisites are provided.

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We have entered into employment agreements with each of our Named Executive Officers and believe these agreements have helped to create stability for our management team and contributed to the Company’s strong performance during fiscal 2015, as outlined above. These agreements have been structured to incorporate a number of features that we believe represent best practices in executive compensation and are generally favored by shareholders. In particular, these agreements do not provide for any accelerated vesting of equity awards or other payments or benefits that are triggered solely by a change in control (i.e., there are no “single- trigger” benefits) or any rights for the executive to be grossed up for any taxes imposed on excess parachute payments in connection with a change in control or any other benefits. These agreements also do not include any right for the executive to voluntarily terminate employment in connection with a change in control and receive severance (other than certain “good reason” terminations that we believe would constitute a constructive termination of the executive’s employment).

As noted below, equity award grants are generally made to the Named Executive Officers in connection with the executive’s entering into a new employment agreement with the Company. The Company typically does not grant equity-based awards to its executive officers at any other time, but may pay annual bonuses in cash and/or the Company’s common shares or equity awards with respect to the Company’s common shares and retains discretion to grant equity awards to executives at other times as the Compensation Committee may determine appropriate.

Executive Compensation Program Objectives

The goal of the Company’s executive compensation program is to facilitate the creation of long-term value for the Company’s shareholders by attracting, motivating, and retaining qualified senior executive talent. To this end, the Compensation Committee has designed and administered the Company’s compensation program to appropriately reward its executives for sustained financial and operating performance, to align their interests with those of the Company’s shareholders, and to encourage them to remain with the Company for long and productive careers. To achieve alignment with shareholder interests, the Compensation Committee believes that the Company’s compensation program provides significant, but appropriate, rewards for outstanding performance. The majority of the Company’s senior executives’ compensation is “at risk” in the form of annual and long-term incentive awards that are paid, if at all, based upon Company and individual performance. The Compensation Committee views the executive compensation program as one in which the individual components combine together to create a total compensation package for each Named Executive Officer that achieves these objectives and generally has a target value below or on par with targeted total direct compensation for similarly situated executives of the peer group companies identified below. As used in this discussion, the term “targeted total direct compensation” means the aggregate amount of the executive’s base salary, target annual incentive bonus, and long-term equity incentive awards based on the grant-date fair value of such awards, as determined under the accounting principles used in the Company’s financial reporting.

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Executive Compensation Practices

Below are examples of (i) executive compensation practices the Company has implemented because the Compensation Committee considers them to be effective at driving performance and supporting long-term growth for the Company’s shareholders while mitigating risk and (ii) executive compensation practices the Company does not engage in because the Compensation Committee believes they are inconsistent with the Compensation Committee’s philosophy and the interests of the Company’s shareholders.

Practices the Company Has Implemented	Practices the Company Does Not Engage In

☑ Pay for Performance: A significant portion of the Named Executive Officers’ targeted total compensation is “at risk” in the form of annual and long-term incentive awards. No benefits are paid under annual incentive or performance-based equity awards unless a threshold level of adjusted EBITDA is achieved for the applicable fiscal year.

☑ Use Multiple Performance Metrics: The Company’s annual bonus and long-term incentive programs rely on diversified performance metrics, including individual and group contributions and the Company’s financial and operating performance.

☑ Mitigate Undue Risk: The Company’s compensation programs include risk mitigation features, such as significant Compensation Committee discretion and oversight, a balance of annual and long-term incentives for senior executives and the use of multiple performance metrics.

☑ Maintain a Clawback Policy: The Board has policies requiring the recoupment under certain circumstances of performance-based compensation paid to the Named Executive Officers.

☑ Competitive Peer Groups: The Company’s peer groups for the purpose of assessing executive compensation focus on companies which we directly compete for executive talent and are generally similar to the Company in terms of revenues, market-capitalization and focus of its business.

☑ No Excise Tax Gross-ups: The employment agreements with the Named Executive Officers do not provide for any gross-up payments to cover excise taxes incurred by the executive.

☑ No Tax Gross-ups for Personal Benefits: None of the Named Executive Officers are entitled to receive gross-ups for taxes on personal benefits.

☑ No Change in Control Agreements: None of the Named Executive Officers’ employment agreements or arrangements provide benefits triggered solely by a change in control of the Company.

☑ No Hedging/Pledging: The Company prohibits all directors and employees, including the Named Executive Officers, from certain collateral pledging and margin practices involving the Company’s common shares.

☑ No Repricing of Stock Options or Share Appreciation Rights (“SARs”): The Compensation Committee may not reprice stock options or SARs without the approval of the Company’s stockholders.

Process for Determining Executive Compensation

Role of the Compensation Committee

The Company’s executive compensation program is administered by the Compensation Committee. The Compensation Committee, working with management, as outlined below, determines and implements the Company’s executive compensation philosophy, structure, policies and programs, and administers the Company’s compensation and benefit plans. The Compensation Committee is ultimately responsible for determining the compensation arrangements for the Company’s executive officers.

Role of Management

Throughout the year, the Compensation Committee requests various types of information from management in order to align the design and operation of the executive compensation programs with the Company’s business strategies and objectives. At various times during fiscal 2015, our Chief Executive Officer and other executives were invited by the Compensation Committee to attend relevant portions of the Compensation Committee meetings in order to provide information and answer questions regarding the Company’s strategic objectives and

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financial performance that impact the Compensation Committee’s functions. Generally, the Chief Executive Officer makes recommendations to the Compensation Committee with respect to salary, bonus, and long-term incentive awards for other executive officers (other than himself and the Vice Chairman), taking into account competitive market information described below, the Company’s compensation strategy, his subjective assessment of the particular executive’s individual performance, and the experience level of the particular executive. The Compensation Committee discusses with the Chief Executive Officer his recommendations and either approves or modifies the recommendations in its discretion. The Compensation Committee is solely responsible for determining the compensation of the Chief Executive Officer and Vice Chairman. None of the Named Executive Officers are members of the Compensation Committee or otherwise have any role in determining their own compensation. The Compensation Committee reports to the Board on all compensation matters regarding our executives and other key salaried employees.

The Company’s management also regularly:

•	provides data, analysis and recommendations for the Compensation Committee’s consideration regarding the Company’s executive compensation programs and policies, preparing materials for the information of and review by the Compensation Committee;

•	administers those programs and policies consistent with the direction of the Compensation Committee;

•	provides an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with the Company’s objectives; and

•	recommends changes to compensation programs to help promote achievement of all program objectives.

Role of Compensation Consultant

From time to time, the Compensation Committee retains the services of outside compensation consultants to provide assistance in its review and determination of the Company’s executive compensation program. For fiscal 2015, the Compensation Committee engaged Pay Governance LLC (‘‘Pay Governance”) as its independent compensation consultant. Pay Governance assists the Committee in the development and evaluation of the Company’s executive compensation program, policies and practices and its determination of executive compensation, and provides advice to the Compensation Committee on other matters related to its responsibilities. Pay Governance reports directly to the Compensation Committee and the Compensation Committee has the sole authority to retain and terminate the consultant and to review and approve the consultant’s fees and other retention terms. During fiscal 2015, at the Compensation Committee’s request, Pay Governance performed the following services:

•	Provided competitive market data on compensation for executives at the Company and its divisions;

•	Assisted in the Committee’s review of the Company’s executive compensation program, including the Performance-Based Restricted Share Unit Award Plan and Executive Bonus Program (described below);

•	Reviewed compensation-related disclosures in the Company’s 2014 proxy statement;

•	Provided information with respect to emerging compensation-related practices and policies, and

•	Reviewed general compensation levels and trends within the industry in which the Company operates.

Peer Group

The selection of an appropriate peer group is a key element of any executive compensation program, so that comparisons to “market” compensation levels are meaningful and appropriate. In evaluating the program, the Company compares itself with a custom peer group which is comprised of companies with whom we compete for executive talent. These companies include competitors within the broader media industry segments as well as leisure product and home entertainment industries, which are similar to the Company in terms of size (revenue/market capitalization), operational characteristics, and stock price correlation relative to the market.

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With the assistance of Pay Governance, for the purpose of evaluating our executive compensation program in fiscal 2015, the Compensation Committee utilized, as it determined appropriate, the following companies, which include both entertainment companies in the 2014 Towers Watson Entertainment Industry Survey and companies within the broader media industry:

AMC Networks	Discovery Communications
DreamWorks Animation	Electronic Arts
Live Nation Entertainment	Madison Square Garden Company
Netflix	Paramount Pictures
Scripps Networks Interactive	Sirius XM Holdings
Starz	Twentieth Century Fox
The Walt Disney Company	Universal Pictures

Utilizing the data provided by Pay Governance with respect to this peer group, the Compensation Committee evaluates the amount and proportions of base pay, annual incentive pay and long-term compensation, as well as the targeted total direct compensation value for a select number of the Company’s officers, including the Company’s Chief Executive Officer and Vice Chairman, relative to the compensation of similarly situated executives among the peer group. As noted below, the Company’s standard practice is to grant equity awards to the Named Executive Officers only in connection with the executive’s entering into a new employment agreement with the Company (although the Compensation Committee does award annual bonuses from time to time in the form of equity awards). In assessing the executives’ compensation levels for market comparison purposes, the Compensation Committee allocates the grant date value of the equity awards over the term of the contract so that the executive’s compensation is not disproportionately high in the initial year of the contract and disproportionately low for the remaining years of the contract term.

In general, the Compensation Committee uses the peer group data as background information for its compensation decisions and does not “benchmark” compensation at any particular level relative to the peer companies. Except as otherwise noted in this CD&A, decisions by the Compensation Committee are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as analysis and input from, and comparable peer data provided by, the Compensation Committee’s independent compensation consultant. The Compensation Committee believes that the compensation opportunities provided to our Named Executive Officers are appropriate in light of competitive considerations. The Compensation Committee continues to monitor current trends and issues in the Company’s competitive landscape and will modify its programs as it determines appropriate.

Consultant Independence

During fiscal 2015, Pay Governance did not perform work for the Company other than pursuant to its engagement by the Compensation Committee. The Compensation Committee has assessed the independence of Pay Governance and concluded that its engagement of Pay Governance does not raise any conflict of interest with the Company or any of its directors or executive officers.

Role of Shareholder Say-on-Pay Votes

The Company provides its shareholders with the opportunity to cast an annual advisory vote on its executive compensation program (referred to as a “say-on-pay proposal”). At the Company’s Annual Meeting of Shareholders held in September 2014, approximately 67.5% of the votes actually cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. Although the Compensation Committee believes this result affirms shareholders’ support of the Company’s approach to executive compensation, the Compensation Committee would like to see a greater level of support for the say-on-pay proposal and has recently implemented several changes designed to improve the program. For fiscal 2015, the Compensation Committee retained a new independent compensation consultant, Pay Governance, to assist the committee in defining performance criteria used to determine payout levels under executives’ incentive awards, designing and implementing its compensation program, and providing peer company compensation data to help evaluate compensation levels. Also, as noted above, the employment agreements entered into with the Company’s executive officers in recent years incorporate a number of features (such as the elimination of “single-trigger” benefits paid solely on a change in control and the elimination of tax gross-up payments) that we believe

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represent best practices in executive compensation and are generally favored by shareholders. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the Named Executive Officers.

Shareholder Engagement

The Company values and regularly solicits shareholder input. Over the past year, we spoke with shareholders representing approximately 60% of our outstanding shares regarding the Company’s performance, strategic focus and compensation practices. The policies described and disclosures made in this CD&A reflect, in part, feedback resulting from this ongoing shareholder engagement.

Employment Agreements

We have entered into employment agreements with each of the Named Executive Officers. Each employment agreement specifies the annual base salary that the executive will be entitled to receive during the term of the agreement, as well as the Company benefit plans in which the executive will participate and, in certain cases, perquisites that the executive will receive. In addition, each agreement sets forth the annual and long-term incentive compensation target or ranges that the executive officer will be eligible to receive, with the amount of annual incentives and performance-based long-term incentives awarded, subject in all instances to the discretion of the Compensation Committee. Each agreement also specifies the post-termination benefits that will be received by each executive (including the treatment of any unvested equity awards) upon certain terminations of employment.

Each of these agreements was approved by the Compensation Committee and is described below under Description of Employment Agreements. We believe that it is in the best interests of the Company to enter into multi-year employment agreements with the Named Executive Officers because the agreements foster long-term retention, and promote stability among the management team, while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs and rewarding performance. In addition, we believe that the use of multi-year employment agreements assists in retention and recruiting efforts because generally, other entertainment companies with which we compete for executive talent enter into long-term employment agreements with their executives as well.

Steven Beeks.    In March 2012, we entered into an employment agreement with Mr. Beeks. The agreement provided that Mr. Beeks would serve as the Company’s Co-Chief Operating Officer and President, Motion Picture Group for a term commencing April 2, 2012 and ending April 1, 2015. In February 2015, the Compensation Committee engaged Pay Governance to assist the committee in structuring and analyzing terms for a new employment agreement with Mr. Beeks. Based on compensation levels from the 2014 Towers Watson Entertainment Industry Survey and publicly disclosed data from certain peer group companies identified above, Pay Governance provided an analysis of the proposed compensation structure relative to the targeted total direct compensation provided by certain of the peer companies to their chief operating officers, illustrated potential realizable long-term value of the compensation arrangements through the term of the agreement, and summarized proposed employment terms providing comparator practice to current market and best governance practices. Pay Governance concluded that the proposed levels for Mr. Beeks compensation was below the 25th percentile of such peer group companies, which the Compensation Committee determined was appropriate given the Company’s smaller revenue size relative to most of the peer companies utilized in the sample group. Moreover, the proposed salary and target bonus were positioned below the 25th percentile of the competitive market, while the annualized value of the long-term incentive grant provided in the agreement was above the 75th percentile of the competitive market. The Compensation Committee determined that the majority of the targeted compensation would come in the form of long-term incentives, which we believe is consistent with the long-term orientation of the Company’s shareholder based pay-for-performance philosophy.

Accordingly, on May 6, 2015, we entered into a new employment agreement with Mr. Beeks to serve as the Company’s Co-Chief Operating Officer and Co-President, Motion Picture Group for a term ending March 31, 2018. The base salary increase, target bonus and equity awards (including the grant levels, types of awards and vesting provisions) provided in the agreement were established by the Compensation Committee based on its subjective assessment of Mr. Beeks’ performance as the Company’s Co-Chief Operating Officer and Co-President, Motion Picture Group, negotiations with Mr. Beeks, and taking into account the data provided by Pay Governance described above. In particular, the Compensation Committee believed it would be appropriate to structure new grants of stock options and restricted share units to be made to Mr. Beeks so that the vesting of a substantial portion of these awards would be subject to the achievement of Company and individual

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performance criteria established by the Compensation Committee. Approximately two-thirds of the stock options and approximately two-thirds of the restricted share units granted to Mr. Beeks pursuant to the employment agreement are subject to performance-based vesting requirements. Each of these performance-based awards covers a three-year period and is divided into three tranches, with one-third of each performance award being eligible to vest based on performance over a specified twelve-month period. The Compensation Committee believed that these performance-based vesting requirements would create additional incentives for Mr. Beeks to help achieve particular goals deemed important to the Company and further align Mr. Beeks’ interests with those of our shareholders. In addition, both the time-based and performance-based components provide a retention incentive as the vesting of the award is generally subject to Mr. Beeks’ continued employment with us through the vesting date. For more information on the terms of the agreement, see Description of Employment Agreements below and the narrative descriptions accompanying the Potential Payments upon Termination or Change in Control section.

Executive Compensation Components

The Company’s executive compensation program is generally based on three components, which are designed to be consistent with the Company’s compensation philosophy as outlined above:

(1)	base salary;

(2)	annual incentive bonuses; and

(3)	long-term incentive awards, including awards of restricted share units, SARs and stock options that are subject to time-based and/or performance-based vesting.

The Company also provides certain perquisites and personal benefits to the Named Executive Officers pursuant to their employment agreements, and severance benefits if the Named Executive Officer’s employment terminates under certain circumstances. In structuring executive compensation packages, the Compensation Committee considers how each component of compensation promotes retention and/or motivates performance by the executive. The rationale for providing each component of compensation is discussed in more detail in the sections below. Our compensation packages are designed to promote teamwork, initiative and resourcefulness by key employees whose performance and responsibilities directly affect our results of operations.

Base Salary

We provide our executive officers and other employees with an annual base salary to compensate them for the scope of their responsibilities, the complexity of the tasks associated with their position within the Company, their skill set and their performance during the year. Base salaries are established when we hire or otherwise enter into an employment agreement with an executive officer, based on negotiations with the executive and taking into account market compensation data for that position, and are generally not modified again until the end of the contract term. In determining base salary, the Compensation Committee primarily considers market data and compensation levels of executive officers of companies in competing businesses, an internal review of the executive’s compensation, both individually and relative to other executive officers, and the individual performance of the executive. We also consider the recommendations of our Chief Executive Officer in establishing the base salaries for other executive officers (other than himself and the Vice Chairman). Consistent with our philosophy that executive pay should primarily be based on performance, our practice has been to establish base salaries that are generally lower than such salaries at our peer companies at the time the contract is entered into, with the majority of the executive’s compensation being delivered in the form of incentive compensation that we believe is tied directly to shareholder value creation.

Generally, base salaries along with perquisites and personal benefits are intended to attract and retain highly qualified executives. These are the elements of our executive compensation program where the value of the benefit in any given year is not dependent on performance and the marketplace. We believe that in order to attract and retain top executives, we need to provide them with certain predictable compensation levels that reward their continued service.

In fiscal 2015, the Company did not enter into new employment arrangements with any Named Executive Officers. In May 2015 (fiscal 2016), the Company entered into an employment agreement with Mr. Beeks. The Compensation Committee believes that the base salary levels of the Named Executive Officers are reasonable

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in view of the Compensation Committee’s assessment of peer group data for similar positions and the committee’s assessment of the Company’s overall performance and the contribution of those officers relative to that performance.

Annual Incentive Bonuses

Annual incentive bonuses are primarily intended to motivate the Named Executive Officers to achieve annual financial, operational and individual performance objectives and focus on promotion of and contribution to achievement of the Company’s business strategy. The Company has entered into employment agreements with each of the Named Executive Officers that generally provide for bonuses to be determined in the discretion of the Compensation Committee, as recommended by our Chief Executive Officer (other than for himself), based on performance criteria established by the Compensation Committee. The Compensation Committee believes that the annual bonus opportunities can be effective in motivating, rewarding and retaining our executive officers. Annual incentive bonus payments are typically paid in June based on performance for the prior fiscal year.

In June 2014, the Compensation Committee approved a bonus plan, the Executive Annual Bonus Program (the “Executive Bonus Program”), to provide the terms of annual bonus opportunities to be granted to certain of the Company’s executive officers. Under the Executive Bonus Program, each of the Company’s executive officers selected by the Compensation Committee to participate in the plan for a particular fiscal year is eligible to receive a bonus only if the Company achieves a target level of adjusted EBITDA established by the Compensation Committee for that year. This minimum performance requirement of the Executive Bonus Program is intended to add an objective performance component and preserve the Company’s tax deduction for bonuses paid under the program as determined under Section 162(m) of the U.S. Internal Revenue Code. If the target level is not achieved, no bonuses will be paid under the plan for that fiscal year. If the target level is achieved, the executive is eligible to receive a bonus up to a maximum amount established by the Compensation Committee for each executive. The Compensation Committee then has the discretion to determine the actual amount of the bonus to be awarded to each executive for the fiscal year based on the executive’s target bonus amount for the year and such company and/or individual performance criteria as it may determine appropriate (subject in each case to the maximum bonus amount for that executive). The Executive Bonus Program provides that the executive generally must remain employed with the Company through the date on which bonuses are paid for a particular fiscal year to be eligible for a bonus for that year.

For fiscal 2015, the Compensation Committee determined that the target level of adjusted EBITDA under the Executive Bonus Program would be $227.5 million. If this goal was not met, no bonuses would be paid under the program. The Compensation Committee selected adjusted EBITDA as the financial performance metric for fiscal 2015 because it believes that it is a meaningful indicator of the Company’s performance. In March 2015, the Compensation Committee certified that target level was achieved as the Company’s estimated adjusted EBITDA for fiscal 2015 was greater than $375.0 million and, accordingly, the Executive Bonus Program was fully funded up to each executive’s maximum opportunity.

In June 2014, the Compensation Committee also approved the following target and maximum bonus opportunities under the Executive Bonus Program for the Company’s 2015 fiscal year for the Named Executive Officers (the target amounts expressed in each case as a percentage of the executive’s base salary):

	Annual Incentive Range
Executive	Target	Maximum*
Jon Feltheimer	100%	$10,000,000
Michael Burns	50%	$10,000,000
James W. Barge	50%	$3,000,000
Steven Beeks	50%	$3,000,000
Wayne Levin	50%	$3,000,000

*	Maximum funded amount under the Executive Bonus Program.

In determining the bonus amount to award each executive, the Compensation Committee considers a broad range of corporate and individual performance criteria and evaluates each executive’s achievements and contributions to the Company’s overall performance on a case-by-case basis. No specific weighting is assigned to any particular performance criterion. Instead, the Compensation Committee determines in its judgment how each executive’s contributions should be assessed. Based on its assessment, the Compensation Committee has

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discretion to reduce an executive’s bonus (including to zero) or increase an executive’s bonus (subject in each case to the executive’s maximum bonus opportunity established by the Compensation Committee). The Company believes that it is appropriate for the Compensation Committee to have broad discretion in evaluating the performance of the Named Executive Officers each year because the entertainment industry is constantly changing and the Company needs to be able to shift its goals and strategies on an ongoing basis. Thus, the Company believes that measuring performance based on specific goals set at the beginning of the year may not fully reflect the executive’s performance as the Company’s priorities change during the year.

Accordingly, for fiscal 2015, the Compensation Committee approved the following annual incentive bonuses to be awarded to each of the Named Executive Officers. In each case, the Compensation Committee used its discretion, as described above, to determine the bonuses based on the terms of the Executive Bonus Program and its subjective assessment of the various performance achievements noted below. Except as expressly noted above, no specific financial performance targets or other objective performance criteria were established by the Compensation Committee for purposes of determining bonuses to be awarded to the Named Executive Officers. Rather, the Compensation Committee noted the actual performance of the Company or the individual executive, as applicable, and made a subjective determination as to the level of that performance.

Jon Feltheimer and Michael Burns

The bonus amounts for Messrs. Feltheimer and Burns were determined based on, as the Compensation Committee deemed appropriate, assessment of the following criteria (with no emphasis to be derived from the order in which they appear), including the financial performance results noted in Executive Summary above:

•	The Company’s fiscal 2015 adjusted EBITDA;

•	The Company’s free cash flow in fiscal 2015 of $261.6 million, marking the third straight year in which the Company delivered over $250 million in free cash flow;

•	The Company’s share price and total shareholder return;

•	Growth of the Company’s core library asset; and

•	Consideration of other criteria identified below, such as transformative transactions and initiatives completed by the Company which may result in general long-term growth of the business.

In reviewing such criteria, the Compensation Committee noted, the Company’s financial results for fiscal 2015 and the performance of the Company’s common shares over the past five years described under the heading Executive Summary above.

The Compensation Committee did note that revenue of $2.40 billion in the fiscal year declined 9% from $2.63 billion in the prior year due primarily to smaller theatrical and home entertainment slates of wide theatrical releases. The Company had 10 wide release theatrical films in the fiscal year compared to 13 wide release theatrical films in the prior year. Overall, the Company’s motion picture segment revenue in the fiscal year was $1.82 billion, a decline of 17% compared to the prior year. Within the Company’s motion picture segment, theatrical revenue in the fiscal year was $354.0 million compared to $524.7 million in the prior year due to the smaller slate of wide release films noted above. However, strong domestic and international television performance, a film slate including The Hunger Games: Mockingjay — Part 1 (which grossed $752 million at the worldwide box office), Insurgent (which grossed over $275 million at the worldwide box office) and John Wick (which grossed over $78 million at the worldwide box office), increased earnings from the Company’s investment in EPIX (its partnership with Viacom, its Paramount Pictures unit and Metro-Goldwyn-Mayer Studios), reduced interest expense and lower theatrical marketing costs all drove the Company’s profitability in the fiscal year. Indeed, EPIX contributed nearly $50 million in profit (before income taxes) to the Company in fiscal 2015. Additionally, revenue for the Company’s television production segment rose to a record $579.5 million in the fiscal year, an increase of 30% from $447.4 million in the prior year reflecting strong gains in all categories- domestic television licensing and syndication, international television revenue and home entertainment revenue from television production. A record 238 episodes and 168 hours of domestic television series were delivered in the fiscal year, including episodes of Anger Management, Orange is the New Black, Nashville, Mad Men, Manhattan, The Royals and Nurse Jackie. There was also significant domestic television revenue from the talk and game shows The Wendy Williams Show and Family Feud. Record international television revenue included licensing of Anger Management, Orange is the New Black, Nashville and Mad Men. Moreover, television revenue included in the Company’s motion picture segment in the fiscal year was $270.2 million, an increase of

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20% compared to $225.3 million in the prior year as a strong slate of theatrical wide releases reaching their pay television windows included The Hunger Games: Catching Fire, Divergent, Red 2 and Ender’s Game and compared favorably to the prior year slate.

Further, the Compensation Committee considered the contributions of Messrs. Feltheimer and Burns to the following achievements during fiscal 2015:

•	In April 2014, the Company forming a multiyear partnership for the creation of film, television and digital content with RocketJump Studios;
•	In April 2014, Hulu renewing Deadbeat for a second season (and subsequently renewing for a fourth season in May 2015);
•	In April 2014, the Company’s selling its interest in FEARnet, a joint venture with Sony Pictures Entertainment, to Comcast;
•	In May 2014, the Company announcing the launch of a U.S. traveling exhibition tour of The Hunger Games: The Exhibition in association with Imagine Exhibitions, Inc., commencing summer 2015;
•	In May 2014, Netflix renewing Orange Is the New Black for a third season (and subsequently renewing for a fourth season in April 2015);
•	In May 2014, ABC renewing Nashville for a third season (and subsequently renewing for a fourth season in May 2015);
•	In July 2014, the Company entering into a strategic partnership and acquiring an interest in games developer Next Games;
•	In July 2014, the Company forming a strategic collaboration with Alibaba Group to offer Lionsgate Entertainment World, a subscription streaming service for mainland China available exclusively through Alibaba’s latest generation set-top box;
•	In August 2014, the Company acquiring an interest in Atom Tickets, a theatrical movie discovery service;
•	In August 2014, in a move reflecting the increasing globalization of its business, the Company relocating its international sales operations to London, England;
•	In October 2014, the Company partnering with Tribeca Enterprises, a diversified global media company which owns and operates the Tribeca Film Festival, on a subscription video-on-demand service expected to launch in the second half of 2015;
•	In October 2014, the Company expanding its domestic home entertainment distribution deal with Miramax to include more than 250 additional titles;
•	In October 2014, WGN America renewing Manhattan for a second season;
•	In November 2014, ABC Family renewing Chasing Life for a second season;
•	In November 2014, the Company entering into a multi-year partnership with CBS Films that includes distribution initiatives by the Company across all media, including theatrical and home entertainment platforms (except U.S. pay television), as well as sales in international markets (with the exception of The DUFF);
•	In November 2014, the Company teaming up with Dutch media company Imagine Nation and U.S. based Triangular Entertainment to bring The Hunger Games to the stage using innovative and immersive staging technique, launching in summer 2016 in a brand new purpose-built theater next to Wembley Stadium in London;
•	In January 2015, E! renewing The Royals for a second season (before its first season debut in May 2015);
•	In February 2015, the Company entering into the Exchange Agreement with certain affiliates of Dr. Malone to acquire certain shares of common stock of Starz in exchange for the Company’s common shares;
•	In February 2015, the Company acquiring an interest in Telltale Games, a leading and award-winning independent developer and publisher of games and pioneer of the episodic delivery of digital gaming content;
•	In March 2015, the appointment of Dr. Malone to the Board;
•	In March 2015, the Company entering into a partnership with Hunan TV & Broadcast Intermediary Co. Ltd., one of China’s leading media and entertainment companies, and its wholly-owned TIK Films subsidiaries, that includes a multiyear slate co-financing deal covering qualifying Lionsgate feature films;
•	In March 2015, the Company partnering with Dubai Parks and Resorts to bring a Lionsgate zone to motiongate™ Dubai, the Hollywood-themed park opening in Dubai in October 2016;
•	In March 2015, the Company entering into a seven-year term, fixed rate loan for an aggregate amount of $375 million (subsequently increased to $400 million) (the “Term Loan”);

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•	In March 2015, the Company redeeming the remaining outstanding principal amount of the Company’s 3.625% Convertible Senior Subordinated Notes (the “3.625% Notes”);
•	In April 2015, the Company partnering with Comic-Con International: San Diego on a subscription video-on-demand service expected to launch in the second half of 2015;
•	The Company’s continued investment and expansion into its Global Franchise Management and Strategic Partnership division, which broadly covers all theatrical promotions and branded partnerships, licensed consumer products and location-based entertainment initiatives;
•	The Company’s continued investment and expansion into its Interactive Ventures and Games division, which develops our digital investment strategy as well as our operational initiatives for both our own and third party intellectual property for traditional and digital media adaptation through, among other things, the production and global distribution of multi-platform games, the licensing of content for games and mobile devices, and development of branded online services and experiences including virtual and augmented reality;
•	The Company declaring quarterly cash dividends of five cents ($0.05) per common share (paid on May 30, 2014 and August 8, 2014) and seven cents ($0.07) per common share (paid on November 7, 2014 and February 6, 2015);
•	The success of worldwide theatrical box office for The Hunger Games: Mockingjay — Part 1, Insurgent and John Wick; and
•	The Company earning numerous Academy Award®, Emmy Award®, Golden Globe®, and other recognitions, nominations and wins for its various films and television programs during the fiscal year.

Moreover, the Compensation Committee engaged Pay Governance to assist it in assessing its proposed annual incentive bonus amounts for Messrs. Feltheimer and Burns. In its review, Pay Governance summarized highlights of the Company’s business and strategic performance achieved during fiscal 2015, reviewed the executives’ historic compensation and potential fiscal 2015 compensation relative to the year over year change in the Company’s market capitalization and adjusted EBITDA, illustrated the competitive position of Messrs. Feltheimer’s and Burns’ fiscal 2015 compensation relative to the Company’s peer group, and illustrated the ratio of realizable compensation to target compensation and total return to shareholders relative to peer group companies with publicly available compensation information.

In its review of the proposed incentives, Pay Governance noted, among other things, the following: that even though the Company’s filmed entertainment revenue in the fiscal year declined from the prior year (due primarily to smaller theatrical and home entertainment slates of wide theatrical releases), strong performance in the Company’s television division and sound financial management, among other things, contributed to the Company’s profitability in the fiscal year; the Company’s net income and earnings per share were above the 50th percentile of the Company’s peer group; total shareholder return over one, three and five years was comparatively strong versus the Company’s peer group; the Company had several strategic achievements in the fiscal year as noted above; and the Company was on track to achieve its three year adjusted EBITDA directional guidance. Pay Governance concluded that the proposed incentives to Messrs. Feltheimer and Burns would result in total compensation for each of Messrs. Feltheimer and Burns in fiscal 2015 being above the 75th percentile of the Company’s peer group (with, as noted above, the grant date value of the equity awards granted to each executive on entering into their new employment agreements being allocated over the term of the contract).

After consideration of Pay Governance’s analysis of the proposed bonus amounts for Messrs. Feltheimer and Burns, the Compensation Committee determined that, in light of all of the performance achievements described above in this section, the Company performed at solid levels in fiscal 2015 and that these executives principally drove that performance in their leadership roles with the Company. The Compensation Committee concluded that it would be appropriate to reward them for the Company’s performance in fiscal 2015 with bonus payouts that were above the median relative to similarly situated executives with the peer companies noted above.

Accordingly, in May 2015, based on its review and under the Executive Bonus Program, the Compensation Committee approved the following for fiscal 2015: (i) for Mr. Feltheimer, a cash bonus of $4.05 million and the grant of a number of common shares of the Company with a value equal to $4.05 million (vesting immediately upon grant); and (ii) for Mr. Burns, a cash bonus of $3.0 million, the grant of a number of common shares of the Company with a value equal to $4.0 million (vesting immediately upon grant) and the grant of a number of the Company’s restricted share units with a value equal to $1.0 million (vesting in annual installments over three years following the date of grant). The Compensation Committee determined that it would be appropriate for a portion of each executive’s bonus to be paid in equity to further align the executive’s interests with those of our shareholders.

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James W. Barge.    Mr. Barge’s bonus for fiscal 2015 was determined, in part, based on the Company’s corporate performance measures discussed above and, in part, based on the Compensation Committee’s subjective assessment of Mr. Barge’s performance, as well as Mr. Feltheimer’s recommendations based on his subjective assessment of Mr. Barge’s performance, during the fiscal year.

Under the terms of the Executive Bonus Program for the Company’s 2015 fiscal year, Mr. Barge’s target bonus opportunity for the corporate performance achievement/payout level illustrated above, was as follows:

	Opportunity
Executive	Target	Maximum
James W. Barge	$412,500	$3,000,000

In assessing Mr. Barge’s individual performance during fiscal 2015, the Compensation Committee acknowledged Mr. Barge’s contribution to the following:

•	The Company continuing to strengthen its balance sheet in the fiscal year and reducing the principal amount outstanding on its $800 million revolving credit facility to zero on March 31, 2015;
•	The Company reporting free cash flow in fiscal 2015 of $261.6 million, marking the third straight year in which the Company delivered over $250 million in free cash flow;
•	Excluding certain items, the Company reducing its adjusted effective tax rate in fiscal 2015 to 14.2% compared to 25.7% in fiscal 2014;
•	The Company implementing certain business and financing strategies in and among its operations in the various tax jurisdictions in which it operates in fiscal 2015;
•	The Company reducing its cash-based interest expense in fiscal 2014 to $39.7 million compared to $49.0 million in the fiscal 2014;
•	In August 2014, the Company relocating its international sales operations to London, England;
•	In February 2015, the Company entering into the Exchange Agreement with certain affiliates of Dr. Malone to acquire certain shares of common stock of Starz in exchange for the Company’s common shares;
•	In March 2015, the Company entering into the Term Loan;
•	In March 2015, the Company redeeming the remaining outstanding principal amount of the 3.625% Notes;
•	The Company declaring quarterly cash dividends of five cents ($0.05) per common share (paid on May 30, 2014 and August 8, 2014) and seven cents ($0.07) per common share (paid on November 7, 2014 and February 6, 2015);
•	The consummation of various single picture financing loans throughout fiscal 2015;
•	The continued consolidation and integration of the Company’s various joint ventures and equity interests into the Company’s business operations;
•	The timely and efficient completion and filing of the Company’s Quarterly Reports on Forms 10-Q and Annual Report on Form 10-K for fiscal 2015;
•	Providing effective investor relations support; and
•	The successful management of the Company’s operating plan in fiscal 2015.

Accordingly, in May 2015, based on its review and under the Executive Bonus Program, the Compensation Committee approved for Mr. Barge for fiscal 2015, a cash bonus of $450,000 and the grant of a number of common shares of the Company with a value equal to $450,000 (vesting immediately upon grant). The Compensation Committee determined that it would be appropriate for a portion of Mr. Barge’s bonus to be paid in equity to further align Mr. Barge’s interests with those of our shareholders.

Steven Beeks.    Mr. Beeks’ bonus was determined, in part, based on the Company’s corporate performance measures discussed above and, in part, based on the Compensation Committee’s subjective assessment of Mr. Beeks’ performance, as well as Mr. Feltheimer’s recommendations based on his subjective assessment of Mr. Beeks’ performance, during the fiscal year.

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Under the terms of the Executive Bonus Program for the Company’s 2015 fiscal year, Mr. Beeks’ target bonus opportunity for the corporate performance achievement/payout level illustrated above, was as follows:

	Opportunity
Executive	Target	Maximum
Steven Beeks	$450,000	$3,000,000

In assessing Mr. Beeks’ individual performance during fiscal 2015, the Compensation Committee acknowledged Mr. Beeks’ contribution to, among other things, the following:

•	In August 2014, in a move reflecting the increasing globalization of its business, the Company relocating its international sales operations to London, England;
•	In October 2014, the Company expanding its domestic home entertainment distribution deal with Miramax to include more than 250 additional titles;
•	In November 2014, the Company entering into a multi-year partnership with CBS Films that includes distribution initiatives by the Company across all media, including theatrical and home entertainment platforms (except U.S. pay television), as well as sales in international markets (with the exception of The DUFF);
•	In calendar 2014, the Company maintaining an approximate 10% market share for packaged media, making it the number five studio in marketshare overall;
•	In calendar 2014, the Company maintaining a box office-to-home entertainment conversion rate of approximately 15% above that of the industry average;
•	In fiscal 2015, three of the Company’s theatrical releases on DVD debuting at number one — Divergent, The Hunger Games: Mockingjay — Part 1 (which both held the number one spot for two weeks) and Draft Day;
•	In fiscal 2015, five of the Company’s titles debuting at number one on the Rentrak On-Demand VOD charts — Legends of Hercules, I, Frankenstein, Divergent, John Wick and The Hunger Games: Mockingjay — Part 1 (which held the number one spot for two weeks);
•	In calendar 2014, The Hunger Games: Catching Fire becoming the number two selling DVD (and number two for all home entertainment platforms) and Divergent becoming the number ten selling DVD (and in the top 12 for all home entertainment platforms);
•	The successful strategic management of Lionsgate U.K., which revenue increased 8% to $158.5 million in fiscal 2015 on a diversified mix of Lionsgate, third-party and in-house produced Lionsgate U.K. releases;
•	The successful strategic management of Pantelion Films (the Company’s joint venture with Videocine, an affiliate of Televisa); and
•	The successful management of the day-to-day functioning of the Company’s home entertainment and motion picture groups.

Accordingly, in May 2015, based on its review and under the Executive Bonus Program, the Compensation Committee approved for Mr. Beeks’ for fiscal 2015, a cash bonus of $371,250 and the grant of a number of common shares of the Company with a value equal to $371,250 (vesting immediately upon grant). The Compensation Committee determined that it would be appropriate for a portion of Mr. Beeks’ bonus to be paid in equity to further align Mr. Beeks’ interests with those of our shareholders.

Wayne Levin.    Mr. Levin’s bonus was determined, in part, based on the Company’s corporate performance measures discussed above and, in part, based on the Compensation Committee’s subjective assessment of Mr. Levin’s performance, as well as Messrs. Feltheimer’s and Burns’ recommendations based on their subjective assessment of Mr. Levin’s performance, during the fiscal year.

Under the terms of the Executive Bonus Program for the Company’s 2015 fiscal year, Mr. Levin’s target bonus opportunity for the corporate performance achievement/payout level illustrated above, was as follows:

	Opportunity
Executive	Target	Maximum
Wayne Levin	$412,500	$3,000,000

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In assessing Mr. Levin’s individual performance during fiscal 2015, the Compensation Committee acknowledged Mr. Levin’s contribution to, among other things, the following:

•	In May 2014, the Company announcing the launch of a U.S. traveling exhibition tour of The Hunger Games: The Exhibition in association with Imagine Exhibitions, Inc. commencing summer 2015;
•	In August 2014, the Company acquiring an interest in Atom Tickets;
•	In October 2014, the Company partnering with Tribeca Enterprises on a subscription video-on-demand service expected to launch in the second half of 2015;
•	In October 2014, the Company expanding its domestic home entertainment distribution deal with Miramax to include more than 250 additional titles;
•	In November 2014, the Company entering into a multi-year partnership with CBS Films that includes distribution initiatives by the Company across all media, including theatrical and home entertainment platforms (except U.S. pay television), as well as sales in international markets (with the exception of The DUFF);
•	In November 2014, the Company teaming up with Dutch media company Imagine Nation and U.S. based Triangular Entertainment to bring The Hunger Games to the stage using innovative and immersive staging technique, launching in summer 2016 in a brand new purpose-built theater next to Wembley Stadium in London;
•	In February 2015, the Company entering into the Exchange Agreement with certain affiliates of Dr. Malone to acquire certain shares of common stock of Starz in exchange for the Company’s common shares;
•	In February 2015, the Company acquiring an interest in Telltale Games;
•	In March 2015, the appointment of Dr. Malone to the Board;
•	In March 2015, the Company entering into a partnership with Hunan TV & Broadcast Intermediary Co. Ltd., and its wholly-owned TIK Films subsidiaries, that includes a multiyear slate co-financing deal covering qualifying Lionsgate feature films;
•	In March 2015, the Company partnering with Dubai Parks and Resorts to bring a Lionsgate zone to motiongate™ Dubai, the Hollywood-themed park opening in Dubai in October 2016;
•	In March 2015, the Company entering into the Term Loan;
•	In March 2015, the Company redeeming the remaining outstanding principal amount of the 3.625% Notes;
•	In April 2015, the Company partnering with Comic-Con International: San Diego on a subscription video-on-demand service expected to launch in the second half of 2015;
•	Throughout fiscal 2015, the Company entering into various international output arrangements for Lionsgate and Summit feature films;
•	The negotiation and consummation of various single picture financing loans throughout fiscal 2015;
•	The successful management of the Company’s various litigation matters;
•	The timely and efficient completion and filing of the Company’s Quarterly Reports on Forms 10-Q and Annual Report on Form 10-K for fiscal 2015;
•	Providing effective support to various Company divisions, including finance, investor relations and corporate development; and
•	The overall successful day-to-day management of the Company’s legal department.

Accordingly, in May 2015, based on its review and under the Executive Bonus Program, the Compensation Committee approved for Mr. Levin for fiscal 2015, a cash bonus of $471,250 and the grant of a number of common shares of the Company with a value equal to $271,250 (vesting immediately upon grant). The Compensation Committee determined that it would be appropriate for a portion of Mr. Levin’s bonus to be paid in equity to further align Mr. Levin’s interests with those of our shareholders.

Reporting of Bonuses in Compensation Tables.    Under SEC rules, the portion of each Named Executive Officer’s bonus that is awarded in cash is reported in the tables below as compensation for the fiscal year in which the bonus is earned, whereas the portion of each Named Executive Officer’s bonus that is awarded in the form of an equity grant is reported in the tables below as compensation for the fiscal year in which the grant date (as determined for accounting purposes) occurs. Accordingly, each of the cash bonuses for the Named Executive Officers described above is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation table below as compensation for fiscal 2015, and each of the bonuses for the Named Executive Officers described above awarded in the form of an equity grant will be reported as compensation for fiscal 2016 in the compensation tables that appear in next year’s proxy statement (assuming the executive

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continues to be a Named Executive Officer). Additionally, as described in last year’s proxy statement and in the tables below, the portion of the bonuses awarded to the Named Executive Officers in the form of equity in April 2014 described in the Company’s 2014 proxy statement are reported as compensation for fiscal 2015 in the Summary Compensation table and related compensation tables below.

Long-term Incentive Awards

The Company believes that providing a meaningful equity stake in our business is essential to create compensation opportunities that can compete with entrepreneurial employment alternatives. In addition, the Company believes that ownership shapes behavior, and that by providing compensation in the form of equity awards, we align the executive’s incentives with our shareholders’ interests in a manner that we believe drives superior performance over time. Therefore, we have historically made periodic grants of stock options, restricted share units and SARs to provide further incentives to our executives to increase shareholder value. The Compensation Committee bases its award grants to executives each year on a number of factors, including:

•	the executive’s position with the Company and total compensation package;

•	the executive’s performance of his or her individual responsibilities;

•	the equity participation levels of comparable executives at comparable companies; and

•	the executive’s contribution to the success of the Company’s financial performance.

Award grants to the Named Executive Officers are generally made by the Compensation Committee in connection with the executive’s entering into a new employment agreement with the Company. As noted above, the equity grants provided in each executive’s employment agreement are intended to provide incentives for the entire term of the agreement, and the Company typically does not grant equity-based awards to its executive officers at any other time. The Company has, however, granted equity-based awards in recent years to certain executive officers as part of their annual bonus and retains discretion to grant equity awards to its executives from time to time as the Compensation Committee may determine.

Stock Options.    A stock option is the right to purchase common shares of the Company at a future date at a specified price per share. The Company grants stock options to the Named Executive Officers with an exercise price that is equal to the closing price of our common shares on the date of grant. Thus, the Named Executive Officers will only realize value on their stock options if our shareholders realize value on their shares. These stock options may be subject to time-based or performance-based vesting requirements. The stock options function as a retention incentive for our executives as the executive generally must remain employed with us through the vesting period and, in the case of performance-based options, provide an additional incentive to achieve performance goals considered important to the growth of the Company and the creation of value for our shareholders. The maximum term of an option is ten years from the date of grant.

In May 2015, the Compensation Committee approved a special grant of 600,000 options to purchase common shares of the Company (vesting in equal annual installments over three years following the date of grant with a term of five years from the date of grant) to each of Messrs. Feltheimer and Burns. This grant was approved in recognition of the Company’s strong fiscal performance in fiscal 2015, the Company entering into the Exchange Agreement with certain affiliates of Dr. Malone to acquire certain shares of common stock of Starz in exchange for the Company’s common shares in February 2015 and the other contributions of Messrs. Feltheimer and Burns cited above under the heading Annual Incentive Bonuses.

In addition, in May 2015, the Compensation Committee approved a special grant of 50,000 options to purchase common shares of the Company (vesting in equal annual installments over three years following the date of grant with a term of five years from the date of grant) to each of Messrs. Barge and Levin. This grant was approved in recognition of the Company’s strong fiscal performance in fiscal 2015, the Company entering into the Exchange Agreement with certain affiliates of Dr. Malone to acquire certain shares of common stock of Starz in exchange for the Company’s common shares in February 2015 and the other contributions of Messrs. Barge and Levin cited above under the heading Annual Incentive Bonuses.

Share Appreciation Rights.    A share appreciation right (or SAR) is the right to receive payment of an amount equal to the excess of the fair market value of a common share on the date of exercise of the share appreciation right over the base price of the share appreciation right. The Company has in past years made a portion of its long-term incentive grants to the Named Executive Officers in the form of SARs. Upon exercise of a SAR, the holder receives a payment in cash or shares with a value equal to the excess, if any, of the fair market value of

46    Lions Gate 2015 Proxy Statement

our common shares on the date of exercise of the SAR over the base price of the SAR. Because the base price of the SAR is equal to the closing price of our common shares on the grant date, SARs provide the same incentives as stock options because the holder will only realize value on their SARs if our share price increases after the date of grant. The SARs also function as a retention incentive for our executives as they vest ratably over a certain period after the date of grant. The maximum term of a share appreciation right is ten years from the date of grant.

The Company did not grant any SARs to the Named Executive Officers in fiscal 2015.

Restricted Share Units.    The Company also grants long-term incentive awards to the Named Executive Officers in the form of restricted share units that are subject to time-based vesting requirements. Awards of time-based restricted share units vest over a period of several years following the date of grant and, upon vesting, are paid in the Company’s common shares. Thus, the units are designed both to link executives’ interests with those of our shareholders as the units’ value is based on the value of our common shares and to provide a long-term retention incentive for the vesting period, as they generally have value regardless of stock price volatility.

The Company also grants long-term incentive awards to the Named Executive Officers in the form of restricted share units that are subject to performance-based vesting requirements. The performance unit awards cover multiple years, with a percentage of the units subject to the award becoming eligible to vest each year based on the Company’s and the individual’s actual performance during that year relative to performance goals established by the Compensation Committee. Before any performance-based restricted share unit is paid, the Compensation Committee must certify that the performance target or targets have been satisfied. The Compensation Committee has discretion to determine the performance target or targets and any other restrictions or other limitations of performance-based restricted share units and may reserve discretion to reduce payments below maximum award limits. Thus, the performance units are designed both to motivate executives to maximize the Company’s performance each year and to provide a long-term retention incentive for the entire period covered by the award.

As described above under Annual Incentive Bonuses, the Company awarded a portion of the fiscal 2015 bonus for each of the Named Executive Officers in the form of restricted share units that were fully vested upon grant. In addition, a portion of Mr. Burns’ fiscal 2015 bonus was awarded in the form of restricted share units that will vest over a three-year period, subject to his continued employment. These awards were granted in May 2015 and, under SEC rules, will be reflected in future proxy statements as compensation for these executives for fiscal 2016 (the fiscal year in which the award was granted). As described in last year’s proxy statement and in the compensation tables below, the Company also awarded a portion of the fiscal 2014 bonuses for each of Messrs. Feltheimer and Burns in the form of fully-vested restricted share units. These awards were granted in April 2014 and are reflected in the tables below as compensation for each executive for fiscal 2015.

In addition, the Compensation Committee approved a special grant of 25,000 restricted share units to Mr. Barge in September 2014. This grant was approved in recognition of Mr. Barge’s efforts in the Company’s relocation of its international sales operations to London, England and as an additional retention incentive. The restricted share units are subject to a three-year vesting schedule and Mr. Barge’s continued employment with us through the vesting period.

Vesting of Fiscal 2015 Performance-Based Awards.    In June 2014, the Compensation Committee approved a plan to provide the terms for the vesting of restricted share unit awards granted to certain of the Company’s executive officers that will vest based on the performance of the Company and the individual executive during all or a portion of the 2015 fiscal year (the “Performance-Based Restricted Share Unit Award Plan”). The Named Executive Officers participating in the plan were Messrs. Barge, Beeks and Levin with respect to certain performance-based vesting grants that were made to each executive pursuant to their employment agreements. In each case, the executive was previously granted an award of restricted share units that would vest based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with Mr. Feltheimer for each of the 12-month performance periods covered by these awards (with a tranche of each award being allocated to each of the performance periods for that award). With respect to the portion of each executive’s award allocated to a 12-month performance period that coincided in part with fiscal 2015, the Compensation Committee established a target level of adjusted EBITDA for fiscal year 2015. The Compensation Committee selected adjusted EBITDA as the performance metric for the program for the reasons noted above for the Executive Bonus Plan. If the target level is not achieved, the performance-based restricted share units subject to that tranche will not vest. If the target level is achieved, the executive would be eligible to

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vest in the performance-based restricted share units subject to that tranche based on the corporate and individual performance measures determined by the Compensation Committee (provided that in no event will the tranche vest as to more than 100% of the units subject to that tranche). The Performance-Based Restricted Share Unit Award Plan provides that for a particular tranche of the award to vest, the executive generally must remain employed with the Company through the entire 12-month performance period for that tranche (which in some cases may extend past the end of fiscal 2015). The structure of the Performance-Based Restricted Share Unit Award Plan is intended to include an objective performance component for these awards and also to preserve the Company’s tax deduction for awards subject to the program as determined under Section 162(m) of the U.S. Internal Revenue Code.

For fiscal 2015, the Compensation Committee determined that the portion of each executive’s award subject to the Performance-Based Restricted Share Unit Award Plan could vest as to a maximum of 100% of the units subject to that tranche if the Company achieved adjusted EBITDA of at least $227.5 million for fiscal 2015. In March 2015, the Compensation Committee certified that target level was achieved as the Company’s estimated adjusted EBITDA for fiscal 2015 was greater than $375.0 million and, accordingly, the tranche of each executive’s award covered by the Performance-Based Restricted Share Unit Plan was eligible to vest up to 100% of the units covered by that tranche.

In addition to the performance-based restricted stock unit awards described above, Messrs. Barge, Beeks and Levin were also previously granted stock options that were subject to performance-based vesting requirements. Like the performance unit awards granted to these executives, these performance-based options were also divided into annual tranches that are eligible to vest based on Company and individual performance during the applicable 12-month performance period. The Compensation Committee determined the vesting of the tranches of these executives’ performance options at the same time it determined the vesting of their performance unit awards under the Performance-Based Restricted Share Unit Award Plan, as noted below.

James Barge.    In March 2015, the Compensation Committee determined the vesting of the fiscal 2015 tranche of a performance-based restricted share unit award and a performance-based stock option granted to Mr. Barge in September 2013. This tranche covered a total of 6,250 restricted share units and 43,750 options that were eligible to vest based on the Compensation Committee’s assessment of the Company’s and Mr. Barge’s performance during fiscal 2015. For these purposes, the Compensation Committee reviewed the Company’s corporate performance discussed above and also acknowledged the contributions of Mr. Barge cited above under the heading Annual Incentive Bonuses.

Accordingly, based on its review, the Compensation Committee approved the vesting of all of the performance-based restricted share units and performance options for Mr. Barge that were subject to the fiscal 2015 tranche of these awards.

Steven Beeks.    In April 2015, the Compensation Committee determined the vesting of the fiscal 2015 tranche of a performance-based restricted share unit award and a performance-based stock option granted to Mr. Beeks in March 2012. This tranche covered a total of 50,000 restricted share units and 125,000 options that were eligible to vest based on the Compensation Committee’s assessment of the Company’s and Mr. Beeks’ performance during fiscal 2015. For these purposes, the Compensation Committee reviewed the Company’s corporate performance discussed above and also acknowledged the contributions of Mr. Beeks cited above under the heading Annual Incentive Bonuses. The Compensation Committee also noted that the Company’s motion picture segment revenue in the fiscal year was $1.82 billion, a decline of 17% compared to the prior year. Within the Company’s motion picture segment, theatrical revenue in the fiscal year was $354.0 million compared to $524.7 million in the prior year due to the smaller slate of wide release films noted above.

Accordingly, based on its review, the Compensation Committee approved the vesting of 45,000 restricted share units and 125,000 options for Mr. Beeks that were subject to the fiscal 2015 tranche of these awards. For accounting purposes, the grant date for the portions of these awards that related to fiscal 2015 performance did not occur until after the end of the performance period in April 2015 when the Compensation Committee evaluated performance and determined the portions of these awards that would vest. Under SEC rules, the value of equity awards is reported as compensation for the fiscal year in which the grant date (as determined for accounting purposes) occurs. Accordingly, these awards will be included in the tables below as compensation for Mr. Beeks for fiscal 2016.

Wayne Levin.    In March 2015, the Compensation Committee determined the vesting of the fiscal 2015 tranche of a performance-based restricted share unit award and a performance-based stock option granted to Mr. Levin

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in February 2012. This tranche covered a total of 33,334 restricted share units and 58,334 options that were eligible to vest based on the Compensation Committee’s assessment of the Company’s and Mr. Levin’s performance during fiscal 2015. For these purposes, the Compensation Committee reviewed the Company’s corporate performance discussed above and also acknowledged the contributions of Mr. Levin cited above under the heading Annual Incentive Bonuses.

Accordingly, based on its review, the Compensation Committee approved the vesting of all of the performance-based restricted share units and performance options for Mr. Levin that were subject to the fiscal 2015 tranche of these awards.

Vesting of Fiscal 2014 Performance-Based Awards.    Similar to the plan described above for the fiscal 2015 tranches of the performance-based restricted stock unit awards and performance-based stock options granted to Messrs. Barge, Beeks and Levin, the Compensation Committee approved a plan in June 2013 pursuant to which the fiscal 2014 tranches of each of these awards would be eligible to vest only if a target level of adjusted EBITDA for fiscal 2014 were met. As disclosed in the Company’s proxy statement for the 2014 annual meeting, the Compensation Committee certified in April 2014 that the target level was achieved as the Company’s adjusted EBITDA for fiscal 2014 was $370.8 million (exceeding the target level of $200.1 million). The Compensation Committee then assessed the performance of the Company and each executive for fiscal 2014 and determined that the fiscal 2014 tranche of each executive’s award would fully vest if the applicable service-based requirements were met.

In making this determination, the Compensation Committee noted the Company’s financial performance during fiscal 2014 as described in the Executive Summary section of the Compensation Discussion and Analysis in the Company’s 2014 proxy statement. For Messrs. Barge and Beeks, the Compensation Committee also noted the individual contributions of each executive described in the Annual Incentive Bonuses section of that Compensation Discussion and Analysis. In assessing the individual performance during fiscal 2014 of Mr. Levin (who was not a Named Executive Officer last year), the Compensation Committee acknowledged his contribution to, among other things, the following:

•	In March 2013, CBS joining the Company as a 50/50 partner in Pop;
•	In April 2013, the Company issuing approximately $60.0 million in aggregate principal amount of 1.25% Convertible Senior Subordinated Notes;
•	In July 2013, the Company issuing $225.0 million in aggregate principal amount of 5.25% Senior Secured Second-Priority Notes;
•	In July 2013, the Company entering into a seven-year term loan for an aggregate amount of $222.5 million;
•	In July 2013, the redemption and discharge of $432.0 million of remaining outstanding principal amount of the Company’s 10.25% Senior Secured Second-Priority Notes;
•	The negotiation and consummation of various single picture financing loans throughout fiscal 2014;
•	The successful management of the Company’s various litigation matters;
•	The timely and efficient completion and filing of the Company’s Quarterly Reports on Forms 10-Q and Annual Report on Form 10-K for fiscal 2014;
•	Providing effective support to various Company divisions, including finance, investor relations and corporate development; and
•	The overall successful day-to-day management of the Company’s legal department.

Severance and Other Benefits upon Termination of Employment

The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for the Named Executive Officers under their respective employment agreements. The Compensation Committee determines the level of severance benefits to provide a Named Executive Officer on a case-by-case basis, and, in general, we consider these severance protections an important part of an executive’s compensation and consistent with competitive practices.

As described in more detail under Potential Payments Upon Termination or Change in Control below, the Named Executive Officers would be entitled under their employment agreements to severance benefits in the event of a termination of employment by the Company “without cause” (and, in the case of Messrs. Feltheimer and Burns, a termination by the executive for “good reason”), as such terms are defined in the executive’s employment agreement. The Company has determined that it is appropriate to provide these executives with

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severance benefits under these circumstances in light of their positions with the Company and as part of their overall compensation package. The severance benefits for these executives are generally determined as if they continued to remain employed by the Company through the remainder of the term covered by their employment agreement (or, in the case of Named Executive Officers other than Messrs. Feltheimer and Burns, either 50% of the remainder of the term or a specified number of months following termination).

The Company also believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide certain Named Executive Officers with enhanced severance benefits if their employment is terminated by the Company “without cause” or, in certain cases, by the executive for “good reason” in connection with a change in control. We believe that such enhanced severance benefits the Company and the shareholders by incentivizing the executives to be receptive to potential transactions that are in the best interest of shareholders even if the executives face great personal uncertainty in the change in control context.

As noted above, we do not provide any benefits to our Named Executive Officers that would be payable solely because a change in control occurs or any right to receive a gross-up payment for any parachute payment taxes that may be imposed in connection with a change in control.

Perquisites and Other Benefits

We generally do not have a defined benefit pension program for our Named Executive Offices. We do provide certain Named Executive Officers with limited perquisites and other personal benefits, though, such as a car allowance, life insurance policy contributions and club membership dues that the Compensation Committee believes are reasonable and consistent with our overall compensation program, to better enable us to attract and retain superior employees for key positions. Additionally, we own an interest in an aircraft through a fractional ownership program for use related to film promotion and other corporate purposes. This enables our executive officers and other service providers to fly more efficiently and to conduct business in privacy while traveling. As we own an interest in and maintain this aircraft for business purposes, we believe it is reasonable to afford limited personal use of the aircraft consistent with regulations of the Internal Revenue Service, the SEC and the Federal Aviation Administration. Messrs. Feltheimer and Burns reimburse the Company for a substantial amount of the costs incurred for their limited personal use of the aircraft. All of these perquisites are reflected in the All Other Compensation column of the Summary Compensation table and the accompanying footnotes below.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and certain other executive officers unless certain performance and other requirements are met. Although our intent generally is to design and administer our executive compensation program in a manner that will preserve the deductibility of compensation paid to our executive officers, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. In any case, there can be no assurance that the compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the Company will be fully deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of the Company and its shareholders.

50    Lions Gate 2015 Proxy Statement

Compensation Committee Report On Executive Compensation

The following Report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate the report by reference in that filing.

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the three Non-Employee Directors named at the end of this report, each of whom is independent as defined by the NYSE listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this report. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Amendment to be filed with the SEC.

Compensation Committee of the Board of Directors

Arthur Evrensel (Chairman)

Mark H. Rachesky, M.D.

Daryl Simm

51    Lions Gate 2015 Proxy Statement

COMPANY’S COMPENSATION POLICIES AND RISK MANAGEMENT

The Compensation Committee has reviewed the design and operation of the Company’s current compensation structures and policies as they pertain to risk and has determined that the Company’s compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2015, the Compensation Committee consisted of Mr. Evrensel, Mr. Simm and Dr. Rachesky. No member who served on the Compensation Committee at any time during fiscal 2015 is or has been a former or current executive officer of the Company, had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions (other than certain transactions relating to investment funds affiliated with Dr. Rachesky as set forth under Certain Relationships and Related Transactions below). None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended March 31, 2015.

EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

The Summary Compensation table below quantifies the value of the different forms of compensation earned by or awarded to the Named Executive Officers for the 2015 fiscal year. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of stock options and restricted share units. The Named Executive Officers also received the other benefits listed in column (i) of the Summary Compensation table, as further described in footnote 3 to the table.

The Summary Compensation table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of equity awards granted in fiscal 2015, provide information regarding the long-term equity incentives awarded to the Named Executive Officers in fiscal 2015. The Outstanding Equity Awards at Fiscal 2015 Year-End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

52    Lions Gate 2015 Proxy Statement

Summary Compensation — Fiscal 2013, 2014 and 2015

Name and Principal Position (a)	Fiscal Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(1) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(3) (i)	Total ($) (j)
Jon Feltheimer*	2015	1,500,000	0	1,000,000	0	4,050,000	0	220,311	6,770,311
Chief Executive Officer	2014	1,465,428	0	14,402,803	41,513,029	8,750,000	0	197,201	66,328,461	*
	2013	1,264,070	6,000,000	3,625,278	0	1,500,000	0	184,535	12,573,883

Michael Burns*	2015	1,000,000	0	4,500,000	0	3,000,000	0	146,965	8,646,965
Vice Chairman	2014	1,000,000	0	3,000,000	0	4,400,000	0	78,205	8,478,205
	2013	970,962	4,000,000	7,900,172	13,995,430	1,300,000	0	33,484	28,200,048	*

James W. Barge	2015	812,500	0	1,212,000	719,637	450,000		2,921	3,197,058
Chief Financial Officer	2014	381,538	1,100,000	936,250	2,597,054	0	0	477	5,015,319

Steven Beeks	2015	900,000	0	1,285,500	1,665,285	371,250	0	2,921	4,224,956
Co-Chief Operating	2014	900,000	0	0	0	825,000	0	3,657	1,728,657
Officer and Co-President,	2013	900,000	850,000	0	0	0	0	5,960	1,755,960
Motion Picture Group

Wayne Levin	2015	825,000	0	1,987,680	1,596,786	471,250	0	2,921	4,883,637
General Counsel and	2014	825,000	0	0	0	825,000	0	2,932	1,652,932
Chief Strategic Officer	2013	751,442	612,750	1,896,000	1,258,600	187,500	0	2,960	4,709,252

*	Because the Company entered into new employment agreements with Messrs. Feltheimer and Burns during fiscal 2014 and fiscal 2013, respectively, the compensation for Messrs. Feltheimer and Burns reported in the table for fiscal 2014 and fiscal 2013, respectively, was significantly higher than the compensation reported for the other fiscal years covered by the table.

(1)	For a description of the performance criteria and other factors used to determine the bonus amounts for fiscal 2015, see Compensation Discussion and Analysis above and the description of each Named Executive Officer’s employment agreement with the Company under Description of Employment Agreements below. As noted above, the portion of the fiscal 2014 bonuses for Messrs. Feltheimer and Burns that the Compensation Committee determined early in fiscal 2015 would be paid in the form of an equity award are reported as compensation for fiscal 2015 in accordance with SEC rules. Additionally, the portion of the fiscal 2015 bonuses for each Named Executive Officer above that the Compensation Committee determined after the end of fiscal 2015 would be paid in the form of an equity award will be reported as compensation for fiscal 2016 in accordance with SEC rules.

(2)	The amounts reported in columns (e) and (f) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. Under SEC rules, the entire grant date value of these awards is reported as compensation for the Named Executive Officer for the fiscal year in which the award was granted. Accordingly, these columns include amounts for awards that have not yet vested and for which the executive may not have realized any financial benefit. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, see the discussion of stock awards and option awards contained in Note 11 to the Company’s Audited Consolidated Financial Statements, included as part of the Company’s 2015 Annual Reports filed on Form 10-K filed with the SEC on May 21, 2015. With respect to a performance-based stock award granted to Mr. Feltheimer in April 2013, this award has been included in this column as compensation for fiscal 2014 based on the probable outcome (as of the grant date) of the performance-based conditions applicable to the award, as determined under generally accepted accounting principles. The same amount would have been included in this column for this award if it had been reported assuming the highest level of performance conditions had been achieved. As described in the Compensation Discussion and Analysis above under Long-Term Incentive Awards, the Compensation Committee approved certain grants of options and/or restricted stock units to Messrs. Barge, Beeks and Levin that would vest based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with Mr. Feltheimer for each of the 12-month performance periods covered by these awards (with a tranche of each award being allocated to each of the performance periods for that award). The grant date for accounting purposes for each portion of the award occurs at the end of the applicable performance period when it is determined whether the performance criteria applicable to that portion of the award have been met. Under SEC rules, the value of equity awards is reported as compensation for the fiscal year in which the grant date (as determined for accounting purposes) occurs. Accordingly, to the extent the Compensation Committee’s determined during fiscal 2015 the performance level achieved for a particular performance period under the award, the portion of the award that relates to that performance period is reported as compensation for fiscal 2015, and to the extent the Compensation Committee’s determines during fiscal 2016 the performance level achieved for a particular performance period under the award, the portion of the award that relates to that performance period will be reported in the executive compensation tables in next year’s proxy as compensation for fiscal 2016.

Lions Gate 2015 Proxy Statement    53

(3)	The following table outlines the amounts included in All Other Compensation in column (i) of the Summary Compensation table for the Named Executive Officers in fiscal 2015:

Name	Year	401(k) Contribution	Term Life Insurance Premiums	Automobile Allowance	Miscellaneous	Tax Payments for Disability Benefits	Total
			(a)		(b)
Jon Feltheimer	2015	$1,000	$1,200	—	$217,390	$721	$220,311
Michael Burns	2015	$1,000	$1,200	$13,333	$130,711	$721	$146,965
James W. Barge	2015	$1,000	$1,200	—	—	$721	$2,921
Steven Beeks	2015	$1,000	$1,200	—	—	$721	$2,921
Wayne Levin	2015	$1,000	$1,200	—	—	$721	$2,921

(a)	The Company is not the beneficiary of the life insurance policies, and the premiums that the Company pays are taxable as income to the applicable officer. This insurance is not split-dollar life insurance.

(b)	For Mr. Feltheimer, the amount in this column for fiscal 2015 includes $28,043 in club membership dues and $189,347 in incremental costs for the personal use of the Company-leased aircraft (net of approximately $58,050 reimbursed to the Company by Mr. Feltheimer). For Mr. Burns, the amount in this column for fiscal 2015 includes $130,711 in incremental costs for the personal use of the Company-leased aircraft (net of approximately $41,550 reimbursed to the Company by Mr. Burns). Personal use of the aircraft is valued using an incremental cost method that takes into account variable cost per flight hour, as well as other direct operating costs to the Company, including fuel costs, crew fees and travel expenses, trip-related repairs and maintenance, landing fees and other direct operating costs. Incremental costs do not include certain fixed costs that do not change based on usage (e.g., maintenance not related to personal trips, flight crew salaries and depreciation).

Description of Employment Agreements

We have entered into employment agreements with each of the Named Executive Officers. These employment agreements are briefly described below. Provisions of these agreements relating to post-termination of employment benefits are discussed below under Potential Payments Upon Termination or Change in Control.

Jon Feltheimer.    We entered into an employment agreement with Mr. Feltheimer effective May 22, 2013. The agreement provides that Mr. Feltheimer will serve as our Chief Executive Officer for a term that ends May 22, 2018. Pursuant to the agreement, Mr. Feltheimer will receive an annual base salary of $1,500,000 and will be eligible to receive an annual performance bonus based on such performance criteria as established by the Compensation Committee, with the target bonus being 100% of his base salary. Any portion of Mr. Feltheimer’s annual bonus that exceeds $1,500,000 for a particular year may be paid to him in the form of fully vested common shares of the Company. Mr. Feltheimer was also granted in May 2013 an option to purchase 2,000,000 of the Company’s common shares and an award of 200,000 of the Company’s restricted stock units. The Compensation Committee also approved, effective on the first trading day of January 2014 (the “January 2014 Grant Date”) and subject to Mr. Feltheimer’s continued employment with the Company through that date, the grant to Mr. Feltheimer of (1) an option to purchase 250,000 of the Company’s common shares at a per-share exercise price equal to the closing price of the Company’s common shares on the January 2014 Grant Date (the “First January 2014 Option”) and (2) an option to purchase 1,000,000 of the Company’s common shares at a per-share exercise price equal to the greater of $30.00 or the closing price of the Company’s common shares on the January 2014 Grant Date (the “Second January 2014 Option”). Pursuant to this formula, On January 2, 2014, Mr. Feltheimer was granted an option to purchase an aggregate of 1,250,000 of the Company’s common shares at a per-share exercise price equal to $31.72. If the exercise price of the First January 2014 Option is greater than $26.55, Mr. Feltheimer would also receive a number of the Company’s restricted stock units equal to (i) the product obtained by multiplying 250,000 by the amount by which the per-share exercise price of the First January 2014 Option exceeds $26.55, divided by (ii) the closing price of a Lions Gate common share on the January 2014 Grant Date. Pursuant to this formula, on January 2, 2014, Mr. Feltheimer was granted 40,747 restricted stock units. If the exercise price of the Second January 2014 Option is greater than $30.00, Mr. Feltheimer would also receive a number of the Company’s restricted stock units equal to (i) the product obtained by multiplying 1,000,000 by the amount by which the per-share exercise price of the Second January 2014 Option exceeds $30.00, divided by (ii) the closing price of a Lions Gate common share on the January 2014 Grant Date. Pursuant to this formula, on January 2, 2014, Mr. Feltheimer was granted 54,224 restricted

54    Lions Gate 2015 Proxy Statement

stock units. Each of these awards is scheduled to vest in four annual installments, with the first such installment vesting May 23, 2014. The agreement also provides for Mr. Feltheimer to participate in the Company’s usual benefit programs for executives at his level, as well as Company-provided life and disability insurance coverage, reasonable club membership dues and limited use of the Company’s private aircraft.

Michael Burns.    We entered into an employment agreement with Mr. Burns effective October 30, 2012. The agreement provides that Mr. Burns will serve as our Vice Chairman for a term that ends October 30, 2017. Pursuant to the agreement, Mr. Burns will receive an annual base salary of $1,000,000, and was granted an option to purchase 1,857,143 of the Company’s common shares and an award of 130,000 of the Company’s restricted stock units. Each of these awards is scheduled to vest in four annual installments, with the first such installment vesting October 30, 2013. Mr. Burns is also eligible to receive an annual performance bonus at the discretion of the Compensation Committee, with the target bonus being 50% of his base salary. Any portion of Mr. Burns’ annual bonus that exceeds $1,500,000 million for a particular year (and, at Mr. Burns’ election, 50% of any annual bonus he is awarded up $1,500,000 million) will be paid to him in the form of either an award of the Company’s common shares or an option to purchase the Company’s common shares, as determined by the Compensation Committee (any such award to be fully vested on grant and the number of shares subject to such award to be determined based on the Company’s then-current stock price and, in the case of an option, the assumptions then used to value stock options for purposes of the Company’s financial reporting). Mr. Burns also has the right to receive, on November 3, 2012 and on each three (3) month anniversary thereafter that occurs during the term of the agreement, a number of the Company’s common shares equivalent to $187,500, calculated using the closing price of the shares on the last trading day immediately prior to the respective quarterly issuance date. The agreement also provides for Mr. Burns to participate in the Company’s usual benefit programs for executives at his level, as well as Company-provided life and disability insurance coverage, a car allowance and limited use of the Company’s private aircraft.

James W. Barge.    On September 16, 2013, we entered into an employment agreement with Mr. Barge. The agreement provides that Mr. Barge will serve as the Company’s Chief Financial Officer commencing October 1, 2013, for a four-year term ending September 30, 2017. Pursuant to the agreement, Mr. Barge will receive an annual base salary of $800,000 for the first year of the employment term, $825,000 for the second year of the employment term, $850,000 for the third year of the employment term and $900,000 for the fourth year of the employment term. Mr. Barge was also granted (i) 25,000 time-vesting restricted stock units, (ii) 25,000 performance-vesting restricted stock units, (iii) 175,000 time-vesting options to purchase common shares of the Company, and (iv)175,000 performance-vesting options to purchase common shares of the Company. Each of these awards is scheduled to vest in four equal installments on September 16, 2014, September 16, 2015, September 16, 2016 and September 16, 2017, and with the vesting of the performance awards to also be subject to an assessment of Mr. Barge’s performance over the 12 month period ending on each vesting date, based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with the Company’s Chief Executive Officer. Mr. Barge is eligible to receive an annual performance bonus, at the full discretion of the Compensation Committee, in consultation with the Company’s Chief Executive Officer. In fiscal 2014, Mr. Barge received a one-time bonus of $100,000 in recognition of certain consulting services rendered for the Company.

Steven Beeks.    On March 5, 2012, we entered into an employment agreement with Mr. Beeks. The agreement provides that Mr. Beeks will serve as the Company’s Co-Chief Operating Officer and President, Motion Picture Group for a term commencing April 2, 2012 and ending April 1, 2015. Pursuant to the agreement, Mr. Beeks will receive an annual base salary of $900,000. Mr. Beeks was also granted (i) 50,000 time-vesting restricted share units, (ii) 150,000 performance-vesting restricted share units, (iii) 125,000 time-vesting options to purchase shares of the Company’s common stock, and (iv) 375,000 performance-vesting options to purchase shares of the Company’s common stock. Each of these awards is scheduled to vest in three installments on March 5, 2013, March 5, 2014 and March 5, 2015, and with the vesting of the performance awards to also be subject to an assessment of Mr. Beeks’ performance over the 12 month period ending on each vesting date, based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with the Company’s Chief Executive Officer. Mr. Beeks is also eligible to receive an annual bonus with a target amount of 50% of base salary, such bonus to be determined at the full discretion of the Compensation Committee in consultation with the Company’s Chief Executive Officer.

As noted in the Compensation Discussion and Analysis above, we entered into a new employment agreement with Mr. Beeks on May 6, 2015. The agreement has a three-year term commencing April 1, 2015 and provides that Mr. Beeks will continue to serve as the Company’s Co-Chief Operating Officer and Co-President, Motion

Lions Gate 2015 Proxy Statement    55

Picture Group. Pursuant to the agreement, Mr. Beeks will receive an annual base salary of $950,000 and will be eligible to receive an annual bonus with a target amount of 75% of base salary, such bonus to be determined at the full discretion of the Compensation Committee in consultation with the Company’s Chief Executive Officer. Additionally, Mr. Beeks was granted (i) 33,333 time-vesting restricted share units, (ii) 66,667 performance-vesting restricted share units, (iii) 116,667 time-vesting options to purchase shares of the Company’s common stock and (iv) 233,333 performance-vesting options to purchase shares of the Company’s common stock. Each of these awards is scheduled to vest in three installments on May 5, 2016, May 5, 2017 and March 31, 2018, and with the vesting of the performance awards to also be subject to an assessment of Mr. Beeks’ performance over the 12 month period ending on each vesting date, based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with the Company’s Chief Executive Officer.

Wayne Levin.    On February 7, 2013, we entered into an employment agreement with Mr. Levin. The agreement provides that Mr. Levin will serve as our General Counsel and Chief Strategic Officer for a term that ends March 31, 2016. Pursuant to the agreement, Mr. Levin received an annual base salary of $750,000 from February 7, 2013 through March 31, 2013, and for the period from April 1, 2013 through the end of the term, Mr. Levin will receive an annual base salary of $825,000. Mr. Levin was granted (i) 100,000 time-vesting restricted share units, (ii) 100,000 performance-vesting restricted share units, (iii) 175,000 time-vesting options to purchase common shares of the Company, and (iv) 175,000 performance-vesting options to purchase common shares of the Company. Each of these awards is scheduled to vest in three installments on February 7, 2014, February 7, 2015 and February 7, 2016, and with the vesting of the performance awards to also be subject to an assessment of Mr. Levin’s performance over the 12 month period ending on each vesting date, based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with the Company’s Chief Executive Officer. Mr. Levin is also eligible to receive an annual performance bonus, at the full discretion of the Compensation Committee, in consultation with the Company’s Chief Executive Officer.

Grants of Plan-Based Awards

The following table presents information regarding the incentive awards granted to the Named Executive Officers during fiscal 2015. Each of the equity-based awards was granted under the 2012 Plan, which has been approved by our shareholders. For information concerning the non-equity incentive plan awards granted during fiscal 2015, see Compensation Discussion and Analysis above.

Grants of Plan-Based Awards — Fiscal 2015

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(1) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)		Maximum (#) (h)
Jon Feltheimer	5/8/2014	—	—	—	—	—		—	38,462	—	—	1,000,000
	N/A	—	1,500,000	10,000,000	—	—		—	—	—	—	—
Michael Burns	5/8/2014	—	—	—	—	—		—	173,077	—	—	4,500,000
	N/A	—	500,000	10,000,000	—	—		—	—	—	—	—
James W. Barge	9/22/2014	—	—	—	—	—		—	25,000	—	—	800,000
	9/22/2014	—	—	—	—	6,250		—	—	—	—	200,000
	9/22/2014	—	—	—	—	43,750		—	—	—	37.45	370,887
	3/31/2015	—	—	—	—	6,250	(2)	—	—	—	—	212,000
	3/31/2015	—	—	—	—	43,750	(2)	—	—	—	37.45	348,750
	N/A	—	412,500	3,000,000	—	—		—	—	—	—	—
Steven Beeks	4/7/2014	—	—	—	—	50,000		—	—	—	—	1,285,500
	4/7/2014	—	—	—	—	125,000		—	—	—	13.80	1,665,285
	N/A	—	450,000	3,000,000	—	—		—	—	—	—	—
Wayne Levin	4/7/2014	—	—	—	—	33,333		—	—	—	—	856,991
	4/7/2014	—	—	—	—	58,333		—	—	—	18.96	633,586
	3/31/2015	—	—	—	—	33,334		—	—	—	—	1,130,689
	3/31/2015	—	—	—	—	58,334		—	—	—	18.96	963,200
	N/A	—	412,500	3,000,000	—	—		—	—	—	—	—

56    Lions Gate 2015 Proxy Statement

(1)	The amounts reported in column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in column (l), see footnote (2) to the Summary Compensation table.

(2)	These performance-based awards relate to performance during fiscal 2015 and were treated as granted under applicable accounting rules in March 2015 when the Compensation Committee determined the performance levels achieved. These grants remain subject to time-based vesting requirements as noted in the Outstanding Equity Awards at Fiscal 2015 Year-End table below. For more information, see Vesting of Fiscal 2015 Performance-Based Awards above.

Description of Plan-Based Awards

Each of the equity-based awards reported in the Grants of Plan-Based Awards table was granted under, and is subject to, the terms of the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan (the “2012 Plan”). The 2012 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan.

This authority includes selecting participants and determining the type(s) of award(s) that they are to receive, determining the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award, canceling, modifying, or waiving the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents, accelerating or extending the vesting or exercisability or extend the term of any or all outstanding awards, subject to the other provisions of the 2012 Plan, making certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award, allowing the purchase price of an award or the Company’s common shares to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned of the Company’s common shares or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Compensation Committee may authorize, or any other form permitted by law, making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provisions to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death or, in certain cases, to family members for tax or estate planning purposes.

Under the terms of the 2012 Plan, a change in control of the Company does not automatically trigger vesting of the awards then outstanding under the plan. If there is a change in control, each participant’s outstanding awards granted under the plan will generally be assumed by the successor company, unless the Compensation Committee provides that the award will not be assumed and will become fully vested and, in the case of options, exercisable. Any options that become vested in connection with a change in control will generally terminate to the extent they are not exercised prior to the change in control.

As described below under Potential Payments upon Termination or Change in Control, certain equity awards granted to the Named Executive Officers are subject to accelerated vesting under the terms of their respective employment agreements in the event of a change in control of the Company and/or the termination of their employment under certain circumstances.

Restricted Share Units

Columns (g) and (i) and in the table above report awards of time-based and performance-based restricted share units granted to the Named Executive Officers during fiscal 2015. Each restricted share unit represents a contractual right to receive, upon vesting of the unit, one of our common shares. The Named Executive Officer does not have the right to vote or dispose of the restricted share units, but does have the right to receive cash payments as dividend equivalents based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid restricted share units then subject to the award. Such payments are made at the same time the related dividends are paid to the Company’s shareholders generally, except that dividend equivalents credited with respect to awards subject to performance-based vesting requirements will only be paid if and when the applicable performance conditions are achieved.

Lions Gate 2015 Proxy Statement    57

Time-Based Units.    For Messrs. Feltheimer and Burns, the grants made in May 2014 reported in column (i) in the table above reflect a grant of restricted share units made in partial payment of the executive’s annual bonus for fiscal 2014 (as described in more detail in the proxy statement for the Company’s 2014 annual meeting). These units were fully vested and paid on grant.

For Mr. Barge, the grant of 25,000 restricted share units made in September 2014 and reported in column (i) in the table above was made as a one-time award in connection with Mr. Barge’s efforts in the Company’s relocation of its international sales operations to London, England. The restricted share units are subject to a three-year vesting schedule and the executive’s continued employment with us through the applicable vesting date. See the footnotes to the Outstanding Equity Awards at Fiscal 2015 Year-End table below for more information on the specific vesting dates of this award.

Performance-Based Units.    For Mr. Barge, each of the 6,250 share awards made in September 2014 and March 2015 and reported in column (g) in the table above represent the portion of an award of restricted share units that vested based on Mr. Barge’s and the Company’s performance over the 2014 and 2015 fiscal years, respectively. This award was originally approved by the Compensation Committee in September 2013 and covers a three-year period ending fiscal 2016, with one-third of the total award being eligible to vest based on Mr. Barge’s and the Company’s performance over a specified twelve-month period. This grant is treated as three separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the units eligible to vest based on Mr. Barge’s and the Company’s performance for each of fiscal 2014 and fiscal 2015 are reflected in the table above (as the Compensation Committee’s determination of performance for each of these fiscal years was made during fiscal 2015).

For Mr. Beeks, the 50,000 share award made in April 2014 and reported in column (g) in the table above represents the portion of an award of restricted share units that vested based on Mr. Beeks’ and the Company’s performance over the 2014 fiscal year. This award was originally approved by the Compensation Committee in March 2012 and covers a three-year period ending fiscal 2015, with one-third of the total award being eligible to vest based on Mr. Beeks’ and the Company’s performance over a specified twelve-month period. This grant is treated as three separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the units eligible to vest based on Mr. Beeks’ and the Company’s performance for fiscal 2014 is reflected in the table above (as the Compensation Committee’s determination of performance for fiscal 2014 was made during fiscal 2015).

For Mr. Levin, the 33,333 share award made in April 2014 and the 33,334 share award made in March 2015 and reported in column (g) in the table above represent the portion of an award of restricted share units that vested based on Mr. Levin’s and the Company’s performance over the 2014 and 2015 fiscal years, respectively. This award was originally approved by the Compensation Committee in February 2013 and covers a three-year period ending fiscal 2016, with one-third of the total award being eligible to vest based on Mr. Levin and the Company’s performance over a specified twelve-month period. This grant is treated as three separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the units eligible to vest based on Mr. Levin’s and the Company’s performance for each of fiscal 2014 and fiscal 2015 are reflected in the table above (as the Compensation Committee’s determination of performance for each of these fiscal years was made during fiscal 2015).

For more information on each of the foregoing awards, see the Compensation Discussion and Analysis above.

58    Lions Gate 2015 Proxy Statement

Stock Options

Column (g) in the table above also reports awards of options granted to the Named Executive Officers during fiscal 2015. See the footnotes to the Outstanding Equity Awards at Fiscal 2015 Year-End table below for more information on the specific vesting dates of these awards. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to our Named Executive Officers in fiscal 2015 has a term of ten years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have six months to exercise the vested portion of the option following a termination of employment. If the Named Executive Officer is terminated by us for cause, the option (whether or not) vested will immediately terminate. The options granted to Named Executive Officers do not include any dividend rights.

For Mr. Barge, each of the 43,750 share awards reported in column (g) in the table above represents the portion of an award of options that vested based on Mr. Barge’s and the Company’s performance over the 2014 and 2015 fiscal years, respectively. This grant was originally approved by the Compensation Committee in September 2013 and covers a three-year period, with one-third of the total award being eligible to vest based on Mr. Barge’s and the Company’s performance over a specified twelve-month period. This grant is treated as three separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the options eligible to vest based on Mr. Barge’s and the Company’s performance for fiscal 2014 and fiscal 2015 are reflected in the table above (as the Compensation Committee’s determination of performance for each of these fiscal years was made during fiscal 2015).

For Mr. Beeks, the 125,000 share award reported in column (g) in the table above represents the portion of an award of options that vested based on Mr. Beeks’ and the Company’s performance over the 2014 fiscal year. This grant was originally approved by the Compensation Committee in March 2012 and covers a three-year period, with one-third of the total award being eligible to vest based on Mr. Beeks’ and the Company’s performance over a specified twelve-month period. This grant is treated as three separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the options eligible to vest based on Mr. Beeks’ and the Company’s performance for fiscal 2014 are reflected in the table above (as the Compensation Committee’s determination of performance for fiscal 2014 was made during fiscal 2015).

For Mr. Levin, each of the 58,333 share award and the 58,334 share award reported in column (g) in the table above represent the portion of an award of options that vested based on Mr. Levin’s and the Company’s performance over the 2014 and 2015 fiscal years, respectively. This grant was originally approved by the Compensation Committee in February 2014 and covers a three-year period, with one-third of the total award being eligible to vest based on Mr. Levin’s and the Company’s performance over a specified twelve-month period. This grant is treated as three separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the options eligible to vest based on Mr. Levin’s and the Company’s performance for fiscal 2014 and fiscal 2015 are reflected in the table above (as the Compensation Committee’s determination of performance for each of these fiscal years was made during fiscal 2015).

For more information on each of the foregoing awards, see the Compensation Discussion and Analysis above.

Outstanding Equity Awards

The following table presents information regarding the outstanding equity awards held by each of the Named Executive Officers as of March 31, 2015, including the vesting dates for the portions of these awards that had not vested as of that date.

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Outstanding Equity Awards at Fiscal 2015 Year-end

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
Jon Feltheimer	1,050,000	—		—	10.04	9/20/2016	—		—	—	—
	500,000	1,500,000	(2)	—	26.55	5/23/2023	—		—	—	—
	312,500	937,500	(3)	—	31.72	5/23/2023	—		—	—	—
	—	—		—	—	—	235,571	(4)	7,990,568	—	—
Michael Burns	1,050,000	—		—	9.31	9/11/2016	—		—	—	—
	928,572	928,571	(5)	—	16.09	10/30/2022	—		—	—	—
	—	—		—	—	—	79,343	(6)	2,691,315	—	—
	—	—		—	—	—	60,682	(7)	2,058,333	—	—
James W. Barge	87,500	175,000	(8)	—	37.45	9/16/2023	—		—	—	—
	—	—		—	—	—	50,000	(9)	1,696,000	—	—
Steven Beeks	204,004	—		—	13.80	3/5/2022	—		—	—	—
Wayne Levin	233,334	58,333	(10)	—	18.96	2/7/2023	—		—	—	—
	—	—		—	—	—	33,333	(11)	1,130,655	—	—

(1)	The dollar amounts shown in columns (h) and (j) are determined by multiplying the number of shares or units reported in columns (g) and (i), respectively, by $33.92, the closing price of our common shares on March 31, 2015 (the last trading day of fiscal 2015).
(2)	Represents an option to purchase 1,500,000 of our common shares, of which 500,000 vested on May 23, 2015, and 1,000,000 are scheduled to vest in two equal installments on May 23, 2016 and May 23, 2017.
(3)	Represents an option to purchase 937,500 of our common shares, of which 312,500 vested on May 23, 2015 and 625,000 are scheduled to vest in two equal installments on May 23, 2016 and May 23, 2017.
(4)	Of these time-based restricted share units, 7,172 vested on April 5, 2015, 73,743 vested on May 23, 2015, 7,171 are scheduled to vest on April 5, 2016, and 147,485 are scheduled to vest in two equal installments on May 23, 2016 and May 23, 2017.
(5)	Represents an option to purchase 928,571 of our common shares which is scheduled to vest in two equal installments on October 30, 2015 and October 30, 2016.
(6)	Of these time-based restricted share units, 7,172 vested on April 5, 2015, 7,171 are scheduled to vest on April 5, 2016 and 65,000 are scheduled to vest in two equal annual installments on October 30, 2015 and October 30, 2016.
(7)	As per the terms of an employment agreement dated October 30, 2012, Mr. Burns has the right to receive, on the first day following each three month anniversary of November 2, 2012 that occurs during the term of the agreement, a number of our common shares equivalent to $187,500, calculated using the closing price of our common shares on the last trading day immediately prior to the respective quarterly issuance date. The amount reported in column (g) represents the projected number of our common shares that would be delivered through the remainder of the term of the employment agreement based on the $33.92 closing price of our common shares on March 31, 2015, and the amount reported in column (h) represents the value of such award through the remaining term of the agreement.
(8)	Represents options to purchase 175,000 of our common shares, of which 43,750 (representing performance-based options for fiscal 2015 after giving effect to the Compensation Committee’s determination of performance for the fiscal year) are scheduled to vest on September 16, 2015 and 131,250 are scheduled to vest in three equal installments on September 16, 2015, September 16, 2016 and September 16, 2017.
(9)	Of these restricted share units, 6,250 performance-based restricted share units (representing performance-based restricted share units for fiscal 2015 after giving effect to the Compensation Committee’s determination of performance for the fiscal year) are scheduled to vest on September 16, 2015, 18,750 time-based restricted share units are scheduled to vest in three equal annual installments on September 16, 2015, September 16, 2016 and September 16, 2017 and 25,000 time-based restricted share units are scheduled to vest in three equal annual installments on September 22, 2015, September 22, 2016 and September 22, 2017.
(10)	Represents an option to purchase 58,333 of our common shares which is scheduled to vest on February 7, 2016.
(11)	Represents time-based restricted share units that are scheduled to vest on February 7, 2016.

60    Lions Gate 2015 Proxy Statement

Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options by the Named Executive Officers during fiscal 2015 and on the vesting during fiscal 2015 of other stock awards previously granted to the Named Executive Officers.

Option Exercises and Stock Vested — Fiscal 2015

	Option Awards		Stock Awards
Name(a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Jon Feltheimer	—	—	274,775	7,217,937
Michael Burns	—	—	239,442	6,588,415
James W. Barge	—	—	12,500	411,250
Steven Beeks	70,996	1,322,044	69,386	1,908,666
Wayne Levin	75,000	1,705,500	100,000	2,957,671

(1)	The dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of our common shares to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common shares on the date of exercise and the exercise price of the options. The dollar amounts shown in column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common shares on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to the Named Executive Officers in connection with a termination of their employment with us pursuant to the terms of their respective employment agreements with the Company. In addition to the benefits described below, outstanding equity-based awards held by the Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of our 2012 Plan if the awards are not assumed or otherwise continued upon the transaction, as noted under Grants of Plan-Based Awards above, if the awards are not assumed or otherwise continue following the transaction. None of the Named Executive Officers are entitled to any reimbursement or gross-up payment for any excise taxes imposed under Section 280G of the U.S. Internal Revenue Code of 1986 (“Section 280G”). The Named Executive Officers also do not have a right to voluntarily terminate employment (other than for “good reason” in certain cases) following a change in control and receive severance and are not entitled to any “single-trigger” vesting of equity awards or other benefits upon a change in control unless the executive’s employment terminates in the circumstances described below.

Jon Feltheimer

Severance Benefits — Termination of Employment.    In the event Mr. Feltheimer’s employment is terminated by the Company “without cause” or by him for “good reason” (as such terms are defined in Mr. Feltheimer’s employment agreement), Mr. Feltheimer will be entitled to a cash severance payment equal to the present value (using the then prevailing rate of interest charged to the Company by its principal lender as the discount rate) of his base salary through May 22, 2018, as well as Company payment of his premiums for continued health coverage for up to six months following his termination and Company payment of his life and disability insurance premiums through May 22, 2018. In addition, Mr. Feltheimer would be entitled to a prorated annual bonus for the fiscal year in which his termination occurs, and the stock options and restricted stock units granted to Mr. Feltheimer pursuant to the agreement, to the extent then outstanding and unvested, will become fully vested upon his termination. Mr. Feltheimer’s right to receive the severance payments described above is subject to his execution of a release of claims in favor of the Company.

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Severance Benefits — Termination of Employment in Connection with Change in Control.    In the event Mr. Feltheimer’s employment is terminated by the Company “without cause” or by him for “good reason” and such termination occurs on or within 12 months following a change in control of the Company (as such terms are defined in Mr. Feltheimer’s employment agreement), he would be entitled to the severance benefits described above, except that his cash severance payment would be the greater of the present value (using the then prevailing rate of interest charged to the Company by its principal lender as the discount rate) of his base salary through May 22, 2018 or $4.5 million. Mr. Feltheimer’s right to receive the severance payments described above is subject to his execution of a release of claims in favor of the Company. In the event that the benefits payable to Mr. Feltheimer in connection with a change in control would be subject to the excise tax imposed under Section 280G, Mr. Feltheimer’s benefits would either be reduced to a level such that the excise tax would not apply or he would be paid the full amount of his benefits, whichever would result in his receiving the greater benefit on an after-tax basis.

Severance Benefits — Death or Disability.    In the event Mr. Feltheimer’s employment with the Company terminates due to his death or disability (as such terms are defined in Mr. Feltheimer’s employment agreement), the stock options and restricted stock units granted to him pursuant to the agreement, to the extent then outstanding and unvested, will become fully vested as of the date of death.

Michael Burns

Severance Benefits — Termination of Employment.    In the event Mr. Burns’ employment is terminated by the Company “without cause” or by him for “good reason” (as such terms are defined in Mr. Burns’ employment agreement), Mr. Burns will be entitled to a severance payment equal to the present value (using the then prevailing rate of interest charged to the Company by its principal lender as the discount rate) of his base salary through October 30, 2017, as well as Company payment of his premiums for continued health coverage for up to six (6) months following his termination and continued payment of his quarterly grants provided in his employment agreement through October 30, 2017. In addition, the stock option and restricted stock units granted to Mr. Burns pursuant to his employment agreement, to the extent then outstanding and unvested, will become fully vested upon his termination. Mr. Burns would also remain eligible to receive his stock price bonus described above to the extent any applicable stock price target is achieved prior to October 30, 2017 (any such bonus to be paid in cash rather than equity). Mr. Burns’ right to receive the severance payments described above is subject to his execution of a release of claims in favor of the Company.

Severance Benefits — Termination of Employment in Connection with Change in Control.    If Mr. Burns’ employment is terminated by the Company “without cause “or by him for “good reason” and such termination occurs on or within 12 months following a change in control of the Company (as such terms are defined in Mr. Burns’ employment agreement), Mr. Burns would be entitled to a cash severance payment, Company-payment of his health coverage premiums for up to six (6) months following termination, continued payment of his quarterly grants and accelerated vesting of his equity awards as described above, except that the cash severance payment amount would be the greater of the present value (using the then prevailing rate of interest charged to the Company by its principal lender as the discount rate) of his base salary through October 30, 2017 or $2.5 million. Mr. Burns’ right to receive the severance payments described above is subject to his execution of a release of claims in favor of the Company. In the event that the benefits payable to Mr. Burns in connection with a change in control would be subject to the excise tax imposed under Section 280G, Mr. Burns’ benefits would either be reduced to a level such that the excise tax would not apply or he would be paid the full amount of his benefits, whichever would result in his receiving the greater benefit on an after-tax basis.

Severance Benefits — Death or Disability.    In the event Mr. Burns’ employment with the Company terminates due to his death or disability (as defined in Mr. Burns’ employment agreement), he (or his estate) would be entitled to payment of his stock price bonus described above to the extent any applicable stock price target is met for the four-month period preceding the date of termination. Mr. Burns (or his estate) may also be entitled to a pro-rated payment of his stock price bonus to the extent any applicable stock price target is achieved during the six-month period following such a termination. In addition, if Mr. Burns’ employment is terminated due to his death, the stock option and restricted stock units granted to him pursuant to the employment agreement, to the extent then outstanding and unvested, will become fully vested as of the date of death.

62    Lions Gate 2015 Proxy Statement

James. W. Barge

Severance Benefits —Termination of Employment.    In the event that Mr. Barge’s employment is terminated during the employment term by the Company “without cause” (as such term is defined in Mr. Barge’s employment agreement), Mr. Barge will be entitled to a severance payment equal to 50% of his base salary for the remainder of the term of the employment agreement and a prorated bonus for the fiscal year in which his termination occurs. Mr. Barge’s right to receive the severance payments and benefits under the employment agreement is subject to his execution of a release of claims in favor of the Company.

Severance Benefits — Death.    In the event Mr. Barge’s employment is terminated during the employment term due to his death, restricted share units and options granted to Mr. Barge pursuant to his employment agreement will become fully vested, to the extent then outstanding and not otherwise vested.

Steven Beeks

Severance Benefits —Termination of Employment.    In the event Mr. Beeks’ employment is terminated during the employment term by the Company “without cause” (as such term is defined in Mr. Beeks’ employment agreement), Mr. Beeks will be entitled to a severance payment equal to 50% of his base salary for the remainder of the term of the employment agreement, but in no event less than the greater of either 12 months’ base salary or the amount Mr. Beeks would receive under the Company’s severance policy for non-contract employees that is in effect at the time of termination (the “severance policy”), a prorated bonus for the fiscal year in which his termination occurs and twelve months’ accelerated vesting of his time-vested options and restricted stock units granted under the employment agreement. Mr. Beeks’ right to receive the severance payments and benefits under the employment agreement is subject to his execution of a release of claims in favor of the Company.

Severance Benefits —Termination of Employment in Connection with Change in Control.    In the event Mr. Beeks’ employment is terminated by the Company “without cause” within six (6) months of the date of a change in control (as such term is defined in Mr. Beeks’ employment agreement), Mr. Beeks would be entitled to a severance payment equal to 100% of his base salary for the remainder of the term of the employment agreement (but not less than twelve months’ base salary), subject to mitigation, and any restricted share units and options granted by the Company to Mr. Beeks will become fully vested, to the extent then outstanding and not otherwise vested. Mr. Beeks’ right to receive the severance payments and benefits under the employment agreement is subject to his execution of a release of claims in favor of the Company.

Severance Benefits — Death.    In the event Mr. Beeks’ employment is terminated during the employment term due to his death, restricted share units and options granted to Mr. Beeks pursuant to his employment agreement will become fully vested, to the extent then outstanding and not otherwise vested.

The severance benefits described above are provided under Mr. Beeks’ employment agreement dated March 5, 2012 as in effect during fiscal 2015. As described above, we entered into a new employment agreement with Mr. Beeks on May 6, 2015. The severance benefits provided under Mr. Beeks’ new employment agreement are generally the same as those provided under his prior employment agreement.

Wayne Levin

Severance Benefits —Termination of Employment.    In the event Mr. Levin’s employment is terminated during the employment term by the Company “without cause” (as such term is defined in Mr. Levin’s employment agreement), Mr. Levin will be entitled to a severance payment equal to 50% of his base salary for the remainder of the term of the employment agreement, but in no event less than the greater of either 12 months’ base salary or the amount Mr. Levin would receive under the Company’s severance policy, a prorated bonus for the fiscal year in which his termination occurs and twelve months’ accelerated vesting of his time-vested options and restricted stock units granted under the employment agreement. Mr. Levin’s right to receive the severance payments and benefits under the employment agreement is subject to his execution of a release of claims in favor of the Company.

Severance Benefits —Termination of Employment in Connection with Change in Control.    In the event Mr. Levin’s employment is terminated by the Company “without cause” or by him for “good reason” within six

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(6) months of the date of a change in control or a “change in management” (as such terms are defined in Mr. Levin’s employment agreement), Mr. Levin would be entitled to a severance payment equal to 100% of his base salary for the remainder of the term of the employment agreement (but not less than the greater of either twelve months’ base salary or the amount Mr. Levin would receive under the Company’s severance policy), subject to mitigation, and any restricted share units and options granted to Mr. Levin pursuant to the employment agreement will become fully vested, to the extent then outstanding and not otherwise vested. If such a termination occurs within six (6) months after a change in control, any restricted share units and options granted to Mr. Levin pursuant to the employment agreement will become fully vested, to the extent then outstanding and not otherwise vested. If such a termination occurs within six months after a “change in management,” the next vesting installment of the restricted share units and options granted to Mr. Levin pursuant to the employment agreement, and 50% of the vesting installment that follows such next vesting installment, will generally become fully vested, in each case to the extent then outstanding and not otherwise vested. Mr. Levin’s right to receive the severance payments and benefits under the employment agreement is subject to his execution of a release of claims in favor of the Company.

Severance Benefits — Death.    In the event Mr. Levin’s employment is terminated during the employment term due to his death, restricted share units and options granted to Mr. Levin pursuant to his employment agreement will become fully vested, to the extent then outstanding and not otherwise vested.

Estimated Severance and Change in Control Benefits

Severance Benefits.    The following chart presents our estimate of the amount of the dollar value of the benefits each of the Named Executive Officers would have been entitled to have, had his employment terminated under the circumstances described above (other than in connection with a change in control of the Company) on March 31, 2015:

	Termination by the Company Without Cause(1)		Termination Due to Executive’s Death
Name	Cash Severance	Equity Acceleration(2)	Equity Acceleration(2)
Jon Feltheimer	$4,475,813	$21,108,068	$21,108,068
Michael Burns	$2,479,799	$21,306,069	$19,247,735
James W. Barge	$1,081,250	—	$1,272,000
Steven Beeks	$900,000	—	$4,211,000
Wayne Levin	$838,888	$2,003,333	$4,006,634

(1)	As described above, Messrs. Feltheimer and Burns would also be entitled to these benefits pursuant to their respective employment agreements if their employment is terminated for good reason.

(2)	These columns report the intrinsic value of the unvested portions of each executive’s awards that would accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which the closing price of our common shares on the last trading day of the fiscal year exceeds the exercise price or base price of the award by the number of shares subject to the accelerated portion of the award. For restricted share unit awards, this value is calculated by multiplying the closing price of our common shares on the last trading day of the fiscal year by the number of units subject to the accelerated portion of the award.

Change in Control Severance Benefits.    The following chart presents our estimate of the dollar value of the amount of the benefits to which each of the Named Executive Officers would have been entitled to receive had a change in control of the Company occurred on March 31, 2015 and the executive’s employment with us had terminated under the circumstances described above on such date:

Name	Cash Severance(1)	Equity Acceleration(2)
Jon Feltheimer	$4,500,000	$21,108,068
Michael Burns	$2,500,000	$21,306,069
James W. Barge	$1,081,250	—
Steven Beeks	$900,000	$4,211,000
Wayne Levin	$825,000	$4,006,634

(1)	As described above, Messrs. Feltheimer and Burns would also be entitled to these benefits pursuant to their respective employment agreements if their employment is terminated for “good reason.”

64    Lions Gate 2015 Proxy Statement

(2)	See note (2) to the table above for the valuation of these benefits. For purposes of this presentation, we have assumed that outstanding equity awards will be assumed by the acquirer or otherwise continue following a change in control and would vest if the executive’s employment had terminated in the circumstances described above.

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains one equity compensation plan, the 2012 Plan, which has been approved by the Company’s shareholders. The following table sets forth the number of common shares subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants under the 2012 Plan as of March 31, 2015.

Plan category	Number of Common Shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of Common Shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by shareholders	17,307,618	[1]	$22.66	[2]	7,163,229	[3]
Equity compensation plans not approved by shareholders	—		—		—

Total	17,307,618		$22.66		7,163,229

1	Of these shares, 15,297,751 were subject to options and SARs then outstanding under the 2012 Plan. Of these options and SARs, 3,433,750 represents options subject to the satisfaction of certain performance targets. In addition, this number includes 2,009,867 shares that were subject to outstanding stock unit awards granted under the 2012 Plan. Of these stock unit awards, 646,625 represent units subject to satisfaction of certain performance targets. These share amounts include certain grants that have been approved by the Company, but for which the performance goals have not yet been established. These awards are considered by the Company to be outstanding but will not be treated as “granted” for accounting purposes until the relevant performance goals have been set.

2	This number does not reflect the 2,009,867 shares that were subject to outstanding stock unit awards granted under the 2012 Plan.

3	All of these shares were available for award grant purposes under the 2012 Plan. The shares available under the 2012 Plan are, subject to certain other limits under that plan, generally available for any type of award authorized under the 2012 Plan including options, share appreciation rights, restricted stock, restricted share units, stock bonuses and performance shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file. As an administrative matter, we assist our executive officers and directors by monitoring transactions and filing Section 16 reports on their behalf. Based solely on a review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that during fiscal 2015, our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that two separate Form 4s each covering a single transaction were filed late for Mr. Burns and one Form 4 covering a single transaction was filed late for Mr. Barge.

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REPORT OF THE AUDIT & RISK COMMITTEE

The following Report of the Audit & Risk Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate the report by reference in that filing.

The members of the Audit & Risk Committee are all Non-Employee Directors. In addition, the Board has determined that each meets the current NYSE and SEC independence requirements. The full text of our current Audit & Risk Committee charter is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary.

The Audit & Risk Committee assists the Board in overseeing, among other things, (a) the integrity of the Company’s financial statements, (b) the Company’s exposure to risk and the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, (d) the performance of the Company’s internal audit function and independent auditors and (e) review of the Company’s risk assessment and risk management and discussion of risks as they relate to its review of the Company’s financial statements.

The Audit & Risk Committee also recommends to the shareholders the selection of independent auditors. Management and our independent auditors are responsible for planning or conducting audits. Our management is responsible for determining that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and for assuring compliance with applicable laws and regulations and our business conduct guidelines.

In performing its oversight function, the Audit & Risk Committee reviewed and discussed our fiscal year ended March 31, 2015 audited consolidated financial statements with management and the independent auditors. The Audit & Risk Committee also discussed with our independent auditors the matters required to be discussed by Auditing Standards No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), which relates to the conduct of our audit, including our auditors’ judgment about the quality of the accounting principles applied in our fiscal 2015 audited consolidated financial statements. The Audit & Risk Committee received the written disclosures and the letter from our independent auditors required by the applicable requirements of the PCAOB regarding the independent auditor’s communication with the Audit & Risk Committee concerning independence, and has discussed with our auditors their independence from management and us. When considering the independent auditors’ independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to the independent auditors for non-audit services.

The Audit & Risk Committee meets with our independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit & Risk Committee held six meetings during fiscal 2015 (in person or via teleconference).

Based upon the review and discussions described in this report, the Audit & Risk Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2015 for filing with the SEC. The Audit & Risk Committee also recommends to the shareholders the re-appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2016.

The Audit & Risk Committee of the Board of Directors

G. Scott Paterson (Chairman)

Hardwick Simmons

Phyllis Yaffe

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STATEMENT OF CORPORATE GOVERNANCE PRACTICES

National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”) adopted by the Canadian Securities Administrators (“CSA”) requires us to disclose, on an annual basis, our approach to corporate governance. The CSA has also adopted National Policy 58-201 Corporate Governance Guidelines which includes recommendations on such matters as the constitution and independence of corporate boards, their functions, the effectiveness and education of board members, and other items dealing with sound corporate governance. The Board and senior management consider good corporate governance to be central to our effective and efficient operation. Set out below is a description of certain of our corporate governance practices, as required by NI 58-101.

Board of Directors

NI 58-101 defines “independence” of directors and requires disclosure as to whether a board of directors is composed primarily of independent directors. An “independent director” generally is one who is independent of management and is free from any interest and any other business or other material relationship with the Company which could, or could reasonably be expected to, interfere with the exercise of the director’s independent judgment.

The Board currently has 12 members. As of the date of this proxy statement, ten directors are independent and two directors are non-independent as senior management of the Company.

As permitted by Canadian law, the Board resolved to set the number of directors at 12 until the Company’s next annual meeting of shareholders. Mr. Koffman, a former member of the Board, passed away in June 2015. As a result, a majority of the members of the Board are independent. In addition, the Board undertakes an annual review of the independence of all Non-Employee Directors.

The Board is currently made up of the following directors:

Michael Burns	Non-Independent as Vice Chairman
Gordon Crawford	Independent
Arthur Evrensel	Independent
Jon Feltheimer	Non-Independent as Chief Executive Officer
Frank Giustra	Independent
Harald Ludwig	Independent
Dr. John C. Malone	Independent
G. Scott Paterson	Independent
Mark H. Rachesky, M.D.	Independent
Daryl Simm	Independent
Hardwick Simmons	Independent
Phyllis Yaffe	Independent

We have taken steps to ensure that adequate structures and processes are in place to permit the Board to function independently of management. The Chairman position is held by Dr. Rachesky, an independent director. In matters that require independence of the Board from management, only the independent board members take part in the decision-making and evaluation. An in camera session occurs at the end of the Board meetings in which the non-independent directors are usually excused. Dr. Rachesky presides at the regularly scheduled executive sessions of the non-management directors.

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The Board held a total of six meetings in fiscal 2015. The attendance, in person or via teleconference, of the current directors at such meetings was as follows:

Director	Board Meetings Attended
Michael Burns	6/6
Gordon Crawford	5/6
Arthur Evrensel	6/6
Jon Feltheimer	6/6
Frank Giustra	6/6
Morley Koffman*	5/6
Harald Ludwig	6/6
Dr. John C. Malone**	0/0
G. Scott Paterson	6/6
Mark H. Rachesky, M.D.	6/6
Daryl Simm	6/6
Hardwick Simmons	6/6
Phyllis Yaffe	6/6

*	Mr. Koffman, a former member of the Board, passed away in June 2015.
**	Dr. Malone joined the Board in March 2015.

The independent board members held a total of six sessions in fiscal 2015 at which non-independent directors and members of management were not in attendance. The attendance of the current independent directors at such sessions was as follows:

Director	Independent Board Sessions Attended
Gordon Crawford	5/6
Arthur Evrensel	6/6
Frank Giustra	6/6
Morley Koffman*	5/6
Harald Ludwig	6/6
Dr. John C. Malone	0/0
G. Scott Paterson	6/6
Mark H. Rachesky, M.D.	6/6
Daryl Simm	6/6
Hardwick Simmons	6/6
Phyllis Yaffe	6/6

*	Mr. Koffman, a former member of the Board, passed away in June 2015.

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Currently, the following directors or director nominees serve on the board of directors of other Canadian and U.S. public companies listed below.

Director	Public Company Board Membership
Michael Burns	Hasbro, Inc.
Gordon Crawford	None
Arthur Evrensel	None
Jon Feltheimer	Grupo Televisa, S.A.B.
Frank Giustra	Petromanas Energy Inc., Endeavour Mining Corp., Catalyst Copper Corp.
Harald Ludwig	West Fraser Timber Co. Ltd., Canadian Overseas Petroleum Limited, Seaspan Corporation
Dr. John C. Malone	Liberty Interactive Corporation, Liberty Media Corporation, Charter Communications, Liberty Global plc, Liberty TripAdvisor Holdings, Liberty Broadband, Discovery Communications, Inc., Expedia, Inc.
G. Scott Paterson	Symbility Solutions, Apogee Silver Ltd., Engagement Labs Inc.
Mark H. Rachesky, M.D.	Emisphere Technologies, Inc., Loral Space & Communications Inc., Telesat Canada, Navistar International Corporation, Titan International, Inc.
Daryl Simm	None
Hardwick Simmons	Raymond James Financial
Phyllis Yaffe[1]	Torstar Corporation, Cineplex Entertainment LP

(1)	Cineplex Inc. owns approximately 99.6% of Cineplex Entertainment LP (CGX: TSX).

Board Mandate

Under the Corporate Governance Guidelines established by the Board, which includes the Board’s mandate, the Board has overall responsibility to review and regularly monitor the effectiveness of our fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives. Generally, the Board seeks to enhance shareholder value over the long term. The full text of our Corporate Governance Guidelines is available on the Corporate/Governance/Governance Documents section of our website at www.lionsgate.com or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

Position Descriptions

To date, we have not developed position descriptions for the Chairman positions, the chair positions of each board committee or the Chief Executive Officer. The Board determines the appropriate roles for such positions from time-to-time as serves the best interests of the Company. With respect to the Chief Executive Officer, the Board currently sets our annual objectives that become the objectives against which the Chief Executive Officer’s performance is measured.

Orientation and Continuing Education

The Nominating and Corporate Governance Committee, with the assistance of senior management, is responsible for overseeing and making recommendations to the Board regarding the orientation of new directors and a continuing education program for existing directors. Currently, the Board has an informal process for the orientation of new directors regarding the role of the Board, its committees and its directors and the nature of operation of the business. New directors meet with senior management and incumbent directors. Due to the experience level of the members of the Board, no formal continuing education program is believed to be required at this time, but the Nominating and Corporate Governance Committee monitors both external developments and the Board’s composition to determine whether such a program may become useful in the future. However, directors are made aware of their responsibility to keep themselves up to date and the Nominating and Corporate Governance Committee advises all directors of major developments in corporate governance and important trends and new legal and regulatory requirements. Additionally, from time to time,

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members of the Board participate in various leadership workshops and programs concerning topics of interest to directors of public companies as well subjects they determine keep them up-to-date with current issues relevant to their service as directors of the Company.

Ethical Business Conduct

We have a Code of Business Conduct and Ethics that applies to all our directors, officers and employees, and a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Each of the codes is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, on SEDAR at www.sedar.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices. The codes are administered by our compliance officer, or his/her designee, and our legal department, and are overseen by the Nominating and Corporate Governance Committee.

Nomination of Directors

The Nominating and Corporate Governance Committee, currently comprised of two independent directors, is responsible for reviewing proposed new members of the Board and establishing full criteria for board membership. Mr. Koffman, a former member of the Board and the former Chairman of the Nominating and Corporate Governance Committee, passed away in June 2015. The Nominating and Corporate Governance Committee is also responsible for evaluating the performance of the Board as a whole, as well as that of the individual members of the Board. The Nominating and Corporate Governance Committee is governed by a written charter adopted by the Board, which is available on the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, on SEDAR at www.sedar.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices. For further information with respect to the Nominating and Corporate Governance Committee see Information Regarding the Board of Directors and Committees of the Board of Directors — Board Committees and Responsibilities above.

Compensation

The Board, through the Compensation Committee, which is comprised of three independent directors, periodically reviews the adequacy and form of the compensation of directors and officers. The Compensation Committee is governed by a written charter, which is available in the Corporate/Governance/Governance Documents section of our website at www.lionsgate.com, on SEDAR at www.sedar.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices. For further information with respect to the Compensation Committee see Information Regarding the Board of Directors and Committees of the Board of Directors — Board Committees and Responsibilities above.

Other Board Committees

The Board also has a standing Audit & Risk Committee and Strategic Advisory Committee. For further information with respect to these committees see Information Regarding the Board of Directors and Committees of the Board of Directors — Board Committees and Responsibilities above.

Assessments

The Nominating and Corporate Governance Committee is responsible for developing our overall approach to a corporate governance system that is effective in the discharge of our obligations to our shareholders. The Nominating and Corporate Governance Committee has the mandate and responsibility to review, on a periodic basis, the performance and effectiveness of the Board as a whole, and each individual director. The Nominating and Corporate Governance Committee annually assesses and provides recommendations to the Board of Directors on the effectiveness of the committees of the Board and the contributions of the directors.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Transactions

We recognize that transactions we may conduct with any of our directors or executive officers may present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than our best interests and those of our shareholders. We have established, and the Board has adopted, a written Related Person Transactions Policy to monitor transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, in which the Company and any of the following have an interest: (i) any person who is or was an executive officer, director, or director nominee of the Company at any time since the beginning of the Company’s last fiscal year; (ii) a person who is or was an immediate family member (as defined in the policy) of an executive officer, director, or director nominee at any time since the beginning of the Company’s last fiscal year; (iii) any person who, at the time of the occurrence or existence of the transaction, is greater than 5% beneficial owner of our common shares; (iv) any person who, at the time of the occurrence or existence of the transaction, is an immediate family member (as defined in the policy) of the greater than 5% beneficial owner of our common shares; or (v) or any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in which such person has a 10% or greater beneficial ownership interest (which we refer to in this report as a “related person”). The policy covers any transaction where the aggregate amount is expected to exceed $120,000 in which a related person has a direct or indirect material interest.

Under the policy, potential related person transactions proposed to be entered into by us must be reported to our General Counsel and Chief Strategic Officer at the earliest practicable time, and shall be reviewed and approved by the Audit & Risk Committee prior to the effectiveness or consummation of the transaction, or, if it is not practicable for the Company to wait for the entire Audit & Risk Committee to consider the matter, the Audit & Risk Committee Chair (who will possess delegated authority to act between Audit & Risk Committee meetings). The Audit & Risk Committee will review the material facts of any potential related person transaction and will then approve, ratify or disapprove the transaction. In making its determination to approve or ratify a related person transaction, the Audit & Risk Committee considers such factors as: (i) the nature of the related person’s interest in the related person transaction; (ii) the approximate dollar value of the amount involved in the related person transaction; (iii) the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss; (iv) whether the transaction was or will be undertaken in the ordinary course of business of the Company; (v) whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third person; (vi) the purpose of, and the potential benefits to the Company of, the transaction; (vii) in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer, the impact of the transaction on a director’s independence; (viii) the availability of other sources for comparable products or services; (ix) whether it is a single transaction or a series of ongoing, related transactions; (x) whether entering into the transaction would be consistent with the Company’s Code of Business Conduct and Ethics; and (xii) any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction. No director or executive officer may participate in any discussion, approval or ratification of a transaction in which he or she is a related person.

The full text of the Related Person Transaction Policy is available in the Investors/Corporate Governance section on our website at www.lionsgate.com or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary.

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Relationships and Transactions

MHR Affiliates

As per the terms of that certain registration rights agreement dated as of October 22, 2009 by and among the Company and certain investment funds affiliated with Dr. Rachesky (collectively, the “MHR Affiliates”), the Company incurred certain costs related to the registration and offering of our common shares offered by the MHR Affiliates on Form S-3 dated April 7, 2015. Such costs, amounting to approximately $1.0 million, are included in general and administration expense in the consolidated statement of income in our Annual Report on Form 10-K for the year ended March 31, 2015. Following the offering, Dr. Rachesky beneficially owns approximately 27.2% of our outstanding common shares. The registration and offering was disclosed by us on a Current Report on Form 8-K dated April 7, 2015.

Atom Tickets

During the year ended March 31, 2015, we made initial investments of approximately $4.3 million in MovieFriends, LLC (“Atom Tickets”), a theatrical movie discovery service. We own an interest of approximately 18.1% in Atom Tickets. Mr. Crawford is an investor in Atom Tickets. Additionally, Ms. Yaffe was appointed to its board of directors as a result of our investment.

Icon International

In April 2012, we entered into a three year vendor subscription agreement (the “Vendor Agreement”) with Icon International, Inc. (“Icon”), a company which directly reports to Omnicom Group, Inc. Mr. Simm is the Chairman and Chief Executive Officer of Omnicom Media Group, a division of Omnicom Group, Inc. Under the Vendor Agreement, we agreed to purchase media advertising of approximately $7.6 million per year through Icon, and Icon agreed to reimburse us for certain operating expenses of approximately $1.3 million per year. The actual amount of media advertising to be purchased is determined using a formula based upon values assigned to various types of advertising, as set forth in the Vendor Agreement. For accounting purposes, the operating expenses incurred by us will be expensed in full and the reimbursements from Icon will be treated as a discount on media advertising and will be reflected as a reduction of advertising expense as the media advertising costs are incurred by us. The Vendor Agreement may be terminated by us effective as of any Vendor Agreement year end with six months’ notice. During the year ended March 31, 2015, Icon paid us $1.3 million (2014 — $1.3 million, 2013 — $1.3 million), and we incurred $5.7 million (2014 — $6.0 million, 2013 — $10.5 million) in media advertising expenses with Icon under the Vendor Agreement.

Exchange Agreement with Dr. Malone

As noted in Proposal 1, on March 27, 2015, pursuant to the terms of the Exchange Agreement, a subsidiary of the Company exchanged 4,967,695 of its newly issued common shares for 2,118,038 shares of Series A common stock of Starz and 2,590,597 shares of Series B common stock of Starz held by certain affiliates of Dr. Malone. After the closing of the Exchange, on March 27, 2015, the Company appointed Dr. Malone to its Board. Pursuant to the Exchange Agreement, the Company has agreed to nominate Dr. Malone for election to its Board at each annual meeting of the Company’s stockholders that occurs prior to the earlier of (x) the date that is two years from the closing of the Exchange and (y) such time as both of the following occur: (i) the affiliates of Dr. Malone collectively hold less than 75% of the 4,967,695 newly issued common shares of the Company and (ii) Dr. Malone and his affiliates collectively hold less than 2.7% of the Company’s outstanding common shares.

In addition, in connection with the closing of the Exchange, on March 27, 2015, the subsidiary of the Company granted certain affiliates of Dr. Malone irrevocable proxies to vote the shares of Starz received by the subsidiary of the Company, except with respect to proposals related to extraordinary transactions or proposals related to the issuance or sale of securities. The irrevocable proxies will automatically terminate (1) as to a particular share upon any sale or transfer of such share to a third party, (2) in their entirety at such time as Dr. Malone is no longer a member of the Company’s Board or (3) in their entirety upon the occurrence of a “Change of Control” (as defined in the Exchange Agreement) of Starz.

Hasbro

In July 2015, the Company announced that it had partnered with Hasbro, Inc. to co-produce a theatrical film based on the board game entitled Monopoly. Mr. Burns is a member of the board of directors of Hasbro.

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Transactions with Equity Method Investees

In the ordinary course of business, we are involved in related party transactions with equity method investees. These related party transactions primarily relate to the licensing and distribution of the Company’s films and television programs, for which the impact on the Company’s consolidated balance sheets and consolidated statements of income is as follows:

	March 31,
	2015	2014
	(Amounts in thousands)
Consolidated Balance Sheets
Accounts receivable(1)	$27,218	$29,115

Participations payable(2)	$9,929	$30,366
Deferred revenue(3)	18,123	15,158

Total due to related parties	$28,052	$45,524

	Year Ended March 31,
	2015	2014	2013
	(Amounts in thousands)
Consolidated Statements of Income
Revenues(1)	$59,819	$51,919	$96,871
Direct operating expense(2)	$13,904	$32,700	$9,456
Distribution and marketing expenses(4)	$827	$2,132	$700

(1)	Represents primarily revenues and accounts receivable from EPIX and Pop from the licensing of films and television programs. Also includes revenues and accounts receivable from FEARnet for fiscal 2014 and fiscal 2013.
(2)	Represents participation expense and participations payable associated with the distribution of certain theatrical titles for Roadside Attractions and Pantelion Films.
(3)	Represents deferred revenue from licensing arrangements discussed in footnote 1 above for EPIX and FEARnet.
(4)	Represents distribution fees incurred related to Roadside Attractions in connection with the theatrical release of certain films.

ACCOUNTANTS’ FEES

During fiscal 2015 and 2014, we retained our independent registered public accounting firm, Ernst & Young LLP, to provide services in the categories listed below. The following are the aggregate fees billed for each of the last two fiscal years for such services:

	Years Ended March 31,
	2015	2014
Audit Fees	$2,826,596	$2,346,928
Audit-Related Fees	$287,680	$162,500
Tax Fees	$5,528,165	$2,826,447

Audit Fees includes fees associated with the annual audit of our financial statements, the audit of the effectiveness of internal control over financial reporting, reviews of our Quarterly Reports on Form 10-Q, consultation with the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards, or interpretations by the SEC, the Financial Accounting Standards Board or other regulatory or standard-setting bodies, international statutory audits, and services that only the independent auditors can reasonably provide, such as services associated with SEC registration statements or other documents issued in connection with securities offerings (including consents and comfort letters). Audit-Related Fees of $287,680 and $162,500 were principally for attestation services not required by statute or regulation for the years ended March 31, 2015 and 2014, respectively. Tax Fees consist of $4,325,555 and $1,239,368 for professional services related to tax compliance, including foreign tax return preparation and transfer pricing studies and consultations, for the years ended March 31, 2015 and 2014, respectively, as well as $1,202,610 and $1,587,079 for professional services related to tax planning and tax advisory services for the years ended March 31, 2015 and 2014, respectively.

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Pursuant to the Audit & Risk Committee’s policy to pre-approve all permitted audit and non-audit services, the Audit & Risk Committee pre-approved all professional services provided by Ernst & Young LLP during fiscal 2015 and determined that the provision of non-audit services in fiscal 2015 was compatible with maintaining Ernst & Young LLP’s independence.

The Audit & Risk Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the full Audit  & Risk Committee at its next scheduled meeting.

OTHER INFORMATION

Information regarding the Company is contained in its Annual Report on Form 10-K and other periodic reports required by Section 13(a) or 15(d) of the Exchange Act. The Company makes available, free of charge through its website (www.lionsgate.com), its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with or furnished to the SEC. These reports can be found under “SEC Filings” through the “Investors” section of the Company’s website. The exhibits to our Annual Report on Form 10-K are available to any shareholder who (a) submits a written request to us at 2700 Colorado Avenue, Santa Monica, California 90404, Attn: Investor Relations and (b) provides payment of charges that approximate our cost of reproduction. The exhibits to our Annual Report on Form 10-K are also available at no charge on the SEC’s website at www.sec.gov and on SEDAR at www.sedar.com.

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

DIRECTORS’ APPROVAL

The contents and sending of this proxy statement to shareholders of the Company have been approved by the Board.

By Order of The Board of Directors,

Jon Feltheimer

Chief Executive Officer

Santa Monica, California

Vancouver, British Columbia

July 29, 2015

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EXHIBIT A

NON-GAAP FINANCIAL MEASURES

Reconciliation of Annual Net Income to EBITDA and adjusted EBITDA

	Year Ended March 31,
	2015(1)	2014	2013
	(Amounts in thousands)
Net income	$181,781	$152,037	$232,127
Depreciation and amortization	6,586	6,539	8,290
Cash interest	39,657	48,960	75,322
Noncash interest expense	12,819	17,210	18,258
Interest and other income	(2,790)	(6,030)	(4,036)
Income tax provision (benefit)	31,627	32,923	(75,756)

EBITDA	$269,680	$251,639	$254,205

Stock-based compensation(2)	80,310	72,119	47,665
Restructuring and other items(3)	10,725	7,500	2,575
Loss on extinguishment of debt	11,664	39,572	24,089
Backstopped prints and advertising expense	12,509	—	1,155

Adjusted EBITDA(1)	$384,888	$370,830	$329,689

(1)	The definition of Adjusted EBITDA now includes the gains or losses from the sale of equity method investments. Accordingly, Adjusted EBITDA for the fiscal year ended March 31, 2015 has been revised to include the $11.4 million gain on the sale of the Company’s interest in FEARnet which occurred in the first quarter ended June 30, 2014. This change is consistent with the Company’s increasing investment activity and practice of including equity interest income and losses from equity method investments in Adjusted EBITDA. Prior to the sale of FEARnet, the Company recognized cumulative equity interest losses before income taxes of approximately $11.7 million from its interest in FEARnet.

(2)	The years ended March 31, 2015, 2014 and 2013 include cash settled SARs expense of $1.9 million, $10.9 million, and $12.0 million, respectively.

(3)	Restructuring and other items includes certain unusual items, such as severance and restructuring charges, certain transaction related costs, and the settlement of an administrative order, when applicable. Amounts in the year ended March 31, 2015 primarily represent severance costs associated with the integration of the marketing operations of the Company’s Lionsgate and Summit film labels and costs related to the move of our international sales and distribution organization to the United Kingdom amounting to an aggregate of $9.1 million. Approximately $1.2 million of these costs are non-cash charges resulting from the acceleration of vesting of stock awards. In addition, the remaining amount for the year ended March 31, 2015 includes transaction costs related to the registration and offering of common shares by a shareholder, for which the Company received no proceeds, pursuant to a preexisting registration rights agreement dated October 22, 2009, and costs related to the previously disclosed Starz Exchange transaction. Amounts in the year ended March 31, 2014 represent the settlement of an administrative order. Amounts in the year ended March 31, 2013 represent severance and transaction costs related to the acquisition of Summit Entertainment.

EBITDA is defined as earnings before interest, income tax provision or benefit, and depreciation and amortization. EBITDA is a non-GAAP financial measure.

Adjusted EBITDA represents EBITDA as defined above adjusted for stock-based compensation, restructuring and other items, loss on extinguishment of debt, and backstopped prints and advertising expense. Stock-based compensation represents compensation expenses associated with stock options, restricted share units and cash and equity settled stock appreciation rights (“SARs”). Restructuring and other items includes certain unusual items, such as severance and restructuring charges, certain transaction related costs, and the settlement of an

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administrative order (in fiscal 2014), when applicable. Backstopped prints and advertising expense (“P&A”) represents the amount of theatrical marketing expense for third party titles that the Company funded and expensed for which a third party provides a first dollar loss guarantee (subject to a cap) that such expense will be recouped from the performance of the film (which results in minimal risk of loss to the Company). The amount represents the P&A expense incurred net of the impact of expensing the P&A cost over the revenue streams similar to a participation expense (i.e. the P&A under these arrangements are being expensed similar to a participation cost for purposes of the adjusted measure). Adjusted EBITDA is a non-GAAP financial measure.

We believe EBITDA and Adjusted EBITDA to be meaningful indicators of our performance that provide useful information to investors regarding our financial condition and results of operations. EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. While we consider EBITDA and Adjusted EBITDA to be important measures of comparative operating performance, they should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP. EBITDA and Adjusted EBITDA do not reflect cash available to fund cash requirements. Not all companies calculate EBITDA or Adjusted EBITDA in the same manner and the measures, as presented, may not be comparable to similarly-titled measures presented by other companies.

Reconciliation of Annual Free Cash Flow

to Net Cash Flows Provided by Operating Activities

	Year Ended March 31,
	2015	2014	2013
	(Amounts in thousands)
Net Cash Flows Provided By Operating Activities	$96,509	$252,512	$276,119
Purchases of property and equipment	(17,013)	(8,799)	(2,581)
Net borrowings under and (repayment) of production loans	182,061	14,542	6,941

Free Cash Flow, as defined	$261,557	$258,255	$280,479

Free cash flow is defined as net cash flows provided by operating activities, less purchases of property and equipment, plus or minus the net increase or decrease in production loans, plus or minus excess tax benefits on equity-based compensation awards. The adjustment for the production loans is made because the GAAP based cash flows from operations reflects a non-cash reduction of cash flows for the cost of films and television programs associated with production loans prior to the time the Company actually pays for the film or television program. The Company believes that it is more meaningful to reflect the impact of the payment for these films and television programs in its free cash flow when the payments are actually made.

Free cash flow is a non-GAAP financial measure as defined in Regulation G promulgated by the Securities and Exchange Commission. This non-GAAP financial measure is in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

We believe this non-GAAP measure provides useful information to investors regarding cash that our operating businesses generate whether classified as operating or financing activity (related to the production of our films and television programs) within our GAAP based statement of cash flows, before taking into account cash movements that are non-operational. Free cash flow is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry. Not all companies calculate free cash flow in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies.

A-2    Lions Gate 2015 Proxy Statement

Reconciliation of Annual Income Before Income Taxes, Net Income, Basic and Diluted EPS to Adjusted Income Before Income Taxes, Adjusted Net Income, and Adjusted Basic and Diluted EPS

	Year Ended March 31, 2015*
	Income before income taxes	Net income	Basic EPS*	Diluted EPS**
	(Amounts in thousands, except per share amounts)
As reported	$213,408	$181,781	$1.31	$1.23
Stock-based compensation(1)	80,310	51,398	0.37	0.34
Restructuring and other items(2)	10,725	7,437	0.05	0.05
Loss on extinguishment of debt(3)	11,664	8,889	0.06	0.06
Backstopped prints and advertising expense(4)	12,509	8,006	0.06	0.05

As adjusted for stock-based compensation, restructuring and other items, loss on extinguishment of debt, and backstopped prints and advertising expense *	$328,616	$257,511	$1.85	$1.73

*	The definition of adjusted income before income taxes, adjusted net income and adjusted earnings per share now includes the gains or losses from the sale of equity method investments. Accordingly, adjusted income before income taxes, and adjusted net income has been revised to now include the gain on the April 2014 sale of the Company’s interest in FEARnet of $11.4 million ($7.2 million after income taxes) and representing adjusted basic and diluted earnings per share of $0.05 for the year ended March 31, 2015. This change is consistent with the Company’s increasing investment activity and practice of including equity interest income and losses from equity method investments in adjusted income before income taxes, adjusted net income and adjusted earnings per share. Prior to the sale of FEARnet, the Company recognized cumulative equity interest losses before income taxes of approximately $11.7 million from the Company’s interest in FEARnet.

	Year Ended March 31, 2014
	Income before income taxes	Net income	Basic EPS*	Diluted EPS**
	(Amounts in thousands, except per share amounts)
As reported	$184,960	$152,037	$1.11	$1.04
Stock-based compensation(1)	72,119	45,435	0.33	0.29
Restructuring and other items(2)	7,500	7,500	0.05	0.05
Loss on extinguishment of debt(3)	39,572	24,930	0.18	0.16
Tax valuation allowance(5)	—	(12,030)	(0.09)	(0.08)

As adjusted for stock-based compensation, restructuring and other items, loss on extinguishment of debt and valuation allowance	$304,151	$217,872	$1.58	$1.47

	Year Ended March 31, 2013
	Income before income taxes	Net income	Basic EPS*	Diluted EPS**
	(Amounts in thousands, except per share amounts)
As reported	$156,371	$232,127	$1.73	$1.61
Stock-based compensation(1)	47,665	30,186	0.22	0.20
Loss on extinguishment of debt(3)	24,089	15,255	0.11	0.10
Tax valuation allowance(5)	—	(141,087)	(1.05)	(0.94)

As adjusted for stock-based compensation, loss on extinguishment of debt and valuation allowance	$228,125	$136,481	$1.01	$0.96

**	Basic and Diluted EPS amounts may not add precisely due to rounding

Lions Gate 2015 Proxy Statement    A-3

Adjusted income before income taxes, adjusted net income and adjusted basic and diluted EPS are adjusted for the following items (The adjustment to net income is net of the tax impact calculated using the statutory tax rate applicable to each adjustment):

(1)	Stock-based compensation: Adjustments for stock-based compensation represents compensation expenses associated with stock options, restricted share units, cash and equity settled SARs.

(2)	Restructuring and other items: Adjustments for certain unusual items, such as severance and restructuring charges, certain transaction related costs, and the settlement of an administrative order, when applicable. Amounts in the year ended March 31, 2015 primarily represent severance costs associated with the integration of the marketing operations of the Company’s Lionsgate and Summit film labels and costs related to the move of our international sales and distribution organization to the United Kingdom. A portion of these costs are non-cash charges resulting from the acceleration of vesting of stock awards. In addition, the remaining amount for the year ended March 31, 2015 includes transaction costs related to the registration and offering of common shares by a shareholder, for which the Company received no proceeds, pursuant to a preexisting registration rights agreement dated October 22, 2009, and costs related to the previously disclosed Starz Exchange transaction. Amounts in the year ended March 31, 2014 represent the settlement of an administrative order. Amounts in the year ended March 31, 2013 represent severance and transaction costs related to the acquisition of Summit Entertainment.

(3)	Loss on extinguishment of debt: This adjusts income before income taxes and net income to eliminate the loss on extinguishment of debt.

(4)	Backstopped prints and advertising expense: This adjusts income before income taxes and net income to eliminate the amount of theatrical marketing expense for third party titles that the Company funded and expensed for which a third party provides a first dollar loss guarantee (subject to a cap) that such expense will be recouped from the performance of the film (which results in minimal risk of loss to the company). The amount represents the P&A expense incurred net of the impact of expensing the P&A cost over the revenue streams similar to a participation expense (i.e. the P&A under these arrangements are being expensed similar to a participation cost for purposes of the adjusted measure).

(5)	Tax valuation allowance: This adjusts net income to eliminate the discrete tax benefit recognized for financial reporting purposes upon the reduction of the Company’s valuation allowance on its net deferred tax assets in our various tax jurisdictions. A substantial portion of the Company’s valuation allowance was reversed in the year ended March 31, 2013 due to the expectation of the realization of the related net deferred tax assets in future tax returns. A further reduction in the valuation allowance related to the Company’s Canadian net deferred tax assets was reversed in the year ended March 31, 2014.

We believe that these non-GAAP measures provide useful information to investors regarding the Company’s results as compared to historical periods. The Company uses these measures, among other measures, to evaluate the operating performance of the Company. The Company believes that the adjusted results provide relevant and useful information for investors because they clarify the Company’s actual operating performance and allow investors to review our operating performance in the same way as our management. Since these measures are not calculated in accordance with generally accepted accounting principles, they should not be considered in isolation of, or as a substitute for income before income taxes, net income, basic and diluted EPS. Not all companies calculate adjusted income before income taxes, adjusted net income, and adjusted basic and diluted EPS in the same manner and the measures as presented may not be comparable to similarly titled measures presented by other companies.

A-4    Lions Gate 2015 Proxy Statement

PROXY

LIONS GATE ENTERTAINMENT CORP.

250 Howe Street, 20th Floor

Vancouver, British Columbia V6C 3R8

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS

COMMON SHARES

The undersigned holder of Common Shares of Lions Gate Entertainment Corp., a British Columbia corporation (the “Company”), hereby appoints Michael Burns, Jon Feltheimer, James W. Barge and Wayne Levin, and each of them, or in the place of the foregoing                                         , (print name), as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse, all of the Common Shares of the Company that the undersigned is entitled to vote at the 2015 Annual General and Special Meeting of Shareholders of the Company (the “Annual Meeting”), to be held at the Shangri-La Hotel, 188 University Avenue, Toronto, Ontario, M5H 0A3, Canada, on Tuesday, September 15, 2015, beginning at 10:00 a.m., local time, or at any continuations, adjournments or postponements thereof.

If the shareholder does not want to appoint the persons named in this instrument of proxy, he/she should strike out his/her name and insert in the blank space provided the name of the person he/she wishes to act as his/her proxy. Such other person need not be a shareholder of the Company.

This form of proxy must be completed, dated and signed and returned by mail in the envelope provided for that purpose, by fax to (302) 295-3811 or by Internet to: www.ivselection.com/lionsgate2015 prior to or at the Annual Meeting prior to the closing of the polls. If completing by fax, please ensure you fax both sides of this form of proxy.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  Detach here from proxy voting card  ▲

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on September 15, 2015.

The notice of the Annual Meeting, the proxy statement and this proxy card first will be mailed to shareholders on or about July 30, 2015. The Company’s proxy statement and fiscal 2015 Annual Report to Shareholders are also available in the Corporate/Reports section on our website at www.lionsgate.com.

1. Election of Directors										Mark Here for Address Change or Comments		☐
The Board of Directors recommends that you vote FOR the following director nominees:								The Board of Directors recommends that you vote FOR proposals 2 and 3:		PLEASE SEE REVERSE SIDE
	FOR	WITHHOLD	ABSTAIN		FOR	WITHHOLD	ABSTAIN			FOR	WITHHOLD	ABSTAIN
01 Michael Burns	☐	☐	☐	07 Dr. John C. Malone	☐	☐	☐	2.	Proposal to reappoint Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending March 31, 2016.	☐	☐	☐
02 Gordon Crawford	☐	☐	☐	08 G. Scott Paterson	☐	☐	☐
										FOR	AGAINST	ABSTAIN
03 Arthur Evrensel	☐	☐	☐	09 Mark H. Rachesky, M.D.	☐	☐	☐	3.	Proposal to conduct an advisory vote to approve executive compensation.	☐	☐	☐
04 Jon Feltheimer	☐	☐	☐	10 Daryl Simm	☐	☐	☐
										FOR	AGAINST	ABSTAIN
05 Frank Giustra	☐	☐	☐	11 Hardwick Simmons	☐	☐	☐	4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐
06 Harald Ludwig	☐	☐	☐	12 Phyllis Yaffe	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4.

The undersigned hereby acknowledges receipt of (i) the Notice of the Annual General and Special Meeting of Shareholders, (ii) the Proxy Statement and (iii) the Company’s 2015 Annual Report to Shareholders.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED.

Signature	Signature	Date
Title	Title	Title

IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

▲  Detach here from proxy voting card  ▲

LIONS GATE ENTERTAINMENT CORP. OFFERS SHAREHOLDERS OF RECORD

THREE WAYS TO VOTE YOUR PROXY

YOUR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES

IN THE SAME MANNER AS IF YOU HAD RETURNED YOUR PROXY CARD. WE ENCOURAGE YOU

TO USE THIS COST EFFECTIVE AND CONVENIENT WAY OF VOTING, 24 HOURS A DAY,

7 DAYS A WEEK.

INTERNET VOTING	OR	VOTING BY MAIL	OR	VOTING BY FAX
Visit the Internet voting website at www.ivselection.com/lionsgate2015. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges.

Simply sign and date your proxy card and return it in the postage-paid envelope to IVS Associates Inc., Attn: Lionsgate Proxy Tabulation, 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801. If you are voting by Internet, please do not mail your proxy card.

Simply sign and date your proxy card and fax it to IVS Associates Inc., Attn: Lionsgate Proxy Tabulation at Fax Number (302) 295-3811. Please ensure you fax both sides of this form of proxy.